Exhibit 10.1

Execution Version

CREDIT AGREEMENT

among

LATTICE SEMICONDUCTOR CORPORATION,

THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE VARIOUS LENDERS FROM TIME TO TIME PARTY HERETO

and

JEFFERIES FINANCE LLC,

as ADMINISTRATIVE AGENT

Dated as of March 10, 2015

JEFFERIES FINANCE LLC

and

HSBC SECURITIES (USA) INC.,

as LEAD ARRANGERS and BOOK RUNNERS,

JEFFERIES FINANCE LLC,

as SYNDICATION AGENT,

and

HSBC SECURITIES (USA) INC.

and

ING CAPITAL LLC,

as CO-DOCUMENTATION AGENTS

i

5.11.	Mortgage; Title Insurance; Survey; Landlord Waivers; etc	64
5.12.	Financial Statements; Pro Forma Balance Sheet; Projections	65
5.13.	Solvency Certificate; Insurance Certificates	65
5.14.	Fees, etc	65
5.15.	Patriot Act	66

SECTION 6.	Conditions Precedent to All Incremental Term Loans after the Closing Date.	66

6.01.	No Default; Representations and Warranties	66
6.02.	Notice of Borrowing	66

SECTION 7.	Representations, Warranties and Agreements.	67

7.01.	Company Status	67
7.02.	Power and Authority	67
7.03.	No Violation	67
7.04.	Approvals	68
7.05.	Financial Statements; Financial Condition; Undisclosed Liabilities; Projections	68
7.06.	Litigation	69
7.07.	True and Complete Disclosure	69
7.08.	Use of Proceeds; Margin Regulations	70
7.09.	Tax Returns and Payments	70
7.10.	Compliance with ERISA	70
7.11.	Security Documents	71
7.12.	Properties	72
7.13.	[Reserved]	72
7.14.	Subsidiaries	72
7.15.	Compliance with Statutes, etc	72
7.16.	Investment Company Act, etc	72
7.17.	Insurance	73
7.18.	Environmental Matters	73
7.19.	Employment and Labor Relations	73
7.20.	Intellectual Property, etc	73
7.21.	Indebtedness	74
7.22.	Anti-Terrorism Law; OFAC; FCPA	74

SECTION 8.	Affirmative Covenants	75

8.01.	Information Covenants	75
8.02.	Books, Records and Inspections; Annual Lender Meetings	77
8.03.	Maintenance of Property; Insurance	78
8.04.	Existence; Franchises	78
8.05.	Compliance with Statutes, etc	79
8.06.	Compliance with Environmental Laws	79
8.07.	ERISA	79
8.08.	End of Fiscal Years	80
8.09.	Performance of Obligations	80
8.10.	Payment of Taxes	80
8.11.	Use of Proceeds	80
8.12.	Additional Security; Further Assurances; etc	80
8.13.	Designation of Unrestricted Subsidiaries	81
8.14.	Certain Matters Relating to Target	82

8.15.	Permitted Acquisitions	82
8.16.	Ratings	83
8.17.	Post Closing Obligations	83

SECTION 9.	Negative Covenants.	83

9.01.	Liens	83
9.02.	Consolidation, Merger, Purchase or Sale of Assets, etc	87
9.03.	Dividends	89
9.04.	Indebtedness	90
9.05.	Advances, Investments and Loans	93
9.06.	Transactions with Affiliates	97
9.07.	[Reserved]	97
9.08.	[Reserved]	97
9.09.	[Reserved]	97
9.10.	Modifications of Acquisition Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc	98
9.11.	Limitation on Certain Restrictions on Subsidiaries	99
9.12.	Limitation on Issuance of Equity Interests	100
9.13.	Business; etc	100
9.14.	Limitation on Creation of Subsidiaries	100
9.15.	Anti-Terrorism Law; Anti-Money Laundering; Embargoed Person	101

SECTION 10.	Events of Default.	102

10.01.	Payments	102
10.02.	Representations, etc	102
10.03.	Covenants	102
10.04.	Default Under Other Agreements	103
10.05.	Bankruptcy, etc	103
10.06.	ERISA	103
10.07.	Security Documents	104
10.08.	Guaranty	104
10.09.	Judgments	104
10.10.	Change of Control	104
10.11.	RCF Intercreditor Agreement	104

SECTION 11.	The Administrative Agent.	105

11.01.	Appointment	105
11.02.	Nature of Duties	105
11.03.	Lack of Reliance on the Administrative Agent	106
11.04.	Certain Rights of the Administrative Agent	106
11.05.	Reliance	106
11.06.	Indemnification	106
11.07.	The Administrative Agent in its Individual Capacity	107
11.08.	Holders	107
11.09.	Resignation by the Administrative Agent	107
11.10.	Collateral Matters	108
11.11.	Delivery of Information	108
11.12.	Withholding	109
11.13.	The Administrative Agent May File Proof of Claims	109

SECTION 12.	Miscellaneous.	109

12.01.	Payment of Expenses, etc	109
12.02.	Right of Setoff	111
12.03.	Notices	111
12.04.	Benefit of Agreement; Assignments; Participations	112
12.05.	No Waiver; Remedies Cumulative	114
12.06.	Payments Pro Rata	114
12.07.	Calculations; Computations	115
12.08.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	115
12.09.	Counterparts	116
12.10.	[Reserved]	116
12.11.	Headings Descriptive	116
12.12.	Amendment or Waiver; etc	116
12.13.	Survival	119
12.14.	Domicile of Term Loans	119
12.15.	Register	119
12.16.	Confidentiality	119
12.17.	[Reserved]	120
12.18.	Patriot Act	120
12.19.	Interest Rate Limitation	120
12.20.	Lender Action	121
12.21.	Absence of Fiduciary Duties	121
12.22.	OTHER LIENS ON COLLATERAL; TERMS OF RCF INTERCREDITOR AGREEMENT; ETC	121

SCHEDULES

SCHEDULE 1.01	Term Loan Commitments
SCHEDULE 7.06	Litigation
SCHEDULE 7.10	Plans
SCHEDULE 7.12	Real Property
SCHEDULE 7.14	Subsidiaries
SCHEDULE 7.17	Insurance
SCHEDULE 7.20	Intellectual Property Matters
SCHEDULE 7.21	Existing Indebtedness
SCHEDULE 8.17	Post-Closing Obligations
SCHEDULE 9.01	Existing Liens
SCHEDULE 9.05	Existing Investments
SCHEDULE 9.05(ix)	Post-Closing Consolidation Matters

EXHIBITS

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of Term Note
EXHIBIT B-2	Form of Incremental Term Note
EXHIBIT B-3	Form of Extended Term Note
EXHIBIT C	Form of Incremental Term Loan Commitment Agreement
EXHIBIT D-1	Form of U.S. Tax Compliance Certificate

EXHIBIT D-2	Form of U.S. Tax Compliance Certificate
EXHIBIT D-3	Form of U.S. Tax Compliance Certificate
EXHIBIT D-4	Form of U.S. Tax Compliance Certificate
EXHIBIT E	[Reserved]
EXHIBIT F	Form of Officers’ Certificate
EXHIBIT G	Form of Guaranty and Collateral Agreement
EXHIBIT H	Form of Solvency Certificate
EXHIBIT I	Form of Compliance Certificate
EXHIBIT J	Form of Assignment and Acceptance Agreement
EXHIBIT K	Form of Intercompany Note

v

CREDIT AGREEMENT, dated as of March 10, 2015 among LATTICE SEMICONDUCTOR CORPORATION, a Delaware corporation (the “Borrower”), the Subsidiary Guarantors party hereto from time to time, the Lenders party hereto from time to time and JEFFERIES FINANCE LLC, as Administrative Agent. All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the term loan facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Definitions and Accounting Terms.

1.01. Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or (y) 100% of the Equity Interests of any such Person, which Person shall, as a result of the acquisition of such Equity Interests, become a Wholly-Owned Restricted Subsidiary of the Borrower (or shall be merged with and into the Borrower or another Wholly-Owned Restricted Subsidiary of the Borrower, provided that, in the case of any merger involving (x) the Borrower, the Borrower shall be the surviving or continuing Person and (y) involving a Subsidiary Guarantor, a Subsidiary Guarantor shall be the surviving or continuing Person).

“Acquisition” shall mean the Borrower’s acquisition, through MergerCo, of 100% of the issued and outstanding Equity Interests of the Target in accordance with the terms and conditions of the Acquisition Agreement.

“Acquisition Agreement” shall mean the Merger Agreement, dated as of January 26, 2015, among the Borrower, MergerCo and the Target, together with the annexes, schedules, exhibits and attachments thereto, in each case, as the same may be amended, modified and/or supplemented from time to time, in accordance with the terms hereof and thereof.

“Acquisition Documents” shall mean the Acquisition Agreement, the plan of arrangement referred to therein and all other agreements and documents relating to the Acquisition, in each case, as amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Additional Security Documents” shall have the meaning provided in Section 8.12.

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense, non-cash interest expense and stock-based compensation expenses) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.

“Administrative Agent” shall mean Jefferies Finance LLC, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 11.09.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any Subsidiary thereof. For purposes of this Agreement, Jefferies LLC and its Affiliates shall be deemed Affiliates of Jefferies Finance LLC.

“Aggregate Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (i) the aggregate amount of all cash paid (or to be paid) by the Borrower or any of its Restricted Subsidiaries in connection with such Permitted Acquisition (including, without limitation, payments of fees and costs and expenses in connection therewith) and all contingent cash purchase price, earn-out, non-compete and other similar cash obligations of the Borrower and its Restricted Subsidiaries incurred and reasonably expected to be incurred in connection therewith (as determined in good faith by the Borrower), (ii) the aggregate principal amount of all Indebtedness assumed, incurred, refinanced and/or issued in connection with such Permitted Acquisition to the extent permitted by Section 9.04, and (iii) the Fair Market Value of all other consideration payable in connection with such Permitted Acquisition (excluding, for purposes of this clause (iii), the Fair Market Value of any Borrower Common Stock and/or Qualified Preferred Stock issued (or to be issued) as consideration in connection with such Permitted Acquisition).

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Anti-Terrorism Laws” shall have the meaning provided in Section 7.22.

“Applicable Excess Cash Flow Percentage” shall mean, with respect to any Excess Cash Flow Payment Date, 75%; provided that so long as no Default or Event of Default is then in existence, if the Total Leverage Ratio for the Test Period ended on the last day of the relevant Excess Cash Flow Payment Period (as set forth in the officer’s certificate delivered (or required to be delivered) with respect to such Test Period pursuant to Section 8.01(e)) is (i) less than 1.50:1.00 but greater than or equal to 1.25:1.00, then the Applicable Excess Cash Flow Percentage shall instead be 50%, (ii) less than 1.25:1.00 but greater than or equal to 1.00:1.00, then the Applicable Excess Cash Flow Percentage shall instead by 25%, or (ii) less than 1.00:1.00, then the Applicable Excess Cash Flow Percentage shall instead be 0%.

“Applicable Margin” shall mean a percentage per annum equal to (i) in the case of Base Rate Loans, 3.25% and (ii) in the case of LIBOR Loans, 4.25%.

“Approved Fund” shall mean any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Restricted Subsidiaries to any Person (including by way of redemption by such Person) other than to Borrower or a Wholly-Owned Restricted Subsidiary of the Borrower of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person), but (x) excluding sales of inventory in the ordinary course of business and sales, transfers or other dispositions of assets pursuant to Sections 9.02(ii), (vi), (vii), (viii), (ix), (x), (xii), (xiv), (xv) and (xvii) and (y) any other sale, transfer or disposition (for such purpose, treating any series of related sales, transfers or dispositions as a single such transaction) that generates Net Sale Proceeds of less than $1,000,000.

“Assignment and Acceptance Agreement” shall mean an Assignment and Acceptance Agreement substantially in the form of Exhibit J (appropriately completed) with such amendments as may be approved by the Administrative Agent.

“Auction” shall have the meaning provided in Section 2.16(a).

“Auction Manager” shall have the meaning provided in Section 2.16(a).

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the board of directors of the Borrower to deliver such notices pursuant to this Agreement, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer, the corporate controller, the treasurer or the principal accounting officer of the Borrower, and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the Borrower.

“Bankruptcy Code” shall have the meaning provided in Section 10.05.

“Base Rate” shall mean, at any time, the highest of (i) the Prime Lending Rate at such time, (ii) 1/2 of 1% per annum in excess of the overnight Federal Funds Rate at such time, (iii) the LIBO Rate for a LIBOR Loan denominated in dollars with a one-month interest period commencing on such day plus 1.00% and (iv) 2.00% per annum. For purposes of this definition, the LIBO Rate shall be determined using the LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of LIBO Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate, respectively.

“Base Rate Loan” shall mean each Term Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Common Stock” shall have the meaning provided in Section 7.13.

“Borrower Model” means that certain financial model prepared by the Borrower relating to the Transactions and delivered to the Administrative Agent on February 10, 2015.

“Borrowing” shall mean the borrowing of one Type of Term Loan of a single Tranche from all the Lenders having Term Loan Commitments (or outstanding Term Loans) of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having in the case of LIBOR Loans the same Interest Period, provided that (x) Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of LIBOR Loans and (y) any Incremental Term Loans incurred pursuant to Section 2.01(c) that are being added to a then existing Tranche of Term Loans pursuant to Section 2.14(c) shall be considered part of the related Borrowing of the then outstanding Tranche of Term Loans to which such Incremental Term Loans are added.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to (x) all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans and (y) all determinations of the Base Rate pursuant to clause (iii) of the definition of “Base Rate”, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank market.

“Calculation Period” shall mean, with respect to any Permitted Acquisition, any Significant Asset Sale, any Significant Investment, any incurrence or issuance of Incremental Term Loans or Specified Permitted Indebtedness or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition, Significant Asset Sale, Significant Investment, incurrence or issuance of Incremental Term Loans or Specified Permitted Indebtedness or other event for which financial statements have been delivered to the Lenders pursuant to Section 8.01(a) or (b), as applicable; provided that, with respect to any event required to be calculated on a Pro Forma Basis that occurs prior to the date on which financial statements have been (or are required to be) delivered pursuant to Section 8.01(a) for the fiscal quarter ending closest to March 31, 2015, the “Calculation Period” shall be the period of four consecutive fiscal quarters of the Borrower ending closest to December 31, 2014 (taken as one accounting period), with Consolidated EBITDA (prior to giving pro forma effect to the applicable event required to be calculated on a Pro Forma Basis) being as set forth in the definition of “Test Period”.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of all Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than one year from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P 1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i), (ii), (iii), (iv), and (v) above, and (vii) in the case of any Foreign Subsidiary only, substantially similar investments of the type described in clauses (i), (ii), (iii), and (vi) above denominated in foreign currencies and from similarly capitalized and rated foreign banks in the jurisdiction in which such Foreign Subsidiary is organized.

“Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 30% or more on a fully diluted basis of the economic or voting interests in the Borrower’s capital stock or (ii) a “change of control” or similar event shall occur as provided in any Specified Permitted Indebtedness or Qualified Preferred Stock (or, in either case, the documentation governing the same).

“Claims” shall have the meaning provided in the definition of “Environmental Claims”.

“Closing Date” shall mean the date on which the initial Borrowing of Term Loans occurs hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all GCA Collateral and all Mortgaged Properties.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum dated February 2015 prepared by or on behalf of the Borrower in connection with the Transaction and delivered to the Administrative Agent and the Lenders prior to the Closing Date.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of the Borrower and its Restricted Subsidiaries at such time determined in accordance with GAAP.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Restricted Subsidiaries at such time determined in accordance with GAAP, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (x) any extraordinary gains or any extraordinary losses, (y) any non-cash income or non-cash gains and (z) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) adjusted by (A) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of:

(i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period;

(ii) provision for federal, state, local and foreign taxes based on income and foreign withholding taxes for the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period;

(iii) all depreciation and amortization expense of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period;

(iv) the amount of all fees and expenses incurred prior to June 30, 2015 in connection with the Transactions;

(v) non-cash compensation expense arising from the issuance of stock, options to purchase stock, and stock appreciation rights to officers, directors, employees or consultants of the Borrower or any of its Restricted Subsidiaries for such period;

(vi) reasonable and customary costs and expenses incurred for such period in connection with Permitted Acquisitions and Investments permitted under Sections 9.05(xx) and (xxi), whether or not such Permitted Acquisition or Investment is consummated;

(vii) non-cash purchase accounting adjustments for such period;

(viii) reasonable and customary costs and expenses incurred for such period in connection with the issuance, prepayment or amendment or refinancing of Indebtedness permitted hereunder or the issuance of Equity Interests, whether or not such transaction is consummated;

(ix) the amount of all other non-cash charges of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period;

(x) (a) any non-recurring losses or expenses (net of any non-recurring gains) and (b) cost savings, other operating improvements and synergies in connection with acquisitions, dispositions, restructurings and similar initiatives, net of the amount of actual cost savings, operating improvements and synergies realized during such Test Period or Calculation Period, as applicable, from such actions; provided that (I) such cost savings, operating improvements and synergies are reasonably identifiable, factually supportable and directly related to such actions, (II) such actions have been taken and the benefits resulting therefrom are reasonably anticipated by the Borrower to be realized within 12 months and (III) the aggregate adjustment pursuant to this clause (x) so permitted in any Test Period or Calculation Period, as applicable, shall not exceed 15% of Consolidated EBITDA for such Test Period or Calculation Period, as applicable (determined before giving effect to any adjustment thereto pursuant to this clause (x)); and

(xi) cost savings, other operating improvements and synergies in connection with the Acquisition and any non-recurring costs or expenses associated with the implementation of the foregoing, in each case, as set forth on the Borrower Model; and

(B) subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income for such period) the amount of all cash payments or cash charges made (or incurred) by the Borrower or any of its Restricted Subsidiaries for such period on account of any non-cash charges added back to Consolidated EBITDA pursuant to preceding subclause (A)(ix) in a previous period. For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein. For purposes of this definition, the term “non-recurring” shall mean (i) any one-time costs incurred in connection with a Permitted Acquisition or a Significant Investment and (ii) any other expense, loss or gain as of any date that is not reasonably likely to recur within the two years following the date of occurrence of such expense, loss or gain; provided that, without limiting the pro forma adjustments permitted to be made pursuant to clause (iii) of the definition of Pro Forma Basis, if (in the case of this subclause (ii)) there is an expense, loss or gain similar to such expense, loss or gain within the two years preceding such date, such expense, loss or gain shall not be deemed non-recurring.

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of the Borrower and its Restricted Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP, (ii) subject to the proviso hereof (to the extent applicable), all Indebtedness of the Borrower and its Restricted Subsidiaries of the type described in clauses (ii), (vii) and (viii) of the definition of Indebtedness and (iii) all Contingent Obligations of the Borrower and its Restricted Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii); provided that, notwithstanding the foregoing, (x) the aggregate amount available to be drawn (i.e., unfunded amounts) under all letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations issued for the account of the Borrower or any of its Restricted Subsidiaries (but excluding, for avoidance of doubt, all unpaid drawings or other matured monetary obligations owing in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations) shall not be included in any determination of “Consolidated Indebtedness” and (y) the amount of Indebtedness in respect of the Interest Rate Protection Agreements and Other Hedging Agreements shall be at any time the unrealized net loss position, if any, of the Borrower and/or its Restricted Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication):

(i) the net income of any other Person which is not a Restricted Subsidiary of the Borrower (including, for the avoidance of doubt, any Unrestricted Subsidiary) or is accounted for by the Borrower by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to Borrower or a Restricted Subsidiary thereof during such period;

(ii) the net loss of any other Person which is not a Restricted Subsidiary of the Borrower or is accounted for by the Borrower by the equity method of accounting shall be included only to the extent of the payment of cash Investments by the Borrower or a Restricted Subsidiary thereof to such other Person during such period;

(iii) the net income (or loss) of any Restricted Subsidiary of the Borrower in which a Person or Persons other than the Borrower and its Wholly-Owned Restricted Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than the Borrower and its Wholly-Owned Restricted Subsidiaries in such Restricted Subsidiary;

(iv) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Restricted Subsidiary; and

(v) the net income of any Restricted Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary.

“Consortia Subsidiaries” shall mean, the special purpose Subsidiaries of the Borrower existing primarily to perform customary agency, fiduciary and/or marketing related functions in respect of intellectual property consortia (but only for so long as such Subsidiaries act solely in such capacities). On the Closing Date, the Consortia Subsidiaries shall consist solely of HDMI Licensing, LLC, a Delaware limited liability company, MHL, LLC, a Delaware limited liability company, and WirelessHD, LLC, a Delaware limited liability company.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (each, a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Controlled Foreign Corporation” shall have the meaning given to such term in Section 957 of the Code.

“Credit Agreement Refinancing Indebtedness” shall mean Indebtedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in conversion of or exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans hereunder (and/or any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt plus unpaid accrued interest and premium thereon, any committed or undrawn and other reasonable amounts paid and underwriting discounts, fees, commissions and expenses associated with such Refinancing Indebtedness, (ii) such Indebtedness shall not have a shorter Weighted Average Life to Maturity than the Refinanced Debt (or in the case of Credit Agreement Refinancing Indebtedness that is secured on a junior basis to the Term Loans (including any Permitted Second Lien Refinancing Debt), or that is unsecured, a Weighted Average Life to Maturity that is shorter than the date which is 180 days after the latest Maturity Date of the then outstanding Term Loans) and (iii) unless such Credit Agreement Refinancing Indebtedness is incurred by means of extension, renewal, conversion or exchange without resulting in Net Cash Proceeds, such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid as set forth in Section 4.02(b).

“Credit Documents” shall mean this Agreement, the Guaranty and Collateral Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Term Note, each other Security Document, each Incremental Term Loan Agreement, each Refinancing Amendment and the RCF Intercreditor Agreement.

“Credit Party” shall mean the Borrower and each Subsidiary Guarantor.

“Cumulative Amount” shall mean, on any date of determination (the “Reference Date”), the sum of (without duplication):

(i) $5,000,000; plus

(ii) the portion of Excess Cash Flow, determined on a cumulative basis for all Excess Cash Flow Payment Periods, that was not required to be applied to prepay Term Loans pursuant to Section 4.02(d); plus

(iii) an amount determined on a cumulative basis equal to the Net Equity Proceeds from the issuance of Equity Interests of the Borrower (including Preferred Equity, but only to the extent constituting Qualified Preferred Equity), other than to the extent constituting any amount previously applied for a purpose other than use in the Cumulative Amount; plus

(iv) an amount determined on a cumulative basis equal to the Net Cash Proceeds of sales of Investments previously made pursuant to Section 9.05(xxi) using the Cumulative Amount up to a maximum amount of such original Investment; plus

(v) the aggregate amount of Dividends, profits, returns or similar amounts received in cash or Cash Equivalents on Investments previously made pursuant to Section 9.05(xxi) of this Agreement using the Cumulative Amount up to a maximum amount of such original Investment; plus

(vi) the aggregate amount of Declined Proceeds; minus

the aggregate amount of (i) Investments made pursuant to Section 9.05(xxi) using the Cumulative Amount, (ii) Dividends made pursuant to Section 9.03(x) using the Cumulative Amount and (iii) prepayments of Specified Permitted Indebtedness made pursuant to Section 9.10(iv) using the Cumulative Amount, in each case during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date (without taking account of the intended usage of the Cumulative Amount on such Reference Date).

“Declined Proceeds” shall have the meaning provided in Section 4.02(i).

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Restricted Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Closing Date.

“Documents” shall mean, collectively, (i) the Credit Documents and (ii) the Acquisition Documents.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia.

“Earn-Out Obligations” shall mean those certain unsecured obligations of the Borrower or any of its Restricted Subsidiaries arising in connection with any Permitted Acquisition or Investment made pursuant to Section 9.05(xx) or (xxi) to the seller of the respective Acquired Entity or Business or other Person and the payment of which is dependent on the future earnings or performance of such Acquired Entity or Business or other Person and contained in the agreement relating to such Permitted Acquisition or Investment; provided that all Earn-Out Obligations shall be subordinated to the Obligations hereunder on terms reasonably satisfactory to the Administrative Agent.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) other than (i) any natural Person or (ii) any direct competitor of the Borrower identified in writing to the Administrative Agent prior to the Closing Date or in a compliance certificate provided for in Sections 8.01(e) (provided that such identifications may not apply retroactively, including to disqualify any person that has previously acquired an assignment or participation interest in any Term Loans), but in any event excluding the Borrower and its Subsidiaries and Affiliates (other than, solely with respect to the Borrower, pursuant to Section 2.16).

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation or liability arising under Environmental Law or related to any permit issued, or any approval given, under any Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable federal, state, local or foreign law (including principles of common law), rule, regulation, ordinance, code, directive, judgment, order or agreement, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, relating to the protection of the environment, or of human health (as it relates to the exposure to Hazardous Materials) or to the presence, Release or threatened Release, or the generation, manufacture, use, transportation, treatment, storage, disposal or recycling of Hazardous Materials, or the arrangement for any such activities.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest (it being understood that Equity Interests shall not include outstanding debt instruments that are convertible into, or exchangeable for, capital stock until such time as a conversion or exchange therefore occurs).

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any person that would be deemed at any relevant time to be a single employer or otherwise aggregated with the Borrower or any of its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean any one or more of the following:

(a) any Reportable Event;

(b) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, or the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA;

(c) the institution of proceedings by the PBGC, or the occurrence of any event or condition that would reasonably be expected to constitute grounds, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(d) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; there being or arising any “unpaid minimum required contribution” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived; the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan; or the failure of any Company or any ERISA Affiliate to make any required contribution to a Multiemployer Plan;

(e) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Plan or any other benefit plan intended to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code;

(f) the incurrence by Borrower or any of its Restricted Subsidiaries or an ERISA Affiliate of any liability with respect to the complete or partial withdrawal of the Borrower or any of its Restricted Subsidiaries or any ERISA Affiliate from a Multiemployer Plan, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan; or the receipt by the Borrower or any of its Restricted Subsidiaries or any ERISA Affiliate, of any notice, or the receipt by any Multiemployer Plan from any of the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; or

(g) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA);

(h) the imposition of liability on Borrower or any ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(i) a Foreign Plan Event; or

(j) the Borrower, any of its Restricted Subsidiaries or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

“Event of Default” shall have the meaning provided in Section 10.

“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the Borrower and its Restricted Subsidiaries during such period (other than Capital Expenditures to the extent financed with equity proceeds, Equity Interests, capital contributions, Asset Sale proceeds, insurance proceeds or Indebtedness (other than revolving Indebtedness)), (ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the Borrower and its Restricted Subsidiaries and the permanent repayment of the principal component of Capitalized Lease Obligations of the Borrower and its Restricted Subsidiaries during such period (other than (1) repayments made with the proceeds of Asset Sales, sales or issuances of Equity Interests, capital contributions, insurance or Indebtedness, (2) repayments made pursuant to Section 9.10(iv) utilizing the Cumulative Amount, (3) repayments in respect of any revolving credit facility (including any Permitted Revolving Credit Facility) to the extent that there is not an equivalent permanent reduction in the commitments thereunder and (4) payments of Term Loans and/or other Obligations; provided that repayments of Term Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were (A) required as a result of a Scheduled Term Loan Repayment pursuant to Section 4.02(a) or (B) made in connection with a repurchase of Term Loans pursuant to Section 2.16; provided that any such deduction in the case of this subclause (B) shall be limited to the amount of cash actually used to make such Term Loan repurchase), (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period and (iv) the aggregate amount of all cash payments made during such period (x) in respect of Investments made pursuant to Section 9.05(xx) (other than any intercompany investments among or between the Borrower and its Restricted Subsidiaries) and Permitted Acquisitions and (y) to purchase or enter into Interest Rate Protection Agreements and Other Hedging Agreements permitted hereunder to the extent not reflected in the computation of Adjusted Consolidated Net Income (other than, in the case of preceding subclause (x) or (y), any such payments to the extent financed with equity proceeds, capital contributions, Asset Sale proceeds, insurance proceeds or Indebtedness).

“Excess Cash Flow Payment Date” shall mean the date occurring 95 days after the last day of each Fiscal Year of the Borrower (commencing with the Fiscal Year of the Borrower ending closest to December 31, 2015).

“Excess Cash Flow Payment Period” shall mean (i) with respect to the repayment required on the first Excess Cash Flow Payment Date, the period from the Closing Date to the last day of the Borrower’s Fiscal Year ending closest to December 31, 2015 (taken as one accounting period), and (ii) with respect to the repayment required on each successive Excess Cash Flow Payment Date, the immediately preceding Fiscal Year of the Borrower.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Swap Obligation” shall mean, with respect to any Subsidiary Guarantor, (x) as it relates to all or a portion of the Guaranty of such Subsidiary Guarantor hereunder, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guaranty in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Subsidiary Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Subsidiary Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Subsidiary Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Term Loans pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loans (other than pursuant to an assignment request by the Borrower under Section 2.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.04(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” shall have the meaning provided in Section 7.22.

“Existing Indebtedness” shall have the meaning provided in Section 5.08.

“Extended Term Loans” shall have the meaning provided in Section 2.15(a).

“Extended Term Note” shall have the meaning provided in Section 2.05(a).

“Extending Term Lender” shall have the meaning provided in Section 2.15(a)(ii).

“Extension” shall have the meaning provided in Section 2.15(a).

“Extension Offer” shall have the meaning provided in Section 2.15(a).

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer of the Borrower or the Subsidiary of the Borrower selling such asset.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the foregoing.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations (rounded upwards, if necessary to the next 1/100th of 1%) for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.

“Fiscal Year” shall mean the fiscal year of the Borrower ending on the Saturday closest to December 31st of each calendar year.

“Foreign Lender” shall mean (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, defined benefit retirement income or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Plan Event” shall mean, with respect to any Foreign Plan, (i) the existence of unfunded liabilities in excess of the amount permitted under any applicable legal requirement, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (ii) the failure of the Borrower or any Subsidiary to make the required contributions or payments, under any applicable legal requirement, on or before the due date for such contributions or payments, (iii) the receipt by the Borrower or any Subsidiary of a notice from a Governmental Authority relating to the intention to terminate such Foreign Plan or to appoint a trustee or similar official to administer such Foreign Plan, or alleging the insolvency of such Foreign Plan, or (iv) the incurrence of any liability by the Borrower or any Subsidiary under applicable legal requirements on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.

“GCA Collateral” shall mean all “Collateral” as defined in the Guaranty and Collateral Agreement.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranty” shall mean the guaranty of the Subsidiary Guarantors pursuant to Article II of the Guaranty and Collateral Agreement.

“Guaranty and Collateral Agreement” shall have the meaning provided in Section 5.10(a).

“Hazardous Materials” shall mean any chemicals, materials, wastes, pollutants, contaminants or substances in any form that is prohibited, limited or regulated pursuant to any Environmental Law, including without limitation any petroleum or petroleum products, radioactive materials, asbestos, urea formaldehyde, polychlorinated biphenyls, and radon gas.

“Immaterial Subsidiary” shall mean any Subsidiary of the Borrower with total assets with an aggregate Fair Market Value of less than $1,000,000; provided that the total assets of all Immaterial Subsidiaries shall in no event exceed 2.5% of the consolidated total assets of the Borrower and its Subsidiaries as of the most recently ended Test Period. On the Closing Date, Fairview LLC, a Delaware limited liability company, shall be designated as an Immaterial Subsidiary.

“Incremental Term Loan” shall have the meaning provided in Section 2.01(c).

“Incremental Term Loan Borrowing Date” shall mean, with respect to each Tranche of Incremental Term Loans, each date on which Incremental Term Loans of such Tranche are incurred pursuant to Section 2.01(c) and as otherwise permitted by Section 2.14.

“Incremental Term Loan Commitment” shall mean, for each Lender, any commitment to make Incremental Term Loans provided by such Lender pursuant to Section 2.14, in such amount as agreed to by such Lender in the respective Incremental Term Loan Commitment Agreement.

“Incremental Term Loan Commitment Agreement” shall mean each Incremental Term Loan Commitment Agreement in the form of Exhibit C (appropriately completed) executed in accordance with Section 2.14.

“Incremental Term Loan Commitment Requirements” shall mean, with respect to any provision of Incremental Term Loan Commitments on an Incremental Term Loan Borrowing Date, the satisfaction of each of the following conditions on any such date: (i) no Default or Event of Default then exists or would result therefrom (for purposes of such determination, assuming the relevant Incremental Term Loans in an aggregate principal amount equal to the full amount of Incremental Term Loan Commitments then provided had been incurred, and the proceeds of such Incremental Term Loans had been applied, on any such date) and all of the representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects at such time (it being understood that (x) any representation and warranty that is qualified by “materiality”, “Material Adverse Effect” or similar language shall be required to be true and correct in all respects and (y) any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects, as the case may be) as of such earlier date); (ii) the delivery by the Borrower to the Administrative Agent on or prior to such date of an officer’s certificate executed by an Authorized Officer of the Borrower certifying as to compliance with preceding clause (i); (iii) the delivery by the Borrower to the Administrative Agent of an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Credit Parties reasonably satisfactory to the Administrative Agent and dated such date, covering such of the matters set forth in the opinions of counsel delivered to the Administrative Agent on the Closing Date pursuant to Section 5.05 as may be reasonably requested by the Administrative Agent, and such other matters incident to the transactions contemplated thereby as the Administrative Agent may reasonably request; (iv) the delivery by the Borrower to the Administrative Agent of such officers’ certificates, board of director resolutions and evidence of good standing as the Administrative Agent shall reasonably request; and (v) the completion by the Borrower and the other Credit Parties by such date of such other actions as the Administrative Agent may reasonably request in connection with such Incremental Term Loan Commitments.

“Incremental Term Loan Lender” shall have the meaning provided in Section 2.14(b).

“Incremental Term Loan Maturity Date” shall mean, for any Tranche of Incremental Term Loans, the final maturity date set forth for such Tranche of Incremental Term Loans in the respective Incremental Term Loan Commitment Agreement, provided that the final maturity date for all Incremental Term Loans of a given Tranche shall be the same date.

“Incremental Term Note” shall have the meaning provided in Section 2.05(a).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clauses (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the Fair Market Value of the property to which such Lien relates or the amount of indebtedness secured by the property, whichever is less), (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person with respect to Indebtedness described in preceding clauses (i), (ii), (iii), (iv), and (v) and succeeding clauses (vii) and (viii), (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement and (viii) all Off-Balance Sheet Liabilities of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include trade payables, accounts payable, contract termination fees, accrued expenses and deferred tax and other credits incurred by any Person, in each case in accordance with customary practices and in the ordinary course of business of such Person.

“Indemnified Person” shall have the meaning provided in Section 12.01(a).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Intercompany Loans” shall have the meaning provided in Section 9.05(viii).

“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit K (or such other form as shall be reasonably satisfactory to the Administrative Agent), with blanks completed in conformity herewith.

“Interest Determination Date” shall mean, with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 9.05.

“IP Rights” shall mean any and all statutory and/or common law rights throughout the world in, or arising out of, any Intellectual Property (as defined in the Guaranty and Collateral Agreement).

“IRS” shall mean the United States Internal Revenue Service.

“Lead Arrangers” shall mean Jefferies Finance LLC and HSBC Securities (USA) Inc., in their capacities as Lead Arrangers and Book Runners, and any successors thereto.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule 1.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, 2.14, 2.17 or 12.04(b).

“Lender Default” shall mean, as to any Lender, (i) the wrongful refusal (which has not been retracted) of such Lender or the failure of such Lender (which has not been cured) to make available its portion of any Borrowing, (ii) such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, other than via an Undisclosed Administration, after the Closing Date, or (iii) such Lender having notified the Administrative Agent and/or any Credit Party (x) that it does not intend to comply with its obligations under Section 2.01 in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under such Section or (y) of the events described in preceding clause (ii); provided that, the term “Lender Default” shall also include, as to any Lender, any Affiliate of such Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority after the Closing Date.

“LIBO Rate” shall mean, with respect to any Borrowing of LIBOR Loans for any Interest Period, the higher of (i) (a) the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (x) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (y) if Reuters Screen LIBOR01 shall at any time no longer exist, the “LIBO Rate” shall be, with respect to each day during each Interest Period pertaining to LIBOR Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such LIBOR Borrowing to be outstanding during such Interest Period, divided by (b) 1 minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), and (ii) 1.00% per annum. For purposes hereof, “Reuters Screen LIBOR01” shall mean the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“LIBOR Loan” shall mean each Term Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Term Loan Commitments with respect thereto were terminated.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (ii) a material adverse effect (x) on the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document or (y) on the ability of the Borrower or the Credit Parties taken as a whole to perform their obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document.

“Maturity Date” shall mean, with respect to the relevant Tranche of Term Loans, the Term Loan Maturity Date or each Incremental Term Loan Maturity Date, as the case may be; provided that, with respect to any Tranche of Extended Term Loans, the Maturity Date with respect thereto shall instead be the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender; provided further that with respect to any Tranche of Other Term Loans, the Maturity Date with respect thereto shall instead be the final maturity date as specified in the applicable Refinancing Amendment.

“Maximum Incremental Term Loan Commitment Amount” shall mean, at any date of determination, an amount equal to (a) $65,000,000 plus (b) an unlimited amount of Incremental Term Loans, provided that in the case of clause (b), on a Pro Forma Basis immediately after giving effect to the incurrence of such Incremental Term Loans (and after giving effect to any Permitted Acquisition consummated in connection therewith), the Total Leverage Ratio for the respective Calculation Period shall not exceed 2.10:1.00.

“Maximum Rate” shall have the meaning provided in Section 12.19.

“MergerCo” shall mean Cayabyab Merger Company, a Delaware corporation, and a Wholly-Owned Subsidiary of the Borrower.

“Minimum Borrowing Amount” shall mean $5,000,000.

“Minimum Liquidity Condition” shall mean that the sum of (x) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) of the Borrower and its Restricted Subsidiaries at such time plus (y) the aggregate amount of unutilized commitments under any Permitted Revolving Facility at such time (but only to the extent that loans may be incurred at such time thereunder up to the amount of such unutilized commitments) shall equal or exceed $10,000,000.

“Minimum Tranche Amount” shall have the meaning provided in Section 2.15(b).

“MNPI” shall mean material non-public information with respect to the Borrower or its Subsidiaries, or their respective securities.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, debenture or similar security instrument.

“Mortgage Policy” shall mean a lender’s title insurance policy (Form 2006).

“Mortgaged Property” shall mean any Real Property owned or, to the extent required by Section 8.12, leased by the Borrower or any Subsidiary Guarantor which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower or any of its Subsidiaries or with respect to which the Borrower or any of its Subsidiaries has any liability (including on account of an ERISA Affiliate).

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean, for any event requiring a repayment of Term Loans pursuant to Section 4.02(b) or (e), the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) received from any such event and, in the case of a Recovery Event, net of the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness secured pursuant to the Security Documents) which is secured by the respective property or assets destroyed, damaged or taken underlying such Recovery Event.

“Net Equity Proceeds” shall mean, with respect to each sale or issuance by the Borrower of its Equity Interests permitted to be issued by it under this Agreement after the Closing Date (other than any sales or issuances to any Subsidiary of the Borrower or to any employee, director, officer or consultant of the Borrower or any of its Subsidiaries), the cash proceeds received by the Borrower therefrom (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith).

“Net Equity Proceeds Amount” shall mean, at any time, an amount equal to the aggregate Net Equity Proceeds received by the Borrower after the Closing Date which are used solely to fund a Permitted Acquisition pursuant to Section 8.15(a)(vii), with the Net Equity Proceeds Amount to be immediately reduced by (i) the amount of any such Permitted Acquisitions made with Net Equity Proceeds and (ii) the amount of Net Equity Proceeds included in calculating the Cumulative Amount.

“Net Sale Proceeds” shall mean for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of:

(i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom);

(ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 45 days after, the date of such sale or other disposition;

(iii) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness secured pursuant to the Security Documents) which is secured by the respective assets which were sold or otherwise disposed of; and

(iv) the estimated net marginal increase in income taxes which will be payable by the Borrower’s consolidated group or any Restricted Subsidiary of the Borrower with respect to the Fiscal Year of the Borrower in which the sale or other disposition occurs as a result of such sale or other disposition;

provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which the Borrower determines in good faith should be reserved for post-closing adjustments (to the extent the Borrower delivers to the Administrative Agent a certificate signed by an Authorized Officer of the Borrower as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by the Borrower or any of its Restricted Subsidiaries shall constitute Net Sale Proceeds on such date received by the Borrower and/or any of its Restricted Subsidiaries from such sale or other disposition.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean the office of the Administrative Agent located at 520 Madison Avenue, New York, New York 10022, Attention: Account Officer – Lattice Semiconductor Corporation, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document, including, without limitation, all amounts in respect of any principal, premium, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities (including any interest, fees and expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement, whether or not such interest, fees or expenses is an allowed claim under any such proceeding or under applicable state, federal or foreign law), and guarantees of the foregoing amounts; provided that in no event shall Obligations include any Excluded Swap Obligations.

“OFAC” shall have the meaning provided in Section 7.22(a)(v).

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Term Loan or Credit Document).

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Taxes” shall mean all present or future stamp, excise, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document.

“Other Term Loan Commitments” shall mean term loan commitments to make Other Term Loans hereunder that result from a Refinancing Amendment.

“Other Term Loan Lender” shall mean a Lender with an outstanding Other Term Loan of or with an Other Term Loan Commitment.

“Other Term Loans” shall mean Term Loans that result from a Refinancing Amendment or an Incremental Amendment.

“Participant Register” shall have the meaning provided in Section 12.04(e).

“Patriot Act” shall have the meaning provided in Section 12.18.

“Payment Office” shall mean the office of the Administrative Agent located at 520 Madison Avenue, New York, New York 10022 or such other office within the United States as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation.

“Permitted Acquired Debt” shall have the meaning provided in Section 9.04(vii).

“Permitted Acquisition” shall mean the acquisition by the Borrower or a Wholly-Owned Restricted Subsidiary of the Borrower of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Borrower (so long as the Borrower is the surviving Person) or a Wholly-Owned Restricted Subsidiary of the Borrower (so long as a Wholly-Owned Restricted Subsidiary of the Borrower is the surviving Person and, if either such Person is a Subsidiary Guarantor, such surviving Person also shall be a Subsidiary Guarantor)), provided that (in each case):

(A) the consideration paid or to be paid by the Borrower or such Wholly-Owned Restricted Subsidiary consists solely of cash, Borrower Common Stock, Qualified Preferred Stock, the issuance or incurrence of Indebtedness otherwise permitted by Section 9.04 and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 9.04;

(B) in the case of the acquisition of 100% of the Equity Interests of any Acquired Entity or Business (including by way of merger), such Acquired Entity or Business shall own no Equity Interests of any other Person unless either (x) if such other Person is a Wholly-Owned Subsidiary of such Acquired Entity or Business or (y) if such Acquired Entity or Business owns Equity Interests in any other Person which is not a Wholly-Owned Subsidiary of such Acquired Entity or Business, (1) such other Person shall not have been created or established in contemplation of, or for purposes of consummating, such Permitted Acquisition and (2) such Acquired Entity or Business and/or its Wholly-Owned Subsidiaries own at least 90% of the total value of all the assets owned by such Acquired Entity or Business and its Subsidiaries (for purposes of such determination, excluding the value of the Equity Interests of Persons that are not Wholly-Owned Subsidiaries and which are held by such Acquired Entity or Business and its Wholly-Owned Subsidiaries);

(C) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 9.13;

(D) the Board of Directors (or equivalent governing body) of the respective Acquired Entity or Business shall have approved such Permitted Acquisition and such Permitted Acquisition shall not be in connection with a “hostile takeover” or proxy fight or similar transaction;

(E) such Permitted Acquisition and all transactions related thereto are in all material respects consummated in accordance with applicable laws; and

(F) all requirements of Sections 8.15, 9.02 and 9.14 applicable to Permitted Acquisitions are satisfied or complied with, as applicable. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, (i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due, (ii) easements, right-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness, not individually or in the aggregate materially interfering with the conduct of the business of the Borrower or any of its Restricted Subsidiaries and not individually or in the aggregate materially impairing the value or marketability of such Mortgaged Property, and (iii) such additional exceptions to title (other than those described in clauses (i) and (ii)) as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of senior secured term loans; provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis with the Obligations in respect of the Term Loans and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral securing the Obligations, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of any Tranche of Term Loans, (c) such Indebtedness does not mature prior to the latest Maturity Date (determined immediately prior to the time such Indebtedness is incurred), (d) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors, (e) the terms and conditions of such Indebtedness (including with respect to amortization, covenants, defaults, remedies, guaranty provisions and security/collateral provisions, but excluding interest rates, fees, optional prepayment and redemption provisions) shall in the aggregate, be substantially the same as to, or otherwise less favorable to, the Lenders providing such Indebtedness than those applicable to the then outstanding Tranche of Term Loans being so refinanced, except to the extent such covenants and other terms apply solely to any period after the latest Maturity Date at the time such Indebtedness is incurred and (f) an agent or other representative acting on behalf of the holders of such Indebtedness shall have become party an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent (which may be entered into without the consent of the Lenders).

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace or refund any Existing Indebtedness listed on Schedule 7.21, Permitted Acquired Debt, or any Indebtedness issued to so extend, refinance, renew, replace, substitute or refund any such Indebtedness, so long as (a) such Indebtedness has a weighted average life to maturity greater than or equal to the weighted average life to maturity of the Indebtedness being extended, refinanced, renewed, replaced or refunded, (b) such extension, refinancing, renewal, replacement or refunding does not (i) increase the amount of such Indebtedness outstanding immediately prior to such extension, refinancing, renewal, replacement or refunding (plus accrued and unpaid interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs and fees, commissions and expenses incurred in connection with such extension, renewal, refinancing, replacement or refunding), unless (for the avoidance of doubt) such increase is otherwise expressly permitted under a separate subclause of Section 9.04 or (ii) add guarantors, obligors or security from that which applied to such Indebtedness being extended, refinanced, renewed, replacement or refunding, and (c) such Indebtedness has substantially the same (or, from the perspective of the Lenders, more favorable) subordination provisions, if any, as applied to the Indebtedness being extended, renewed, refinanced, replaced or refunded.

“Permitted Revolving Credit Facility” shall mean any revolving credit facility of the Borrower, as such revolving credit facility may be amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof; provided that (i) no such revolving credit facility (or the obligations thereunder) shall be guaranteed by any Person other than a Subsidiary Guarantor, (ii) no such revolving credit facility (or the obligations thereunder) shall be secured by any assets of any Person other than Collateral securing the Obligations and such security may rank pari passu with (but not senior to) the respective Liens created pursuant to the Security Documents and shall be subject to the terms of the RCF Intercreditor Agreement, (iii) no such revolving credit facility shall be subject to any scheduled amortization, scheduled commitment reduction, mandatory redemption or commitment reduction, mandatory repayment or mandatory prepayment or similar payment or have a final maturity date, in either case prior to the latest Maturity Date then in effect on the effective date of such revolving credit facility (other than, in each case, mandatory prepayments to the extent the extensions of credit under such revolving credit facility exceed the commitments thereunder, acceleration rights and rights to terminate commitments after an event of default thereunder) and (iv) the terms of such revolving credit facility (including, without limitation, all covenants, defaults, guaranties, collateral and remedies, but excluding interest rate and customary fees), taken as a whole, are no more restrictive or onerous in any material respect than the terms applicable to the Borrower and its Restricted Subsidiaries under this Agreement and the other Credit Documents, provided that such revolving credit facility shall be permitted to have one “springing” maintenance covenant based on availability of such revolving credit facility; provided further that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent in good faith at least ten (10) Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the effective date of such revolving credit facility, together with a reasonably detailed description of the material terms and conditions of such revolving credit facility or the then most current drafts of the documentation relating thereto, certifying that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement of this clause (iv) shall be conclusive evidence that such terms and conditions satisfy such foregoing requirement.

“Permitted Revolving Credit Facility Documents” shall mean, on and after the execution and delivery thereof, each loan agreement, guaranty, security document, note and other document relating to the Permitted Revolving Credit Facility, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted Second Priority Refinancing Debt” shall mean secured Indebtedness incurred by the Borrower in the form of one or more series of second lien secured term loans; provided that (a) such Indebtedness is secured by the Collateral on a second lien, subordinated basis to the Obligations in respect of the Term Loans and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral securing the Obligations, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of any Tranche of Term Loans, (c) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is 180 days after the Final Maturity Date (determined immediately prior to the time such Indebtedness is incurred), (d) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors, (e) the terms and conditions of such Indebtedness (including with respect to amortization, covenants, defaults, remedies, guaranty provisions and security/collateral provisions, but excluding interest rates, fees, optional prepayment and redemption provisions) shall in the aggregate, be substantially the same as to, or otherwise less favorable to, the Lenders providing such Indebtedness than those applicable to the then outstanding Tranche of Term Loans being so refinanced, except to the extent such covenants and other terms apply solely to any period after the date that is 180 days after the latest Maturity Date at the time such Indebtedness is incurred and (f) an agent or other representative acting on behalf of the holders of such Indebtedness shall have become party an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent (which may be entered into without the consent of the Lenders).

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior unsecured term loans; provided that (a) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of any Tranche of Term Loans, (b) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is 180 days after the latest Maturity Date (determined immediately prior to the time such Indebtedness is incurred), (c) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors, (d) the terms and conditions of such Indebtedness (including with respect to amortization, covenants, defaults, remedies, guaranty provisions and security/collateral provisions, if any, but excluding interest rates, fees, optional prepayment and redemption provisions) shall in the aggregate, be substantially the same as to, or otherwise less favorable to, the Lenders providing such Indebtedness than those applicable to the then outstanding Tranche of Term Loans being so refinanced, except to the extent such covenants and other terms apply solely to any period after the date that is 180 days after the latest Maturity Date at the time such Indebtedness is incurred and (e) such Indebtedness is not secured by any Lien or any property or assets of the Borrower or any Restricted Subsidiary.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Plan” shall mean an “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA maintained or contributed to by the Borrower or any of its Subsidiaries or with respect to which the Borrower or any of its Subsidiaries has any liability (including on account of an ERISA affiliate).

“Preferred Equity”, as applied to the Equity Interests of any Person, means Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock.

“Prime Lending Rate” shall mean, for any day, the prime rate published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Prime Lending Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates). The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with the Total Leverage Ratio hereunder, the calculation thereof after giving effect on a pro forma basis to the following: (w) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition or a Significant Investment) after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (x) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, (y) any Permitted Acquisition, any Significant Investment or any Significant Asset Sale then being consummated as well as any other Permitted Acquisition, any other Significant Investment or any other Significant Asset Sale if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition, Significant Investment or Significant Asset Sale, as the case may be, then being effected and (z) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary or designation of an Unrestricted Subsidiary as a Restricted Subsidiary as if such designation or re-designation occurred on the first day of such Test Period or Calculation Period, as the case may be, with the following rules to apply in connection therewith:

(i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance Permitted Acquisitions or Significant Investments) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination (and thereafter, in the case of projections pursuant to Section 8.15) and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination (and thereafter, in the case of projections pursuant to Section 8.15);

(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions;

(iii) in making any determination of Consolidated EBITDA on a Pro Forma Basis, in each case without duplication and subject to the limitations set forth in clause (x) of the definition of Consolidated EBTIDA, (x) pro forma effect shall be given to any Permitted Acquisition, any Significant Investment or any Significant Asset Sale if effected during the respective Calculation Period or Test Period and including any use of proceeds thereof and repayments or changes thereto (and thereafter, in the case of projections pursuant to Section 8.15) as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, and (y) in the case of any Permitted Acquisition, effect shall be given to any pro forma adjustments that are appropriate, in the reasonable determination of an Authorized Officer of the Borrower, to reflect the cost savings, other operating improvements and synergies that are factually supportable and identifiable and projected in good faith to be realized as a result of such Permitted Acquisition (including the termination or discontinuance of activities constituting such business) (in each case, calculated on a pro forma basis as though such cost savings and other operating improvements and synergies had been realized at the beginning of such Calculation Period or Test Period, as applicable), net of actual benefits realized during such period from such actions to the extent already included in Consolidated EBITDA for such period; provided that (I) such cost savings, operating improvements and synergies are factually supportable and reasonably anticipated to result from such actions, (II) such actions have been taken and the benefits resulting therefrom are reasonably anticipated by the Borrower to be realized within 12 months and (III) the aggregate adjustment pursuant to this clause (y) so permitted in any Test Period or Calculation Period, as applicable, shall not exceed 15% of Consolidated EBITDA for such Test Period or Calculation Period, as applicable (determined before giving effect to any adjustment thereto pursuant to this clause (y)).

“Projections” shall mean the financial projections that are contained in the Confidential Information Memorandum.

“Qualified Preferred Stock” shall mean any Preferred Equity of the Borrower so long as the terms of any such Preferred Equity (and the terms of any Equity Interests into which such Preferred Equity is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof) (x) do not provide for any mandatory put, redemption, repayment, sinking fund or other similar mandatory event prior to the one year anniversary of the latest Maturity Date then in effect, (y) do not require the cash payment of dividends or distributions that would otherwise be prohibited by the terms of this Agreement or any other agreement or contract of the Borrower or any of its Restricted Subsidiaries and (z) are otherwise reasonably satisfactory to the Administrative Agent.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Closing Date; provided that the first Quarterly Payment Date following the Closing Date shall be the last Business Day of June 2015.

“RCF Intercreditor Agreement” shall have the meaning provided in Section 9.01(xviii).

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Refinanced Debt” shall have the meaning provided in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender and/or new Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.17.

“Recipient” shall mean (a) the Administrative Agent, and (b) any Lender, as applicable.

“Recovery Event” shall mean any event that gives rise to the receipt by the Borrower or any of its Restricted Subsidiaries of any cash insurance proceeds or cash condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Restricted Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 8.03 (other than on account of any (x) business interruption insurance policy, (y) directors’ or officers’ (or similar) liability insurance policy or (z) any other liability insurance policy).

“Register” shall have the meaning provided in Section 12.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, or migrating into, through or upon any land or water or air, or otherwise entering into the environment.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan other than those events as to which the 30-day notice period is waived under applicable regulations.

“Repricing Event” shall mean (i) any prepayment or repayment of Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of term loans bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount) less than the “effective yield” applicable to the Term Loans (as such comparative yields are determined by the Administrative Agent in its commercially reasonable judgment) and (ii) any amendment or other modification or waiver to this Agreement which effectively reduces the “effective yield” (as determined by the Administrative Agent in its commercially reasonable judgment) applicable to the Term Loans (in each case, with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity). Any such determination by the Administrative Agent as contemplated by preceding clauses (i) and (ii) shall be conclusive and binding on the Borrower and all Lenders holding Term Loans, absent manifest error. The Administrative Agent shall not have any liability to any Person with respect to such determination.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Term Loans at such time represents at least a majority of the sum of all outstanding Term Loans of Non-Defaulting Lenders.

“Response” shall have the meaning provided in Section 8.01(h)(iv).

“Restricted Cash” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents (i) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Restricted Subsidiary (unless such appearance is related to the Credit Documents or the Liens created thereunder), (ii) are subject to any Liens in favor of any Person other than (x) the Collateral for the benefit of the Secured Creditors and (y) the agents and lenders under the Permitted Revolving Credit Facility or (iii) are not otherwise generally available for use by the Borrower or such Restricted Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary that is not an Unrestricted Subsidiary.

“Returns” shall have the meaning provided in Section 7.09.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Scheduled Term Loan Repayment” shall have the meaning provided in Section 4.02(a)(i).

“Scheduled Term Loan Repayment Date” shall have the meaning provided in Section 4.02(a)(i).

“SEC” shall have the meaning provided in Section 8.01(g).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Document” shall mean and include each of the Guaranty and Collateral Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document and any other documents granting (or purporting to grant) a Lien upon the assets or property of a Credit Party as security for payment of the Obligations.

“Shanghai Property” shall mean the Real Property of the Borrower located at 16th floor, Shen Tong Infoport Plaza, 55 West Huaihai Road, Shanghai, 200030, P.R. China.

“Significant Asset Sale” shall mean each Asset Sale (or series of related Asset Sales) which generates Net Sale Proceeds of at least $1,000,000.

“Significant Investment” shall mean each Investment or series of related Investments of at least $1,000,000 made pursuant to Section 9.05(xx) or (xxi).

“Specified Acquisition Agreement Representations” shall mean those representations and warranties made by the Target in the Acquisition Agreement as are material to the interests of the Lenders or the Administrative Agent, but only to the extent that the Borrower or its applicable Affiliate has the right to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations and warranties (as determined without giving effect to any waiver, amendment or modification thereto).

“Specified Permitted Debt Document” shall mean, on and after the execution and delivery thereof, each note, indenture, purchase agreement, loan agreement, guaranty and other document relating to each incurrence or issuance of Specified Permitted Indebtedness, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Specified Permitted Indebtedness” shall mean any unsecured Indebtedness of the Borrower, which may be guaranteed on an unsecured basis by one or more Subsidiary Guarantors, all of the terms and conditions of which satisfy the requirements of Section 9.04(xiv), as such Indebtedness may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Specified Representations” shall mean the representations and warranties set forth in Sections 7.01(i), 7.02 (as it relates to the Credit Documents only), 7.03(i) and (iii) (in each case, as it relates to the execution, delivery, performance and compliance with the Credit Documents only), 7.05(c), 7.08(d), 7.11, 7.16(i) and 7.22.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” shall mean each Domestic Subsidiary of the Borrower designated as a “Subsidiary Guarantor” on Schedule 7.14 which has executed the Guaranty and Collateral Agreement or has become a party thereto by executing a joinder or other counterpart thereto, whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as the respective Domestic Subsidiary is released from all of its obligations under the Guaranty in accordance with the terms and provisions thereof. For the avoidance of doubt, the Subsidiary Guarantors shall not include any Immaterial Subsidiaries, any Consortia Subsidiaries, any Unrestricted Subsidiaries or any Domestic Subsidiaries of Controlled Foreign Corporations.

“Swap Obligation” shall mean, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Date” shall mean the earlier of (x) the date 90 days after the Closing Date and (y) that date upon which a “Successful Syndication” (as such term is defined in the Amended and Restated Fee Letter, dated February 9, 2015, by and between the Borrower, Jefferies Finance LLC, HSBC Bank USA, N.A. and HSBC Securities (USA) Inc., as amended, supplemented or otherwise modified from time to time) is achieved.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Target” shall mean Silicon Image, Inc., a Delaware corporation.

“Target Material Adverse Effect” shall mean any fact, circumstance, event, change, development, occurrence or effect that, individually or when taken together with all other such facts, circumstances, events, changes, developments, occurrences or effects that exist on or prior to the date of determination of the occurrence of the Target Material Adverse Effect, is or is reasonably likely to be or become materially adverse to the business, assets (including intangible assets), liabilities, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken together as a whole; provided, however, that, for purposes of clause (i), none of the following, individually or in the aggregate, shall be deemed to be or constitute a Target Material Adverse Effect, or be taken into account when determining whether a Target Material Adverse Effect has occurred, is reasonably likely to occur, or would reasonably be expected to occur:

(i) any general economic, financial, political or business conditions, or credit or capital market conditions in the United States or elsewhere in the world (or changes in such conditions), to the extent that such changes do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses;

(ii) any conditions in the industry or industries in which the Company or its Subsidiaries conducts business (or changes in such conditions, including changes in the use, adoption or non-adoption of industry standards), to the extent that such changes do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses;

(iii) any changes after the date hereof in Laws or GAAP or the interpretations thereof applicable to the Company or any of its Subsidiaries (in which case only the disproportionate portion of such impact may be taken into account in determining whether a Target Material Adverse Effect has occurred);

(iv) any changes in trading price of Company Shares or the trading volume of Company Shares or any failure to meet internal or published projections, estimates, or forecasts for revenue, bookings, earning or other financial performance or results of operations for any period and any resulting analyst downgrade of the Company’s securities; provided that the underlying causes of such decline, change or failure, may be considered in determining whether there was a Target Material Adverse Effect;

(v) any event, change, development or occurrence to the extent resulting from the execution, announcement or pendency or consummation of this Agreement or the transactions contemplated herein (including the Offer and the Merger) (including the identity of Parent), including any Legal Proceedings, departures of officers or employees, changes in relationships with suppliers, licensees, licensors or customers or other business relations to the extent resulting therefrom;

(vi) any event, change, development or occurrence to the extent resulting from any action required to be taken by the Company pursuant to this Agreement or at the written request of Parent;

(vii) any event, change, development or occurrence to the extent resulting from any force majeure event, including earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, epidemics, quarantine restrictions or other natural disasters or weather conditions in the United States or elsewhere in the world, to the extent that such changes do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses;

(viii) any national or international political conditions, acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of January 26, 2015, to the extent such changes do not adversely affect the Company and the Company Subsidiaries, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industries in which the Company and the Company Subsidiaries operate; and

(ix) any stockholder class action litigation, derivative or similar litigation arising out of or in connection with or relating to this Agreement and the transactions contemplated hereby, including allegations of a breach of fiduciary duty, including by members of the Company Board or any Company officer or alleged misrepresentation in public disclosure.

For purposes of the foregoing definition of Target Material Adverse Effect, capitalized terms used therein shall have the meanings assigned to such terms in the Acquisition Agreement.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties or similar liabilities applicable thereto.

“Term Loan” shall have the meaning provided in Section 2.01(b). Unless context requires otherwise, Term Loans shall include all Incremental Term Loans, all Extended Term Loans and all Other Term Loans.

“Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01 directly below the column entitled “Term Loan Commitment,” as the same may be terminated pursuant to Section 3.02 or Section 10. Unless context requires otherwise, Term Loan Commitments shall include all Incremental Term Loan Commitments, all Extended Term Loan Commitments and all Other Term Loan Commitments.

“Term Loan Maturity Date” shall mean March 10, 2021.

“Term Loan Percentage” of a Tranche of Term Loans shall mean, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate outstanding principal amount of all Term Loans of such Tranche at such time and the denominator of which is equal to the aggregate outstanding principal amount of all Term Loans of all Tranches at such time

“Term Note” shall have the meaning provided in Section 2.05(a).

“Test Period” shall mean each period of four consecutive fiscal quarters of the Borrower then last ended, in each case taken as one accounting period; provided that in the case of any Test Period which includes the fiscal quarter ending closest to March 31, 2015 and any fiscal quarter prior thereto, the rules set forth in the immediately succeeding sentence shall apply; provided, further, that in the case of determinations of the Total Leverage Ratio pursuant to this Agreement, such further adjustments (if any) as described in the proviso to the definition of “Total Leverage Ratio” contained herein shall be made to the extent applicable. If the respective Test Period (i) includes the fiscal quarter of the Borrower ended on or around March 31, 2014, Consolidated EBITDA for such fiscal quarter shall be deemed to be $39,453,000, (ii) includes the fiscal quarter of the Borrower ended on or around June 30, 2014, Consolidated EBITDA for such fiscal quarter shall be deemed to be $37,286,000, (iii) includes the fiscal quarter of the Borrower ended on or around September 30, 2014, Consolidated EBITDA for such fiscal quarter shall be deemed to be $37,407,000, (iv) includes the fiscal quarter of the Borrower ended on or around December 31, 2014, Consolidated EBITDA for such fiscal quarter shall be deemed to be $34,630,000 and (v) includes the fiscal quarter of the Borrower ending closest to March 31, 2015, Consolidated EBITDA shall be deemed to be the Consolidated EBITDA for such fiscal quarter calculated on a Pro Forma Basis as if the Transactions had occurred on March 30, 2014; provided that further adjustments may be made on Pro Forma Basis to the amounts specified above to the extent provided herein.

“Total Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Indebtedness of the Borrower and its Restricted Subsidiaries on such date to (y) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date; provided that (i) for purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained herein and (ii) for purposes of determining the Incremental Term Loan Commitment Requirements and any calculation of the Total Leverage Ratio pursuant to the definition of “Maximum Incremental Term Loan Commitment Amount” and Sections 8.15(a), 9.03(x), 9.04(xiv) and 9.10(iv) only, Consolidated Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Tranche” shall mean the respective facility and commitments utilized in making Term Loans hereunder. In addition, and notwithstanding the foregoing, any Incremental Term Loans extended after the Closing Date shall, except to the extent provided in Section 2.14(c), be made pursuant to one or more additional Tranches of Term Loans which shall be designated pursuant to the respective Incremental Term Loan Commitment Agreement in accordance with the relevant requirements specified in Section 2.14. Furthermore, after giving effect to an Extension pursuant to Section 2.15, any Extended Term Loans shall constitute a separate Tranche of Term Loans from which they were converted. Any Other Term Loans made after the Closing Date shall be made pursuant to one or more additional Tranches of Term Loans which shall be designated pursuant to the respective Refinancing Amendment in accordance with the relevant requirements specified in Section 2.17.

“Transaction” shall mean, collectively, (i) the consummation of the Acquisition and the other transactions contemplated by the Acquisition Documents, (ii) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, (iii) the incurrence of Term Loans on the Closing Date and the use of proceeds thereof and (iv) the payment of all fees and expenses in connection with the foregoing.

“Type” shall mean the type of Term Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction if applicable law requires that such appointment not be disclosed.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted Subsidiary” shall mean any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 8.13 subsequent to the Closing Date.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning provided to such term in Section 4.04(f).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, at any date, the quotient obtained by dividing (a) the sum of the products of (i) the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment (including payment at maturity) of such Indebtedness multiplied by (ii) the amount of such payment; by (b) the sum of all such payments.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary.

“Wholly-Owned Restricted Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Withholding Agent” shall mean the Credit Parties and the Administrative Agent.

1.02. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, and (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to the Borrower or any other Credit Party shall be construed to include the Borrower or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. Amount and Terms of Credit.

2.01. The Term Loan Commitments. (a) [Reserved].

(b) Subject to and upon the terms and conditions set forth herein, each Lender with a Term Loan Commitment severally agrees to make a term loan or term loans (each, a “Term Loan” and, collectively, the “Term Loans”) to the Borrower, which Term Loans (i) shall be incurred pursuant to a single drawing on the Closing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans, provided that, except as otherwise specifically provided in Section 2.10(b), all Term Loans comprising the same Borrowing shall at all times be of the same Type, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Term Loan Commitment of such Lender on the Closing Date. Once repaid, Term Loans incurred hereunder may not be reborrowed.

(c) Subject to and upon the terms and conditions set forth herein, each Lender with an Incremental Term Loan Commitment for a given Tranche of Incremental Term Loans severally agrees to make a term loan or term loans (each, an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) to the Borrower, which Incremental Term Loans (i) shall be incurred pursuant to a single drawing of such Tranche on the applicable Incremental Term Loan Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans, provided that, except as otherwise specifically provided in Section 2.10(b), all Incremental Term Loans of a given Tranche made as part of the same Borrowing shall at all times consist of Incremental Term Loans of the same Type, and (iv) shall not exceed for any such Incremental Term Loan Lender at any time of any incurrence thereof, the Incremental Term Loan Commitment of such Incremental Term Loan Lender for such Tranche on the respective Incremental Term Loan Borrowing Date. Once repaid, Incremental Term Loans incurred hereunder may not be reborrowed.

2.02. Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Term Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than eight (8) Borrowings of LIBOR Loans in the aggregate for all Tranches of Term Loans (or such greater number as may be acceptable to the Administrative Agent in its sole discretion).

2.03. Notice of Borrowing. (a) Whenever the Borrower desires to incur (x) LIBOR Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least three (3) Business Days’ prior notice of each LIBOR Loan to be incurred hereunder and (y) Base Rate Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least one Business Day’s prior notice of each Base Rate Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 1:00 P.M. (New York City time) on such day. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Term Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) if the Term Loans being incurred pursuant to such Borrowing shall constitute Incremental Term Loans, the specific Tranche thereof and (iv) whether the Term Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender which is required to make Term Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Term Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing or prepayment of Term Loans, as the case may be, absent manifest error.

2.04. Disbursement of Funds. No later than 1:00 P.M. (New York City time) on the date specified in each Notice of Borrowing, each Lender with a Term Loan Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date. All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrower at the Payment Office, or to such other account as the Borrower may specify in writing prior to the Closing Date, the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three (3) days and at the interest rate otherwise applicable to such Term Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Term Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Term Loans hereunder.

2.05. Term Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Term Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 12.15 and shall, if requested by such Lender, also be evidenced (i) in the case of Term Loans made on the Closing Date, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “Term Note” and, collectively, the “Term Notes”), (ii) in the case of Incremental Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, an “Incremental Term Note” and, collectively, the “Incremental Term Notes”) and (ii) in the case of Extended Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (each, an “Extended Term Note”).

(b) Each Lender will note on its internal records the amount of each Term Loan made by it and each payment in respect thereof and prior to any transfer of any of its Term Notes will endorse on the reverse side thereof the outstanding principal amount of Term Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Term Loans.

(c) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Term Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Term Notes. No failure of any Lender to request or obtain a Term Note evidencing its Term Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Term Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Term Note evidencing its outstanding Term Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Term Note to evidence any of its Term Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Term Note in the appropriate amount or amounts to evidence such Term Loans.

2.06. Conversions. The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Term Loans into a Borrowing (of the same Tranche) of another Type of Term Loan, provided that, (i) except as otherwise provided in Section 2.10(b), LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Term Loans being converted and no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into LIBOR Loans if no Default or Event of Default is in existence on the date of the conversion, and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of LIBOR Loans than is permitted under Section 2.02. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 1:00 P.M. (New York City time) at least (x) in the case of conversions of Base Rate Loans into LIBOR Loans, three (3) Business Days’ prior notice and (y) in the case of conversions of LIBOR Loans into Base Rate Loans, one (1) Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the Term Loans to be so converted, the Borrowing or Borrowings pursuant to which such Term Loans were incurred and, if to be converted into LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Term Loans.

2.07. Pro Rata Borrowings. All Borrowings of Term Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Term Loan Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Term Loans hereunder and that each Lender shall be obligated to make the Term Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Term Loans hereunder.

2.08. Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a LIBOR Loan pursuant to Sections 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each LIBOR Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Sections 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the LIBO Rate for such Interest Period.

(c) Notwithstanding anything to the contrary above, (i) upon the occurrence and during the continuance of an Event of Default, each Term Loan shall bear interest at a rate per annum equal to the rate which is 2.0% in excess of the rate otherwise applicable to Base Rate Loans of the respective Tranche of Term Loans from time to time and (ii) without duplication of any amounts payable under preceding clause (i), (x) overdue principal or overdue fees under Section 3.01(c) and, to the extent permitted by law, overdue interest in respect of each Term Loan, shall bear interest at a rate per annum equal to the rate which is 2.0% in excess of the rate otherwise applicable to Base Rate Loans of the respective Tranche of Term Loans from time to time and (y) all overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2.0% in excess of the rate applicable to Term Loans that are maintained as Base Rate Loans from time to time. Interest that accrues under this Section 2.08(c) shall be payable on demand.

(d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans of any Tranche, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each LIBOR Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for each Interest Period applicable to the respective LIBOR Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09. Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBOR Loan (in the case of the initial Interest Period applicable thereto) or prior to 11:00 A.M. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such LIBOR Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBOR Loan, which Interest Period shall, at the option of the Borrower, be (x) a one, two, three or six month period or (y) if agreed by the Administrative Agent in its sole discretion, such other period not to exceed one-month, provided that (in each case):

(i) all LIBOR Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any LIBOR Loan shall commence on the date of Borrowing of such LIBOR Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) if any Interest Period for a LIBOR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v) unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence; and

(vi) no Interest Period in respect of any Borrowing of any Tranche of Term Loans shall be selected which extends beyond the Maturity Date for such Tranche of Term Loans.

If by 11:00 A.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10. Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBO Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan because of (x) any change since the Closing Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, including: (A) any such change subjecting any Recipient to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b), (c), and (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBO Rate and/or (y) other circumstances arising since the Closing Date affecting such Lender, the London interbank market or the position of such Lender in such market (including that the LIBO Rate with respect to such LIBOR Loan does not adequately and fairly reflect the cost to such Lender of funding such LIBOR Loan); or

(iii) at any time, that the making or continuance of any LIBOR Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Closing Date which materially and adversely affects the London interbank market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent withdraws such notice (which notice the Administrative Agent agrees to withdraw promptly upon a determination that the condition or situation which gave rise to such notice no longer exists), and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto; provided that such Lender need not be required to disclose any price sensitive or confidential information or any such information to the extent prohibited by applicable law or regulation) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a LIBOR Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (x) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender determines that after the Closing Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy or liquidity requirements, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Term Loan Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital or liquidity. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts; provided that such Lender need not be required to disclose any price sensitive or confidential information or any such information to the extent prohibited by applicable law or regulation.

(d) Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change after the Closing Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10).

(e) Notwithstanding anything to the contrary in this Section 2.10, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.10 for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect.

2.11. Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBOR Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.01, Section 4.02 or as a result of an acceleration of the Term Loans pursuant to Section 10) or conversion of any of its LIBOR Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay LIBOR Loans when required by the terms of this Agreement or any Term Note held by such Lender or (y) any election made pursuant to Section 2.10(b).

2.12. Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Term Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 and 4.04.

2.13. Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in

Section 12.12(b), the Borrower shall have the right, in accordance with Section 12.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent; provided that:

(a) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Acceptance Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Term Loan Commitments and outstanding Term Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the respective Replaced Lender, and (B) an amount equal to all accrued, but theretofore unpaid, Fees (if any) owing to the Replaced Lender pursuant to Section 3.01; and

(b) all obligations of the Borrower then owing to the Replaced Lender (other than those specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and is authorized (which authorization is coupled with an interest) to execute an Assignment and Acceptance Agreement on behalf of such Replaced Lender, and any such Assignment and Acceptance Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 12.04. Upon the execution of the respective Assignment and Acceptance Agreement, the payment of amounts referred to in clauses (a) and (b) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 12.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Term Note or Term Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 4.04, 11.06, 12.01 and 12.06), which shall survive as to such Replaced Lender.

2.14. Incremental Term Loan Commitments. (a) The Borrower shall have the right (in consultation and coordination with the Administrative Agent) to request, at any time after the Syndication Date, that one or more Lenders (and/or one or more other Persons which are Eligible Transferees and which will become Lenders) provide Incremental Term Loan Commitments to the Borrower and, subject to the terms and conditions contained in this Agreement and in the respective Incremental Term Loan Commitment Agreement, make Incremental Term Loans pursuant thereto; it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental Term Loan Commitment as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Term Loan Commitment and executed and delivered to the Administrative Agent and the Borrower an Incremental Term Loan Commitment Agreement as provided in clause (b) of this Section 2.14, such Lender shall not be obligated to fund any Incremental Term Loans, (ii) any Lender (including any Eligible Transferee who will become a Lender) may so provide an Incremental Term Loan Commitment without the consent of any other Lender, (iii) each Tranche of Incremental Term Loan Commitments, and all Incremental Term Loans to be made pursuant thereto, shall be denominated in Dollars, (iv) the amount of each Tranche of Incremental Term Loan Commitments (whether constituting a new Tranche of Incremental Term Loans or being added to (and thereafter constituting a part of) a then outstanding Tranche of Term Loans) shall be in a minimum aggregate amount for all Lenders which provide an Incremental Term Loan Commitment under such Tranche of Incremental Term Loans (including Eligible Transferees who will become Lenders) of at least $5,000,000 (or such lower amount as may be acceptable to the Administrative Agent) and in integral multiples of $1,000,000 in excess thereof (or such other integral multiple as may be acceptable to the Administrative Agent), (v) the aggregate amount of all Incremental Term Loan Commitments provided pursuant to this Section 2.14 and the aggregate principal amount of all Incremental Term Loans to be made pursuant thereto shall not exceed the Maximum Incremental Term Loan Commitment Amount at such time, (vi) the upfront fees, original issue discount, and, if applicable, any unutilized commitment fees and/or other fees, payable to each Incremental Term Loan Lender in respect of each Incremental Term Loan Commitment shall be separately agreed to by the Borrower and each such Incremental Term Loan Lender, (vii) except to the extent permitted by Section 2.14(c), each Tranche of Incremental Term Loans shall (A) have an Incremental Term Loan Maturity Date of no earlier than the Term Loan Maturity Date, (B) have a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for the Term Loans and (C) be subject to the Applicable Margins as are set forth in the Incremental Term Loan Commitment Agreement governing such Tranche of Incremental Term Loans; provided that, if the Applicable Margins for such Tranche of Incremental Term Loans (which, for such purposes only, shall be deemed to include all up front or similar fees or original issue discount (amortized over the shorter of (x) the life of such Tranche of Incremental Term Loans and (y) four years) payable to all Incremental Term Loan Lenders providing such Tranche of Incremental Term Loans and any LIBO Rate floor or Base Rate floor applicable to such Incremental Term Loans, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Incremental Term Loan Lenders providing such Tranche of Incremental Term Loans) determined as of the initial funding date for such Tranche of Incremental Term Loans exceeds the Applicable Margins (which, for such purposes only, shall be deemed to include all up-front or similar fees or original issue discount (amortized over four years) originally payable to all Lenders providing the Term Loans or any Incremental Term Loans theretofore incurred and any LIBO Rate floor or Base Rate floor applicable to the Term Loans or such Incremental Term Loans) relating to the Term Loans and then outstanding by more than 0.50%, then the Applicable Margins relating to the Term Loans and then outstanding shall be adjusted to be equal to the Applicable Margins (determined as provided above) relating to such Tranche of Incremental Term Loans minus 0.50%, (viii) the proceeds of all Incremental Term Loans shall be used only for the purposes permitted by Section 7.08(b), (ix) each Incremental Term Loan Commitment Agreement shall specifically designate the Tranche or Tranches of the Incremental Term Loan Commitments being provided thereunder (which Tranche shall be a new Tranche unless the requirements of Section 2.14(c) are satisfied), (x) all Incremental Term Loans (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the Security Documents, and guaranteed under the Guaranty, on a pari passu basis with all other Obligations secured by the Security Documents and guaranteed under the Guaranty, and (xi) each Lender (including any Eligible Transferee who will become a Lender) agreeing to provide an Incremental Term Loan Commitment pursuant to an Incremental Term Loan Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Incremental Term Loans under the Tranche specified in such Incremental Term Loan Commitment Agreement as provided in Section 2.01(c) and such Incremental Term Loans shall thereafter be deemed to be Incremental Term Loans under such Tranche for all purposes of this Agreement and the other applicable Credit Documents.

(b) At the time of the provision of Incremental Term Loan Commitments pursuant to this Section 2.14, the Borrower, each other Credit Party, the Administrative Agent and each such Lender or other Eligible Transferee which agrees to provide an Incremental Term Loan Commitment (each, an

“Incremental Term Loan Lender”) shall execute and deliver to the Administrative Agent an Incremental Term Loan Commitment Agreement, with the effectiveness of the Incremental Term Loan Commitments provided therein (and the making of the respective Incremental Term Loans thereunder) to occur on the date set forth in such Incremental Term Loan Commitment Agreement, which date in any event shall be no earlier than the date on which (w) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon up-front or arrangement fees owing to the Administrative Agent (or any Affiliate thereof)), (x) all Incremental Term Loan Commitment Requirements are satisfied, (y) all other conditions set forth in this Section 2.14 shall have been satisfied, and (z) all other conditions precedent that may be set forth in such Incremental Term Loan Commitment Agreement shall have been satisfied. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Commitment Agreement, and at such time, (i) Schedule 1.01 shall be deemed modified to reflect the Incremental Term Loan Commitments of the affected Lenders and (ii) to the extent requested by any Incremental Term Loan Lender, Incremental Term Notes will be issued, at the Borrower’s expense, to such Incremental Term Loan Lender in conformity with the requirements of Section 2.05.

(c) Notwithstanding anything to the contrary contained above in this Section 2.14, the Incremental Term Loan Commitments provided by an Incremental Term Loan Lender or Incremental Term Loan Lenders, as the case may be, pursuant to each Incremental Term Loan Commitment Agreement shall constitute a new Tranche, which shall be separate and distinct from the existing Tranches pursuant to this Agreement (with a designation which may be made in letters (i.e., A, B, C, etc.), numbers (1, 2, 3, etc.) or a combination thereof (i.e., A-1, A-2, A-3, B-1, B-2, B-3, C-1, C-2, C-3, etc.)), provided that, with the consent of the Administrative Agent, the parties to a given Incremental Term Loan Commitment Agreement may specify therein that the respective Incremental Term Loans made pursuant thereto shall constitute part of, and be added to, a then outstanding Tranche of Term Loans so long as the following requirements are satisfied:

(i) the Incremental Term Loans to be made pursuant to such Incremental Term Loan Commitment Agreement shall have the same Maturity Date and shall have the same Applicable Margins as the Tranche of Term Loans to which the new Incremental Term Loans are being added; provided, however, if the up-front fees and/or original issue discount (amortized over the shorter of (x) the life of such Tranche of Incremental Term Loans and (y) four years) payable to each Incremental Term Loan Lender providing such Tranche of Incremental Term Loans exceeds the up-front fees and/or original issue discount (amortized over the shorter of (x) the life of such Tranche of Term Loans and (y) four years) originally payable to the Lenders that provided the Tranche of Term Loans to which such Incremental Term Loans are to be added by more than 0.50%, then the Applicable Margins for such Tranche of Term Loans shall be increased as, and to the extent, necessary to eliminate any such deficiency in excess of 0.50%;

(ii) the new Incremental Term Loans to be made pursuant to such Incremental Term Loan Commitment Agreement shall have the same Scheduled Term Loan Repayment Dates as then remain with respect to the Tranche of Term Loans to which such new Incremental Term Loans are being added (with the amount of each Scheduled Term Loan Repayment applicable to such new Incremental Term Loans to be the same (on a proportionate basis) as is theretofore applicable to the Tranche of Term Loans to which such new Incremental Term Loans are being added, thereby increasing the amount of each then remaining Scheduled Term Loan Repayments of the respective Tranche of Term Loans proportionately); and

(iii) on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 2.09, such new Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans of the respective Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding Borrowing of Term Loans of the respective Tranche.

To the extent the provisions of preceding clause (iii) require that Lenders making new Incremental Term Loans add such Incremental Term Loans to the then outstanding Borrowings of LIBOR Loans of the respective Tranche of Term Loans, it is acknowledged that the effect thereof may result in such new Incremental Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding LIBOR Loans of the respective Tranche and which will end on the last day of such Interest Period). In connection therewith, the Borrower hereby agrees to compensate the Lenders making the new Incremental Term Loans of the respective Tranche for funding LIBOR Loans during an existing Interest Period on such basis as may be agreed by the Borrower, the Administrative Agent and the respective Lender or Lenders as may be provided in the respective Incremental Term Loan Commitment Agreement.

2.15. Extension of Term Loans. (a) Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.15, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders with Term Loans under the same Tranche with a like Maturity Date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans of such Tranche with a like Maturity Date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time following the Closing Date transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the Maturity Date of each such Lender’s Term Loans of such Tranche and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension” and any Extended Term Loans shall constitute a separate Tranche of Term Loans from the Tranche of Term Loans from which they were converted), so long as the following terms are satisfied:

(i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders;

(ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Lender that agrees to an extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Tranche of Term Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the then latest Maturity Date then in effect);

(iii) the final maturity date of any Extended Term Loans shall be no earlier than the then latest Maturity Date then in effect hereunder and the amortization schedule applicable to Extended Term Loans pursuant to Section 4.02(a) for periods prior to the initial Maturity Date for the Tranche of Term Loans from which they were converted may not be increased from the amounts in effect prior to any such Extension;

(iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby;

(v) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer;

(vi) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Lenders with Term Loans shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(vii) all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Borrower generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent;

(viii) the Minimum Tranche Amount shall be satisfied unless waived by the Administrative Agent;

(ix) no more than two (2) Extensions may be effected in respect of Term Loans (unless the Administrative Agent agrees to a higher number); and

(x) the Extension shall not become effective unless, on the proposed effective date of the Extension, (x) the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer of each Credit Party dated the applicable date of the Extension and executed by an Authorized Officer of such Credit Party certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such Extension, (y) (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the applicable date of such Extension (it being understood and agreed that (a) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date and (b) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects, as the case may be) only as of such specified date) and (z) the Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by an Authorized Officer of the Borrower.

In connection with each Extension Offer, each relevant Lender, acting in its sole and individual discretion, shall determine whether it wishes to participate in the respective Extension contemplated by such Extension Offer. Any relevant Lender that does not respond to an Extension Offer within the time period contemplated by the applicable Extension Offer shall be deemed to have rejected such Extension Offer. The election of any relevant Lender to agree to an Extension shall not obligate any other Lender to so agree.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.15, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement (including Section 4.01, 4.02, 12.02 or 12.06) and (ii) no Tranche of Extended Term Loans shall be in an amount of less than $25,000,000 (the “Minimum Tranche Amount”) (or if less, the remaining outstanding principal amount thereof) (or such lesser minimum amount reasonably approved by the Administrative Agent). The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Credit Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.15, provided that such consent shall not be deemed to be an acceptance of an Extension Offer.

(c) The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Credit Documents with the Borrower (and the other applicable Credit Parties) as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in order to establish new Tranches, Loans or Commitments in respect of Term Loans so extended and/or established and such technical and conforming amendments as may be necessary in connection with the Extension and/or establishment of such new Tranches, Loans or commitments related thereto in each case on terms consistent with this Section 2.15. Without limiting the foregoing, in connection with any Extensions, the respective Credit Parties shall (at their expense) amend (and the Collateral Agent is hereby authorized to amend) any Mortgage that has a Maturity Date prior to the then latest Maturity Date so that such maturity date is extended to the then latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least 15 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.15.

2.16. Dutch Auction Repurchases. (a) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, the Borrower may, at any time and from time to time after the Closing Date, conduct Dutch auctions in order to purchase Term Loans (each, an “Auction” and each such Auction to be managed exclusively by an investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent in such capacity, the “Auction Manager”), so long as the following conditions are satisfied:

(i) each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.16 and as otherwise established by the Administrative Agent;

(ii) no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of any Term Loans in connection with any Auction;

(iii) the minimum principal amount (calculated on the face amount thereof) of all Term Loans that the Borrower offers to purchase in any such Auction shall be no less than $25,000,000 (unless another amount is agreed to by the Administrative Agent) and the offered purchase price shall be at a discount to par;

(iv) Term Loans may not be purchased with the proceeds of loans under any Permitted Revolving Credit Facility or with the proceeds of loans under any other revolving Indebtedness;

(v) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold);

(vi) no more than one (1) Auction may be ongoing at any one time;

(vii) no more than three (3) Auctions may be effected in any twelve month period (unless a higher number is agreed to by the Administrative Agent);

(viii) each Auction shall be open and offered to all Lenders of the relevant Tranche on a pro rata basis;

(ix) the Borrower represents and warrants that, as of the date of the delivery of each Auction Notice and at the time of purchase of any Term Loans in connection with any Auction, no Credit Party shall have any MNPI that both (A) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive such MNPI) prior to such time and (B) would reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to participate in the Auction;

(x) the Minimum Liquidity Condition has been satisfied at such time and immediately after giving effect to the purchase of Term Loans pursuant to such Auction; and

(xi) at the time of each purchase of Term Loans through an Auction, the Borrower shall have delivered to the Auction Manager and the Administrative Agent an officer’s certificate of an Authorized Officer of the Borrower certifying as to compliance with preceding clauses (ii), (iv), (ix) and (x) (and containing the calculations (in reasonable detail) required by preceding clauses (iv) and (x)).

(b) The Borrower must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction. If the Borrower commences any Auction (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of the respective Auction have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the purchase of Term Loans pursuant to such Auction shall be satisfied, then the Borrower shall have no liability to any Lender for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans made by the Borrower pursuant to this Section 2.16, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to, but not including (if paid prior to 12:00 Noon (New York City time)) the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement (including Sections 4.01, 4.02, 12.02 or 12.06) (although the par principal amount of Term Loans of the respective Tranche so purchased pursuant to this Section 2.16 shall be applied to reduce the remaining Scheduled Repayments of such Tranche of Term Loans of the applicable Lenders being repaid on a pro rata basis).

(c) The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.16 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 4.01, 4.02, 12.02 and 12.06 (it being understood and acknowledged that purchases of the Term Loans by the Borrower contemplated by this Section 2.16 shall not constitute Investments by the Borrower)) or any other Credit Document that may otherwise prohibit or conflict with any Auction or any other transaction contemplated by this Section 2.16 or result in a Default or an Event of Default as a result of the Auction or purchase of Term Loans pursuant to this Section 2.16. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Sections 11 and 12.01 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

2.17. Refinancing Amendments.

(a) At any time after the Closing Date, the Borrower may obtain, from any Lender or, subject to the immediately succeeding sentence, any new lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans then outstanding under this Agreement (which for the avoidance of doubt will be deemed to include any then outstanding Incremental Term Loans, Extended Term Loans and Other Term Loans) in the form of Other Term Loans or Other Term Loan Commitments, as applicable, in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu in right of payment and of security with, or at the option of the Borrower, may be subordinated in right of payment and/or security (or be unsecured) to the other Term Loans and Term Loan Commitments hereunder, (ii) will have such pricing and optional redemption terms as may be agreed by the Borrower and the Lenders thereof, (iii) the effective yield with respect to each Tranche of Other Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) thereunder may be different than the effective yield for the Term Loans of other Tranche or Tranches of Term Loans and Term Loan Commitments, in each case, to the extent provided in the applicable Refinancing Amendment, (iv) except as may be agreed to by the Lenders and any new lenders providing such Credit Agreement Refinancing Indebtedness in the respective Refinancing Amendment, each Tranche of Other Term Loans shall be prepaid and repaid on a pro rata basis with all voluntary prepayments and mandatory prepayments (but not amortization payments) of the other Tranches of Term Loans (and the proceeds of any Credit Agreement Refinancing Indebtedness shall be applied substantially concurrently with the incurrence thereof). For the avoidance of doubt, any Lender or, with the consent of the Borrower and, to the extent such consent would be required under Section 12.04 with respect to an assignment of Term Loans to such person, the consent of the Administrative Agent (which consent shall not be unreasonably withheld), any person that would be an Eligible Transferee may provide Credit Agreement Refinancing Indebtedness.

(b) The effectiveness of any Refinancing Amendment shall be subject to the absence of a continuing Default or Event of Default and such other conditions, if any, as may be agreed by the Borrower and the Lenders providing such Credit Agreement Refinancing Indebtedness and set forth in a Refinancing Amendment and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinions reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or, if necessary, such amendments to the Security Documents as may be reasonably requested by the Collateral Agent (including mortgage amendments) in order to ensure that the Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Credit Documents. Any Other Term Loans converted from or exchanged for any then-existing Term Loans may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Other Term Loan.

(c) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended (without any consent from any Lender) to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Term Loans and Term Loan Commitments subject thereto as Other Term Loans and/or Other Term Loan Commitments) and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of Section 12.12(e). Additionally, each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment in connection with any Credit Agreement Refinancing Indebtedness incurred pursuant to this Section 2.20 that is subordinated in right of payment and/or lien priority, the Credit Parties and the Collateral Agent will enter into intercreditor arrangements reasonably satisfactory to the Administrative Agent without the consent of any Lender.

(d) Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.17 and each Lender hereby expressly authorizes the Administrative Agent to enter into any such Refinancing Amendment, and this Section 2.17 shall supersede any provisions in Section 12.06 or Section 12.12 to the contrary.

SECTION 3. Fees; Reductions of Term Loan Commitments.

3.01. Fees. (a) The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by the Borrower or any of its Subsidiaries and the Administrative Agent.

(b) The Borrower agrees to pay to the Administrative Agent for distribution to the respective Incremental Term Loan Lenders such fees as may be agreed to as provided in Section 2.14.

(c) At the time of the effectiveness of any Repricing Event that is consummated on or prior to the first anniversary of the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with Term Loans that are either repaid, converted or subjected to a pricing reduction in connection with such Repricing Event (including each Lender that withholds its consent to such Repricing Event and is replaced as a Replaced Lender under Section 2.13), a fee in an amount equal to 1.0% of (x) in the case of a Repricing Event described in clause (i) of the definition thereof, the aggregate principal amount of all Term Loans prepaid or converted in connection with such Repricing Event and (y) in the case of a Repricing Event described in clause (ii) of the definition thereof, the aggregate principal amount of all Term Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Event. Such fees shall be earned, due and payable upon the date of the effectiveness of such Repricing Event.

3.02. Mandatory Reduction of Term Loan Commitments. (a) The Term Loan Commitment of each Lender shall terminate in its entirety on July 27, 2015, unless the Closing Date has occurred on or prior to such date.

(b) [Reserved].

(c) The Other Term Loan Commitments of any Tranche resulting from a Refinancing Amendment shall automatically terminate upon the conversion or refinancing, as the case may be, of all or a portion of the relevant Term Loans as provided in the relevant Refinancing Amendment.

(d) The Incremental Term Loan Commitment under a given Tranche shall terminate in its entirety on the Incremental Term Loan Borrowing Date for such Tranche of Incremental Term Loans (after giving effect to the incurrence of Incremental Term Loans of such Tranche on such date).

SECTION 4. Prepayments; Payments; Taxes.

4.01. Voluntary Prepayments. (a) The Borrower shall have the right to prepay the Term Loans, without premium or penalty (except as set forth in Section 2.11, clause (vi) of this Section 4.01(a), any Incremental Term Loan Commitment Agreement or any Extension Offer), in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York City time) at the Notice Office (x) at least one (1) Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans and (y) at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay LIBOR Loans, which notice (in each case) shall specify whether Term Loans, Incremental Term Loans under a given Tranche, Extended Term Loans under a given Tranche or Other Term Loans under a given Tranche shall be prepaid, the amount of such prepayment and the Types of Term Loans to be prepaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans were made, and which notice the Administrative Agent shall promptly transmit to each of the Lenders; (ii) each partial prepayment of Term Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case); provided that if any partial prepayment of LIBOR Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of LIBOR Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 4.01(a) in respect of any Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans; (iv) except as otherwise permitted by Section 2.15 with respect to any Tranche of Extended Term Loans or as permitted in any Refinancing Amendment with respect to any Tranche of Other Term Loans or pursuant to Section 2.16, each prepayment in respect of any Tranche of Term Loans made pursuant to this Section 4.01(a) shall be allocated among each of the outstanding Tranches of Term Loans on a pro rata basis, with each Tranche of Term Loans to be allocated its Term Loan Percentage of the amount of such prepayment; (v) except as otherwise permitted by Section 2.15 with respect to any Tranche of Extended Term Loans or as permitted in any Refinancing Amendment with respect to any Tranche of Other Term Loans or pursuant to Section 2.16, each prepayment of any Tranche of Term Loans pursuant to this Section 4.01(a) shall be applied on a pro rata basis to the remaining Scheduled Term Loan Repayments of such Tranche of Term Loans as directed by the Borrower (or, in the absence of such direction, in the direct order of maturity thereof) and (vi) any prepayment of Term Loans made on or prior to the six month anniversary date of the Closing Date in connection with a Repricing Event shall be accompanied by the payment of the fee described in Section 3.01(c).

(b) In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 12.12(b), the Borrower may, upon five (5) Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the

Administrative Agent shall promptly transmit to each of the Lenders), repay all Term Loans of such Lender (including all amounts, if any, owing pursuant to Section 2.11), together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender in accordance with, and subject to the requirements of, said Section 12.12(b), so long as the consents, if any, required by Section 12.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained. Each prepayment of any Tranche of Term Loans pursuant to this Section 4.01(b) shall reduce the then remaining Scheduled Term Loan Repayments of the respective Tranche of Term Loans on a pro rata basis as directed by the Borrower (or, in the absence of such direction, in the direct order of maturity thereof).

4.02. Mandatory Repayments.

(a) (i) Term Loans Made on the Closing Date. In addition to any other mandatory repayments pursuant to this Section 4.02, on each date set forth below (each, a “Scheduled Term Loan Repayment Date”), the Borrower shall be required to repay that principal amount of Term Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be (x) reduced as provided in Section 2.16, 4.01(a), 4.01(b) or 4.02(f) or (y) increased as provided in Section 2.14(c), a “Scheduled Term Loan Repayment”):

Scheduled Term Loan Repayment Date	Amount

The last Business Day of the Borrower’s fiscal quarter ending closest to June 30, 2015	$875,000

The last Business Day of the Borrower’s fiscal quarter ending closest to September 30, 2015	$875,000

The last Business Day of the Borrower’s fiscal quarter ending closest to December 31, 2015	$875,000

The last Business Day of the Borrower’s fiscal quarter ending closest to March 31, 2015	$875,000

The last Business Day of the Borrower’s fiscal quarter ending closest to June 30, 2015	$875,000

The last Business Day of the Borrower’s fiscal quarter ending closest to September 30, 2015	$875,000

The last Business Day of the Borrower’s fiscal quarter ending closest to December 31, 2015	$875,000

The last Business Day of the Borrower’s fiscal quarter ending closest to March 31, 2016	$875,000

The last Business Day of the Borrower’s fiscal quarter ending closest to June 30, 2016	$875,000

The last Business Day of the Borrower’s fiscal quarter ending closest to September 30, 2016	$875,000

The last Business Day of the Borrower’s fiscal quarter ending closest to December 31, 2016	$875,000

Scheduled Term Loan Repayment Date	Amount

The last Business Day of the Borrower’s fiscal quarter ending closest to March 31, 2017	$875,000

The last Business Day of the Borrower’s fiscal quarter ending closest to June 30, 2017	$875,000

The last Business Day of the Borrower’s fiscal quarter ending closest to September 30, 2017	$875,000

The last Business Day of the Borrower’s fiscal quarter ending closest to December 31, 2017	$875,000

The last Business Day of the Borrower’s fiscal quarter ending closest to March 31, 2018	$875,000

The last Business Day of the Borrower’s fiscal quarter ending closest to June 30, 2018	$875,000

The last Business Day of the Borrower’s fiscal quarter ending closest to September 30, 2018	$875,000

The last Business Day of the Borrower’s fiscal quarter ending closest to December 31, 2018	$875,000

The last Business Day of the Borrower’s fiscal quarter ending closest to March 31, 2019	$875,000

The last Business Day of the Borrower’s fiscal quarter ending closest to June 30, 2019	$875,000

The last Business Day of the Borrower’s fiscal quarter ending closest to September 30, 2019	$875,000

The last Business Day of the Borrower’s fiscal quarter ending closest to December 31, 2019	$875,000

The last Business Day of the Borrower’s fiscal quarter ending closest to March 31, 2020	$875,000

The last Business Day of the Borrower’s fiscal quarter ending closest to June 30, 2020	$875,000

The last Business Day of the Borrower’s fiscal quarter ending closest to September 30, 2020	$875,000

The last Business Day of the Borrower’s fiscal quarter ending closest to December 31, 2020	$875,000

Term Loan Maturity Date	The remaining outstanding amount of Term Loans

(ii) Incremental Term Loans. In addition to any other mandatory repayments pursuant to this Section 4.02, the Borrower shall be required to make, with respect to each Tranche of Incremental Term Loans, to the extent then outstanding, scheduled amortization payments of such Tranche of Incremental Term Loans on the dates and in the principal amounts set forth in the respective Incremental Term Loan Commitment Agreement.

(iii) Extended Term Loans. In addition to any other mandatory repayments pursuant to this Section 4.02, the Borrower shall be required to make, with respect to each Tranche of Extended Term Loans, to the extent then outstanding, scheduled amortization payments of such Tranche of Extended Term Loans on the dates and in the principal amounts set forth in the respective Extension Offer.

(iv) Other Term Loans. In addition to any other mandatory repayments pursuant to this Section 4.02, the Borrower shall be required to make, with respect to each Tranche of Other Term Loans, to the extent then outstanding, scheduled amortization payments of such Tranche of Other Term Loans on the dates and in the principal amounts set forth in the respective Refinancing Amendment.

(b) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Closing Date upon which the Borrower or any of its Restricted Subsidiaries receives any cash proceeds from any issuance or incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness for borrowed money (other than Indebtedness for borrowed money permitted to be incurred pursuant to Section 9.04 as in effect on the Closing Date), an amount equal to 100% of the Net Cash Proceeds of the respective incurrence of Indebtedness shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(f) and (g).

(c) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Closing Date upon which the Borrower or any of its Restricted Subsidiaries receives any cash proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(f) and (g); provided, however, that such Net Sale Proceeds shall not be required to be so applied on such date so long as no Default or Event of Default then exists and such Net Sale Proceeds shall be used to acquire assets (other than inventory and working capital) used or to be used in the businesses permitted pursuant to Section 9.13 (x) within 360 days following the date of such Asset Sale or (y) if the Borrower or a Restricted Subsidiary thereof enters into a legally binding commitment to use such Net Sale Proceeds before the expiration of the 360-day period referred to in preceding clause (x), within 90 days after the end of such 360-day period; provided further that if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 4.02(c) are not so reinvested within such 360-day period (as such period may be extended as permitted above) (or, in either case, such earlier date, if any, as the Borrower or the relevant Restricted Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 4.02(c) without regard to the preceding proviso.

(d) In addition to any other mandatory repayments pursuant to this Section 4.02, on each Excess Cash Flow Payment Date, an amount equal to the remainder of (if positive) of (A) the Applicable Excess Cash Flow Percentage of the Excess Cash Flow for the related Excess Cash Flow Payment Period minus (B) without duplication of amounts previously deducted in calculating Excess Cash Flow for such Excess Cash Flow Payment Period, the aggregate principal amount of voluntary prepayments of Term Loans made pursuant to Section 4.01 (other than any payments made pursuant to Section 2.16 or any Auction, except to the extent of the amount of cash actually used to make such repurchases) during the relevant Excess Cash Flow Payment Period to the extent (and only to the extent) made with internally generated funds of the Borrower or any of its Restricted Subsidiaries, shall be applied as a mandatory repayment in accordance with the requirements of Sections 4.02(f) and (g).

(e) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Closing Date upon which the Borrower or any of its Restricted Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Cash Proceeds therefrom do not exceed $1,000,000), an amount equal to 100% of the Net Cash Proceeds from such Recovery Event shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(f) and (g); provided, however, that such Net Cash Proceeds shall not be required to be so applied on such date so long as no Default or Event of Default then exists and the Borrower has (x) delivered a certificate to the Administrative Agent on such date stating that such Net Cash Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid within 360 days following the date of the receipt of such Net Cash Proceeds (which certificate shall set forth the estimates of the Net Cash Proceeds to be so expended) or (y) if the Borrower or a Restricted Subsidiary thereof has entered into a legally binding commitment to use such Net Cash Proceeds to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid before the expiration of the 360-day period referred to in preceding clause (x), within 90 days after the end of such 360-day period; provided further that if all or any portion of such Net Cash Proceeds not required to be so applied pursuant to the preceding proviso are not so used within 360 days after the date of the receipt of such Net Cash Proceeds (as such date may be extended as permitted above)(or, in either case, such earlier date, if any, as the Borrower or the relevant Restricted Subsidiary determines not to reinvest the Net Cash Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 4.02(e) without regard to the immediately preceding proviso.

(f) Except as permitted in Section 2.15 with respect to any Tranche of Extended Term Loans and except as permitted in any Refinancing Amendment with respect to any Tranche of Other Term Loans, each amount required to be applied pursuant to Sections 4.02(b), (c), (d) and (e) in accordance with this Section 4.02(f) shall be applied to repay the outstanding principal amount of each Tranche of Term Loans, with each Tranche of Term Loans to receive its Term Loan Percentage of the amount of each such repayment. Except as permitted in Section 2.15 with respect to any Tranche of Extended Term Loans and except as permitted in any Refinancing Amendment with respect to any Tranche of Other Term Loans, each repayment of any Tranche of Term Loans shall be applied (I) first, to reduce the first eight immediately succeeding Scheduled Term Loan Repayments of the respective Tranche of Term Loans (after giving effect to all prior reductions thereto) as of the date of the respective payments pursuant to this Section 4.02(f) in direct order of maturity and (II) second, to the extent in excess thereof, on a pro rata basis to the remaining Scheduled Term Loan Repayments of such Tranche of Term Loans (based upon the then remaining principal amount of each such Scheduled Term Loan Repayment of the respective Tranche after giving effect to all prior reductions thereto).

(g) With respect to each repayment of Term Loans required by this Section 4.02, the Borrower may designate the Types of Term Loans of the respective Tranche which are to be repaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such LIBOR Loans were made; provided that: (i) repayments of LIBOR Loans pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all LIBOR Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) each repayment of any Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(h) In addition to any other mandatory repayments pursuant to this Section 4.02, all then outstanding Term Loans of a respective Tranche shall be repaid in full on the respective Maturity Date for such Tranche of Term Loans.

(i) Notwithstanding the foregoing provisions of this Section 4.02, (i) in the case of any mandatory prepayment of Term Loans, Lenders may waive by written notice to Borrower and the Administrative Agent on or before the date on which such mandatory prepayment would otherwise be required to be made hereunder the right to receive the amount of such mandatory prepayment of Term Loans, (ii) if any Lender or Lenders elect to waive the right to receive the amount of such mandatory prepayment (any such waived amounts being referred to herein as the “Declined Proceeds”), all of the amount that otherwise would have been applied to mandatorily prepay Term Loans of such Lender or Lenders shall be offered by Borrower to the remaining non-waiving Lender or Lenders on a pro rata basis, based on the respective principal amounts of their outstanding Loans, (iii) if and to the extent any such non-waiving Lender does not elect by written notice to Borrower and the Administrative Agent within three Business Days following the date on which the offer is made pursuant to clause (ii) above to accept such offer, such Lender shall be deemed to have rejected such offer and (iv) to the extent there are any prepayment amounts remaining after the foregoing application, such amounts that are then held by the Administrative Agent shall be paid promptly by the Administrative Agent to Borrower.

(j) Notwithstanding any other provisions of this Section 4.02, (i) to the extent that any of or all the Net Sale Proceeds of any Asset Sale by a Restricted Subsidiary giving rise to a prepayment pursuant to Section 4.02(c), Excess Cash Flow pursuant to Section 4.02(d) or the Net Cash Proceeds of any Recovery Event from a Restricted Subsidiary pursuant to Section 4.02(e), is prohibited or delayed by applicable local law from being distributed or otherwise transferred to Borrower, the portion of such Net Sale Proceeds, Excess Cash Flow or Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in Section 4.02(c), 4.02(d) or 4.02(e), as applicable, or Borrower shall not be required to make a prepayment at the time provided in this Section 4.02, as the case may be. Instead, such amounts may be retained by the applicable Restricted Subsidiary so long, but only so long, as the applicable local law will not permit such distribution or transfer (Borrower hereby agreeing to cause the applicable Restricted Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such distribution or transfer), and once such distribution or transfer of any of such affected Net Sale Proceeds, Excess Cash Flow or Net Cash Proceeds is permitted under the applicable local law, such distribution or transfer will be promptly effected and such distributed or transferred Net Sale Proceeds, Excess Cash Flow or Net Cash Proceeds will be promptly (and in any event not later than three (3) Business Days after such distribution or transfer) applied (net of additional taxes payable or reserved against as a result thereof) to the prepayments pursuant to this Section 4.02 to the extent provided herein and (ii) to the extent that Borrower has determined in good faith and as has been agreed by the Administrative Agent (acting reasonably) that distribution or other transfer of any of or all the Net Sale Proceeds of any Asset Sale, the Net Cash Proceeds of any Recovery Event or Excess Cash Flow would have a material adverse tax cost consequence (taking into account any foreign tax credit or benefit received in connection with such distribution or transfer and, for the avoidance of doubt, consumption of any net operating loss shall be deemed to be a material adverse tax consequence) with respect to such Net Sale Proceeds, Excess Cash Flow or Net Cash Proceeds, the Net Sale Proceeds, Excess Cash Flow or Net Cash Proceeds so affected may be retained by the applicable Restricted Subsidiary, provided that, in the case of this clause (ii), on or before the date on which any Net Sale Proceeds, Excess Cash Flow or Net Cash Proceeds retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 4.02(c), 4.02(d) or 4.02(e), as applicable, (x) Borrower applies an amount equal to such Net Sale Proceeds, Excess Cash Flow or Net Cash Proceeds to such reinvestments or prepayments as if such Net Sale Proceeds, Excess Cash Flow or Net Cash Proceeds had been received by Borrower rather than such Restricted Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Sale Proceeds, Excess Cash Flow or Net Cash Proceeds had been distributed or transferred (or, if less, the Net Sale Proceeds, Excess Cash Flow or Net Cash Proceeds that would be calculated if received by such Restricted Subsidiary) or (y) such Net Sale Proceeds, Excess Cash Flow or Net Cash Proceeds are applied to the repayment of Indebtedness of a Restricted Subsidiary; provided further that any such retained amount shall not be utilized to increase the Cumulative Amount.

4.03. Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments under this Agreement and under any Term Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Whenever any payment to be made hereunder or under any Term Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

(b) All payments made by the Borrower hereunder and under any Term Note will be made without setoff, counterclaim or other defense.

4.04. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c) Indemnification by the Borrower. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such

Recipient and any reasonable expenses arising there from or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 4.04, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. (i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B), (ii)(C) and (ii)(D) below) shall not be required if in the Recipient’s judgment such completion, execution or submission would subject such Recipient to any material cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is an entity treated as a partnership for U.S. federal income tax purposes and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form or documentation prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any Lender determines, in its sole reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.04 (including by the payment of additional amounts pursuant to this Section 4.04), it shall pay to the appropriate Credit Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that (w) any Lender may determine, in its sole discretion consistent with the policies of such Lender, whether to seek a refund for any Taxes, (x) any Taxes that are imposed on a Lender as a result of a disallowance or reduction of any Tax refund with respect to which such Lender has made a payment to the Credit Party pursuant to this Section 4.04(g) shall be treated as an Indemnified Tax for which the Credit Party is obligated to indemnify such Lender pursuant to this Section 4.04 without any exclusions or defenses, and (y) nothing in this Section 4.04(g) shall require the Lender to disclose any confidential information to a Credit Party (including, without limitation, its tax returns); and (z) no Lender shall be required to pay any amounts pursuant to this Section 4.04(g) at any time which a Default or Event of Default exists; provided that any such refund that would be required to be paid to the applicable Credit Party pursuant to this Section 4.04(g) that is retained by such Lender shall instead be credited against the amount of Obligations otherwise owed to such Lender.

(h) Survival. Each party’s obligations under this Section 4.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

SECTION 5. Conditions Precedent to Term Loans on the Closing Date.

The obligation of each Lender to make Term Loans on the Closing Date is subject at the time of the making of such Term Loans to the satisfaction of the following conditions:

5.01. This Agreement; Term Notes. (i) The Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart of this Agreement (whether the same or different counterparts) and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Term Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

5.02. Notice of Borrowing. Prior to the making of each Term Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a).

5.03. Representations and Warranties. At the time of the making of each Term Loan on the Closing Date and also after giving effect thereto, all Specified Representations and all Specified Acquisition Agreement Representations shall be true and correct in all material respects as of the Closing Date (it being understood and agreed that (x) any such representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date and (y) any such representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects, as the case may be) only as of such specified date).

5.04. Officer’s Certificate. On the Closing Date, the Administrative Agent shall have received a certificate, dated the Closing Date and signed on behalf of the Borrower by the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, the Corporate Controller or any Vice President of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 5.03, 5.07 and 5.09 have been satisfied on such date.

5.05. Opinions of Counsel. On the Closing Date, the Administrative Agent shall have received from Perkins Coie LLP, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Closing Date in form and substance reasonably satisfactory to the Administrative Agent.

5.06. Company Documents; Proceedings; etc. (a) On the Closing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Closing Date, signed by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Corporate Controller or any Vice President of such Credit Party, and attested to by the General Counsel, the Secretary or any Assistant Secretary of such Credit Party, in the form of Exhibit F with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b) On the Closing Date, the Administrative Agent shall have received all information and copies of all records of Company proceedings, governmental approvals, good standing certificates issued with respect to the jurisdiction of organization of each Credit Party and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Company or Governmental Authorities.

5.07. Minimum Cash; Consummation of Acquisition. (a) On the Closing Date (and prior to the incurrence of any Term Loans and consummation of the Acquisition on such date), the Borrower and its Subsidiaries shall have available cash (other than Restricted Cash) on hand, and such cash, together with the proceeds of the Term Loans to be incurred on the Closing Date and cash on hand of Target, shall be sufficient to consummate the Acquisition and to pay all fees, commissions and expenses in connection with the Transaction that are due and payable on such date.

(b) On the Closing Date, the Acquisition shall have been consummated (or, concurrently with the incurrence of the Term Loans and the application of proceeds thereof and of cash on hand of the Borrower and Target toward the purchase price for the Acquisition, the Acquisition shall be consummated) in accordance with the terms and conditions of the Acquisition Agreement. On the Closing Date, (x) the Administrative Agent shall have received a true and correct copy of the Acquisition Agreement, in each case certified as such by an Authorized Officer of the Borrower, (y) since January 26, 2015, the Acquisition Agreement shall not have been amended, modified or waived in any manner adverse to the Lenders or the Lead Arrangers in their respective capacities as such without the consent of the Lead Arrangers not to be unreasonably withheld, delayed or conditioned (it being understood and agreed that (1) any decrease in the consideration paid pursuant to the Acquisition Agreement by 15% or more shall be deemed to be adverse to the interest of the Lenders and the Lead Arrangers, (2) any increase in the consideration paid pursuant to the Acquisition Agreement shall not be deemed adverse to the interest of the Lenders and the Lead Arrangers so long as such increase is funded solely with an increase in the available cash on hand of the Borrower, (3) any change to the definition of “Target Material Adverse Effect” set forth in the Acquisition Agreement shall be deemed to be adverse to the interests of the Lenders and the Lead Arrangers, and (4) any modifications to any of the provisions in the Acquisition

Agreement relating to the Administrative Agent’s, the Collateral Agent’s, the Lead Arrangers’ or any Lender’s liability, jurisdiction or status as a third party beneficiary under the Acquisition Agreement shall be deemed to be adverse to the interest of the Lenders and the Lead Arrangers), and (z) the Acquisition Agreement shall be in full force and effect.

5.08. Existing Indebtedness. On the Closing Date and after giving effect to the consummation of the Transaction, the Borrower and its Restricted Subsidiaries shall have no outstanding Preferred Equity or material Indebtedness for borrowed money, except for (i) Indebtedness under the Credit Documents and (ii) certain other Indebtedness existing on the Closing Date as listed on Schedule 7.21 (with the Indebtedness described in this subclause (ii) being herein called the “Existing Indebtedness”).

5.09. Material Adverse Change. Since September 30, 2014, there shall not have occurred any facts, conditions, changes, violations, circumstances, effects or events constituting, or which could reasonably be expected to result in, individually or in the aggregate, a Target Material Adverse Effect.

5.10. Guaranty and Collateral Agreement. (a) On the Closing Date, the Borrower and each Subsidiary Guarantor shall have duly authorized, executed and delivered a Guaranty and Collateral Agreement in the form of Exhibit G (as amended, modified, restated and/or supplemented from time to time, the “Guaranty and Collateral Agreement”) covering all of such Credit Party’s GCA Collateral, together with (subject to clause (b) below):

(i) the delivery of proper financing statements (Form UCC-1 or the equivalent) fully completed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Guaranty and Collateral Agreement in such GCA Collateral to the extent that a security interest in such GCA Collateral may be perfected by such a filing;

(ii) to the extent required by the Guaranty and Collateral Agreement, (x) any certificates representing Pledged Stock (as defined in the Guaranty and Collateral Agreement), together with executed and undated endorsements of transfer and (y) any promissory notes, together with executed and undated allonges;

(iii) certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name any Credit Party as debtor and that are filed in the jurisdictions where the applicable financing statements referred to in clause (i) above will be filed, together with copies of such other financing statements that name any Credit Party as debtor in any such jurisdiction (none of which shall cover any of the GCA Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) (or the authority to file the same) or such other termination statements as shall be required by local law fully executed for filing); and

(iv) fully executed and completed Grants of Security Interest in Trademarks, Patents and Copyrights in the respective forms attached to the Guaranty and Collateral Agreement for filing in the United States Patent and Trademark Office and the United States Copyright Office, as the case may be, and the Guaranty and Collateral Agreement shall be in full force and effect.

(b) Notwithstanding anything to the contrary contained in this Section 5.10, Section 5.11 or in Section 5.13(ii), to the extent that any Collateral is not or cannot be provided or perfected (or any related required actions under Section 5.11 or Section 5.13(ii) are not taken) on the Closing Date after the Credit Parties’ use of commercially reasonable efforts to do so or without undue burden or expense, the provision of such Collateral and the perfection thereof (and the taking of the related required actions under Section 5.11 or Section 5.13(ii)) shall not constitute a condition precedent to the making of Term Loans under this Agreement on the Closing Date but shall instead be required to be delivered (or taken) after the Closing Date in accordance with the requirements of Section 8.12 (and within the time periods prescribed by on Schedule 8.17), except that the foregoing provisions of this Section 5.10(b) shall not apply to the provision and perfection (and it shall be a condition precedent to the making of Term Loans under this Agreement on the Closing Date that the Credit Parties have provided and delivered the necessary documents as otherwise required under Section 5.10(a) to perfect) in any Collateral or the provision of to the extent that the perfection thereof may be accomplished by (i) the filing of a UCC-1 (or similar statement) under the UCC, (ii) the delivery of stock certificates (and related stock powers) of the Domestic Subsidiaries (other than any Domestic Subsidiary of a Controlled Foreign Corporation) of the Borrower and, to the extent the Equity Interests represented by such stock certificates are directly owned by a Credit Party, 65% of the voting stock and 100% of the non-voting stock of the first tier Foreign Subsidiaries of the Borrower that are Controlled Foreign Corporations or (iii) the filings of the respective Grants of Security Interest in Trademarks, Patents and Copyrights in the United States Patent and Trademark Office and the United States Copyright Office.

5.11. Mortgage; Title Insurance; Survey; Landlord Waivers; etc. On the Closing Date, the Collateral Agent shall have received:

(i) fully executed counterparts of Mortgages and corresponding UCC fixture filings, in form and substance reasonably satisfactory to the Collateral Agent, which Mortgages and UCC fixture filings shall cover each Real Property owned by the Borrower or any Subsidiary Guarantor and designated as a “Mortgaged Property” on Schedule 7.12, together with evidence that counterparts of such Mortgages and UCC fixture filings have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;

(ii) a Mortgage Policy relating to each Mortgage of the Mortgaged Property referred to above, issued by a title insurer reasonably satisfactory to the Collateral Agent, in an insured amount reasonably satisfactory to the Collateral Agent and insuring the Collateral Agent that the Mortgage on each such Mortgaged Property is a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances, with each such Mortgage Policy (1) to be in form and substance reasonably satisfactory to the Collateral Agent, (2) to include, to the extent available in the applicable jurisdiction, supplemental endorsements (including, without limitation, endorsements relating to future advances of Incremental Term Loans under this Agreement, usury, first loss, tax parcel, subdivision, zoning, contiguity, variable rate, doing business, public road access, survey, environmental lien, mortgage tax and so-called comprehensive coverage over covenants and restrictions and for any other matters that the Collateral Agent in its discretion may reasonably request), (3) to not include the “standard” title exceptions, a survey exception or an exception for mechanics’ liens, and (4) to provide for affirmative insurance and such reinsurance or coinsurance as the Collateral Agent in its discretion may reasonably request;

(iii) to induce the title company to issue the Mortgage Policies referred to in Section 5.11(ii) above, such affidavits, certificates, information and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required by the Title Company, together with payment by the Borrower of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of such Mortgage Policies;

(iv) a survey of each Mortgaged Property (and all improvements thereon) (1) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (2) dated not earlier than six months prior to the date of delivery thereof, (3) certified by the surveyor to the Collateral Agent in its capacity as such, the title company with the current standard American Land Title Association / American Congress on Surveying and Mapping form of certification, including such table A items as reasonably required by the Collateral Agent, (4) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date or preparation of such survey, and (5) sufficient for the title company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the endorsements required pursuant to the provisions of Section 5.11(ii) above;

(v) to the extent obtainable on or prior to the Closing Date using commercially reasonable efforts, fully executed landlord waivers in respect of those Leaseholds of the Borrower or any of the Subsidiary Guarantors designated as “Leaseholds Subject to Landlord Waivers” on Schedule 7.12, each of which landlord waivers shall be in form and substance reasonably satisfactory to the Collateral Agent; and

(vi) a “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property, in form and substance acceptable to the Administrative Agent (together with notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower and any applicable Subsidiary Guarantor and evidence of flood insurance, in the event any improved parcel of Mortgaged Property is located in a special flood hazard area).

5.12. Financial Statements; Pro Forma Balance Sheet; Projections. On or prior to the Closing Date, the Administrative Agent shall have received true and correct copies of the historical financial statements, the pro forma financial statements and the Projections referred to in Sections 7.05(a) and (b).

5.13. Solvency Certificate; Insurance Certificates; Perfection Certificate. On the Closing Date, the Administrative Agent shall have received:

(i) a solvency certificate, dated the Closing Date, from the Chief Financial Officer of the Borrower in the form of Exhibit H;

(ii) certificates of insurance complying with the requirements of Section 8.03 for the business and properties of the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as loss payee; provided that, with respect to the Target and its Subsidiaries, the Borrower shall only be required to deliver evidence of insurance coverage, which evidence shall be reasonably satisfactory to the Administrative Agent;

(iii) a perfection certificate, dated the Closing Date, executed by the Credit Parties, and in form and substance reasonably satisfactory to the Administrative Agent.

5.14. Fees, etc. On the Closing Date, the Borrower shall have paid to the Administrative Agent (and its relevant affiliates) and each Lender all costs, fees and expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby payable to the Administrative Agent or such Lender to the extent then due.

5.15. Patriot Act. The Administrative Agent and the Lenders shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

In determining the satisfaction of the conditions specified in this Section 5, (x) to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Closing Date that the respective item or matter does not meet its satisfaction and (y) in determining whether any Lender is aware of any fact, condition or event that has occurred and which would reasonably be expected to have a Target Material Adverse Effect or a Material Adverse Effect, each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Closing Date of such fact, condition or event shall be deemed not to be aware of any such fact, condition or event on the Closing Date. Upon the Administrative Agent’s good faith determination that the conditions specified in this Section 5 have been met (after giving effect to the preceding sentence), then the Closing Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Closing Date shall not release the Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in this Section 5).

SECTION 6. Conditions Precedent to All Incremental Term Loans after the Closing Date.

The obligation of each Lender to make Incremental Term Loans on any date after the Closing Date is subject, at the time of the making of each such Incremental Term Loans, to the satisfaction of the following conditions:

6.01. No Default; Representations and Warranties. At the time of the making of each such Incremental Term Loan and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of the making of such Incremental Term Loan (it being understood and agreed that (x) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date and (y) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects, as the case may be) only as of such specified date).

6.02. Notice of Borrowing. Prior to the making of each Incremental Term Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a).

The acceptance of the proceeds of each Term Loan shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 5 (with respect to Term Loans made on the Closing Date) and in this Section 6 (with respect to Incremental Term Loans made after the Closing Date) are satisfied as of that time. All of the Term Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and in this Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Term Notes, in sufficient counterparts or copies for each of the Lenders.

SECTION 7. Representations, Warranties and Agreements.

In order to induce the Lenders to enter into this Agreement and to make the Term Loans, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Term Notes and the making of the Term Loans, with each incurrence of Term Loans on or after the Closing Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Closing Date and on the date of each other incurrence of Term Loans hereunder (it being understood and agreed that (x) any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date and (y) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or in all respects, as the case may be) only as of such specified date).

7.01. Company Status. Each of the Borrower and each of its Restricted Subsidiaries (i) is a duly organized and validly existing Company in good standing under the laws of the jurisdiction of its organization, (ii) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.02. Power and Authority. Each Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Documents. Each Credit Party has duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03. No Violation. Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority except, in the case of any Acquisition Document, to the extent such contravention, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its Restricted Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument, in each case to which any Credit Party or any of its Restricted Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, except to the extent that any such conflict, breach or default, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Restricted Subsidiaries.

7.04. Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date, (y) filings which are necessary to perfect the security interests created under the Security Documents and (z) those related to the Acquisition that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document.

7.05. Financial Statements; Financial Condition; Undisclosed Liabilities; Projections. (a)(i)(I) The audited consolidated balance sheet of the Borrower at December 29, 2012, December 28, 2013 and January 3, 2015 and the related consolidated statements of income and cash flows of the Borrower for the Fiscal Years of the Borrower ended on such dates, in each case furnished to the Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial position of the Borrower at the date of said financial statements and the results of operations for the respective periods covered thereby, and (II) the audited consolidated statements of financial position of the Target at December 31, 2012, December 31, 2013 and December 31, 2014, and the related consolidated statements of comprehensive income and cash flows of the Target for the fiscal years of the Target ended on such dates, in each case furnished to the Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial position of the Target at the date of said financial statements and the results of operations for the respective periods covered thereby. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.

(ii) The pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2014 and the related pro forma consolidated statements of income of the Borrower for 12-month period ended on such date (after giving effect to the Transaction and the financing therefor), a copy of which has been furnished to the Lenders prior to the Closing Date, presents a good faith estimate of the pro forma consolidated financial position of the Borrower and its Subsidiaries as of such date. Such pro forma financial statements have been prepared in good faith by the Borrower and are based on reasonable assumptions, and there are no statements or conclusions in such financial statements which are based upon or include information known to the Borrower to be misleading in any material respect or which fail to take into account material information known to the Borrower regarding the matters reported therein.

(b) The Projections delivered to the Administrative Agent and the Lenders prior to the Closing Date have been prepared in good faith and are based on assumptions believed to be reasonable at the time prepared, and there are no statements or conclusions in the Projections which are based upon or include information known to the Borrower to be misleading in any material respect or which fail to take into account material information known to the Borrower regarding the matters reported therein. On the Closing Date, the Borrower believes that the Projections are reasonable, it being recognized by the Administrative Agent and the Lenders, however, that projections as to future events are not to be viewed as facts, that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections, and that such differences may be material.

(c) On and as of the Closing Date and the date of each incurrence of Incremental Term Loans thereafter, and after giving effect to the Transaction and to all Indebtedness (including the Term Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the fair value of the assets, at a fair valuation, of the Borrower and its Restricted

Subsidiaries (on a consolidated basis) will exceed their debts, (ii) the sum of the present fair salable value of the assets of the Borrower and its Restricted Subsidiaries (on a consolidated basis) will exceed their debts, (iii) the Borrower and its Restricted Subsidiaries (on a consolidated basis) have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature, and (iv) the Borrower and its Restricted Subsidiaries (on a consolidated basis) will not have unreasonably small capital with which to conduct their businesses. For purposes of this Section 7.05(c), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(d) Except as fully disclosed in the financial statements delivered pursuant to Section 7.05(a), and except for the Indebtedness incurred under this Agreement, there were as of the Closing Date no liabilities or obligations with respect to the Borrower or any of its Restricted Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower and its Restricted Subsidiaries taken as a whole. As of the Closing Date, the Borrower does not know of any basis for the assertion against it or any of its Restricted Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Section 7.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower and its Restricted Subsidiaries taken as a whole.

(e) After giving effect to the Transaction (but for this purpose assuming that the Transaction and the related financing had occurred prior to January 3, 2015), since January 3, 2015, there has been no change in the business, operations, property, assets, liabilities or condition (financial or otherwise) of the Borrower or any of its Restricted Subsidiaries that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.06. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened (i) with respect to the Transaction or any Document, other than as set forth on Schedule 7.06, or (ii) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.07. True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Documents) for purposes of or in connection with the Transaction, this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 7.07, such factual information shall not include the Projections or any pro forma financial information.

7.08. Use of Proceeds; Margin Regulations. (a) All proceeds of the Term Loans incurred by the Borrower on the Closing Date will be used to finance, in part, the Acquisition and to pay the fees and expenses incurred in connection with the Transactions.

(b) All proceeds of Incremental Term Loans will be used to finance Permitted Acquisitions, to refinance existing Indebtedness of the business acquired in a Permitted Acquisition and to pay the fees and expenses incurred in connection therewith.

(c) All proceeds of Other Term Loans incurred pursuant to a Refinancing Amendment under Section 2.17 will be used for the purposes described in the applicable Refinancing Amendment.

(d) No part of any Term Loan (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Term Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

7.09. Tax Returns and Payments. Each of the Borrower and each of its Restricted Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all federal and state, local, and foreign returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Restricted Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Restricted Subsidiaries, as applicable, for the periods covered thereby. Each of the Borrower and each of its Restricted Subsidiaries has paid all taxes and assessments payable by it which have become due, other than those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Restricted Subsidiaries in accordance with GAAP. From and after the Closing Date, neither the Borrower nor any of its Subsidiaries has ever “participated” in a “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations. Neither Borrower nor any of its Subsidiaries is a party to any tax sharing or similar agreement.

7.10. Compliance with ERISA. (a) Schedule 7.10 sets forth each Plan as of the Closing Date. Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations; (ii) each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and to the knowledge of the Borrower or any of its Restricted Subsidiaries, nothing has occurred since the date of such determination that would reasonably be expected to adversely affect such determination or Borrower’s or Restricted Subsidiary’s reliance thereon (or, in the case of a Plan with no determination, to the knowledge of the Borrower or any of its Restricted Subsidiaries, nothing has occurred that would reasonably be expected to materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification); (iii) no ERISA Event has occurred or is reasonably expected to occur; (iv) there exists no Unfunded Pension Liability with respect to any Plan; (v) there are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, which would reasonably be expected to be asserted successfully against any Plan; (vi) the Borrower, its Restricted Subsidiaries and any ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan; (vii) no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; (viii) the Borrower, its Restricted Subsidiaries and any ERISA Affiliate have not ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions; (ix) no lien imposed under the Code or ERISA on the assets of the Borrower, its Restricted Subsidiaries or any ERISA Affiliate exists on account of any Plan; (x) none of the Borrower, its Restricted Subsidiaries or any ERISA Affiliate has any liability under Section 4069 or 4212(c) of ERISA; (ix) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, all contributions required to be made with respect to a Foreign Pension Plan have been timely made; (xii) neither the Borrower nor any of its Restricted Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan; and (xiii) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

(b) To the knowledge of the Borrower or any of its Restricted Subsidiaries, no Multiemployer Plan is insolvent or in reorganization. None of the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan for which the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate is subject to any liability, and, if each of the Borrower, any of its Restricted Subsidiaries and each ERISA Affiliate were to withdraw in a complete withdrawal as of the date this assurance is given or deemed given, the aggregate withdrawal liability that would be incurred could not reasonably be expected to result in a Material Adverse Effect.

7.11. Security Documents. (a) The provisions of the Guaranty and Collateral Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the GCA Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has a fully perfected security interest in all right, title and interest in all of the GCA Collateral described therein (with perfection being subject on the Closing Date to those security interests in the GCA Collateral that can be perfected by filing of a financing statement or delivery to the Administrative Agent of stock certificates together with undated stock powers endorsed in blank) (except to the extent such actions are not then required to have been taken in accordance with the express provisions of the Guaranty and Collateral Agreement), subject to no other Liens other than Permitted Liens. The recordation of (x) the Grant of Security Interest in United States Patents and (y) the Grant of Security Interest in United States Trademarks in the respective forms attached to the Guaranty and Collateral Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Guaranty and Collateral Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States Trademarks and Patents covered by the Guaranty and Collateral Agreement, and the recordation of the Grant of Security Interest in United States Copyrights in the form attached to the Guaranty and Collateral Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Guaranty and Collateral Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States Copyrights covered by the Guaranty and Collateral Agreement.

(b) After the execution, delivery and filing thereof, each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Encumbrances related thereto).

7.12. Properties. All Real Property owned or leased by the Borrower or any of its Restricted Subsidiaries as of the Closing Date, and the nature of the interest therein, is correctly set forth in Schedule 7.12. Each of the Borrower and each of its Restricted Subsidiaries has good and marketable fee simple title to all material properties (and to all buildings, fixtures and improvements located thereon) owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 7.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens. Each of the Borrower and each of its Restricted Subsidiaries has a valid leasehold interest in the material properties leased by it free and clear of all Liens other than Permitted Liens.

7.13. [Reserved].

7.14. Subsidiaries. On and as of the Closing Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 7.14. Schedule 7.14 sets forth, as of the Closing Date, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof. All outstanding shares of Equity Interests of each Restricted Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. No Restricted Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.

7.15. Compliance with Statutes, etc. (a) Each of the Borrower and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) No default exists under any agreement, instrument, organizational document or other document to which the Borrower or any of its Restricted Subsidiaries is a party or otherwise subject to that has resulted, or could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

7.16. Investment Company Act, etc. Neither the Borrower nor any of its Restricted Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended or (ii) subject to regulation under any requirement of law (other than Regulation X) that limits its ability to incur, create, assume or permit to exist Indebtedness or grant any Contingent Obligations in respect of other Indebtedness.

7.17. Insurance. Schedule 7.17 sets forth a listing of all insurance maintained by the Borrower and its Restricted Subsidiaries as of the Closing Date (other than local insurance policies maintained by Foreign Subsidiaries of the Borrower that are not material), with the amounts insured (and any deductibles) set forth therein.

7.18. Environmental Matters. Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (a) each of the Borrower and each of its Restricted Subsidiaries is, and at all times has been, in compliance with all applicable Environmental Laws and has obtained and is in compliance with the terms of any permits, licenses or registrations required under such Environmental Laws in connection with its products, business, operations or facilities; (b) there are no Environmental Claims pending or to the knowledge of the Borrower, threatened, against the Borrower or any of its Restricted Subsidiaries; (c) no Lien, other than a Permitted Lien, has been recorded or to the knowledge of the Borrower, threatened under any Environmental Law with respect to any Real Property owned, leased or operated by the Borrower or any Restricted Subsidiary; (d) neither the Borrower nor any of its Restricted Subsidiaries has agreed to assume or accept responsibility, for any liability of any other Person under any Environmental Law; and (e) there are no facts, circumstances, conditions or occurrences with respect to the past or present business, operations, products, properties or facilities of the Borrower or any of its Restricted Subsidiaries, or any of their respective predecessors, that could reasonably be expected to give rise to any Environmental Claim or any liability under any Environmental Law.

7.19. Employment and Labor Relations. Neither the Borrower nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Restricted Subsidiaries, (iii) no union representation question exists with respect to the employees of the Borrower or any of its Restricted Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Restricted Subsidiaries and (v) no wage and hour department investigation has been made of the Borrower or any of its Restricted Subsidiaries, except (with respect to any matter specified in clauses (i), (ii), (iii), and (iv) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

7.20. Intellectual Property, etc. Each of the Borrower and each of its Subsidiaries owns or has sufficient rights to use all the IP Rights material to its business, and has obtained all licenses thereto or other rights of whatever nature, necessary or useful for the present conduct of its business and as currently proposed to be conducted. The conduct and operations of the business of the Borrower and each of its Subsidiaries as currently conducted and currently proposed to be conducted do not infringe, misappropriate, dilute, violate or otherwise conflict with any IP Right owned by any other Person, and no other Person has contested any right, title or interest of the Borrower or any of its Subsidiaries in, or relating to, any IP Right owned by the Borrower or any of its Subsidiaries, other than, individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 7.20, (x) there are no pending or threatened actions, investigations, suits, proceedings, audit, claims, demands, orders or disputes affecting the Borrower or any its Subsidiaries with respect to IP Rights material to its business, (y) no judgment or order has been rendered by any competent Governmental Authority and no settlement agreement or similar contractual obligation has been entered into by the Borrower or any of its Subsidiaries, with respect to any IP Rights material to its business and (z) no Borrower or Subsidiary knows of any valid basis for any claim based on infringement, misappropriation, dilution, violation or impairment.

7.21. Indebtedness. Schedule 7.21 sets forth a list of all Existing Indebtedness (including Contingent Obligations) of the Borrower and its Restricted Subsidiaries as of the Closing Date and which is to remain outstanding after giving effect to the Transaction (excluding the Term Loans), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Restricted Subsidiaries which directly or indirectly guarantees such Existing Indebtedness.

7.22. Anti-Terrorism Law; OFAC; FCPA. (a) Neither the Borrower nor any of its Restricted Subsidiaries is in violation of any legal requirement relating to any laws with respect to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”) and the Patriot Act. Neither the Borrower nor any of its Restricted Subsidiaries and, to the knowledge of the Borrower, no agent of the Borrower or any of its Restricted Subsidiaries acting on behalf of the Borrower or any of its Restricted Subsidiaries, as the case may be, is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(b) Neither the Borrower nor any of its Restricted Subsidiaries and, to the knowledge of the Borrower, no agent of the Borrower or any of its Restricted Subsidiaries acting on behalf of the Borrower or any of its respective Restricted Subsidiaries, as the case may be, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of a Person described in Section 7.22(a), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(c) Neither the Borrower nor any of its Restricted Subsidiaries and, to the knowledge of the Borrower, no agent of the Borrower or any of its Restricted Subsidiaries acting on behalf of the Borrower or any of its respective Restricted Subsidiaries, as the case may be, directly or indirectly, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

SECTION 8. Affirmative Covenants. The Borrower hereby covenants and agrees that on and after the Closing Date and until the Term Loan Commitment has terminated and the Term Loans and Term Notes (in each case together with interest thereon), Fees and all other Obligations (other than unasserted claims for contingent expense reimbursement and indemnification obligations) incurred hereunder and thereunder, are paid in full:

8.01. Information Covenants. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each Fiscal Year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior Fiscal Year and comparable budgeted figures for such quarterly accounting period as set forth in the respective budget delivered pursuant to Section 8.01(d), all of which shall be certified by an Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(b) Annual Financial Statements. Within 90 days after the close of each Fiscal Year of the Borrower (commencing with its Fiscal Year ended January 3, 2015), (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year and certified by KPMG LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, reported on by such certified public accounts without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit, and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year.

(c) Management Letters. Promptly after the Borrower’s or any of its Restricted Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(d) Budgets. No later than 45 days following the first day of each Fiscal Year of the Borrower (commencing with its Fiscal Year ending on or around December 31, 2016), a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income, sources and uses of cash and balance sheets for the Borrower and its Subsidiaries on a consolidated basis) for each of the four fiscal quarters of such Fiscal Year prepared in detail setting forth, with appropriate discussion, the principal assumptions upon which such budget is based.

(e) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a compliance certificate from an Authorized Officer of the Borrower in the form of Exhibit I certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the provisions of Sections 4.02(c) and 4.02(e) and certain other provisions of this Agreement as reflected in such Exhibit I, at the end of such fiscal quarter or Fiscal Year, as the case may be, (ii) if delivered with the financial statements required by Section 8.01(b), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Flow Payment Period and the Cumulative Amount as of the last day of such Excess Cash Flow Payment Period, and (iii) certify that there have been no changes to Schedules 3.03 through 4.06(c), inclusive, of the Guaranty and Collateral Agreement since the Closing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 8.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of the Guaranty and Collateral Agreement) and whether the Borrower and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to the Guaranty and Collateral Agreement in connections with any such changes.

(f) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three (3) Business Days after any officer of the Borrower or any of its Restricted Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against the Borrower or any of its Restricted Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(g) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Borrower or any of its Restricted Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) of any Qualified Preferred Stock, or any of its material Indebtedness pursuant to the terms of the documentation governing the same.

(h) Environmental Matters. Promptly after any Authorized Officer of the Borrower or any of its Restricted Subsidiaries receives notice or obtains knowledge thereof, notice of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against the Borrower or any of its Restricted Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries;

(ii) any condition or occurrence on, arising from, or related to the products, business or operations of, or any Real Property owned, leased or operated by, the Borrower or any of its Restricted Subsidiaries that (a) results in noncompliance by the

Borrower or any of its Restricted Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Restricted Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Restricted Subsidiaries of such Real Property, in each case, under any Environmental Law; or

(iv) the taking of any investigatory removal, remedial or corrective action to the extent required by any Governmental Authority or pursuant to any Environmental Law in response to the exposure of employees, customers, or other persons to Hazardous Materials, or the Release or threatened Release of any Hazardous Material at, in, on, under, to or from any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries (a “Response”).

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or investigatory removal or remedial action and the Borrower’s or such Restricted Subsidiary’s response thereto.

(i) Patriot Act. Promptly following the Administrative Agent’s or any Lender’s request therefor, all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(j) Unrestricted Subsidiaries. At any time when any of the Borrower’s Subsidiaries are Unrestricted Subsidiaries, the financial statements required by Sections 8.01(a), (b) or (d) shall include reasonably detailed consolidating financial information presenting the elimination of such Unrestricted Subsidiaries from such financial presentations (it being understood that such consolidating financial information need not be certified by the Borrower’s independent certified public accountants).

(k) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Restricted Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

8.02. Books, Records and Inspections; Annual Lender Meetings. (a) The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent (who may be accompanied by officers and designated representatives of any Lender) to visit and inspect, during normal business hours and under guidance of officers of the Borrower or such Restricted Subsidiary, any of the properties of the Borrower or such Restricted Subsidiary, and to examine the books of account of the Borrower or such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent may reasonably request; provided that if no Event of Default has occurred and is continuing, no more than one such visit or inspection shall occur during any Fiscal Year of the Borrower.

(b) At the request of the Administrative Agent, the Borrower will at a date to be mutually agreed by the Administrative Agent and the Borrower occurring on or prior to the day that is 120 days after the end of each Fiscal Year ending on or after January 3, 2015, hold a meeting (which may be by way of a conference call or teleconference), at a time selected by the Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous Fiscal Year and the financial condition of the Borrower and its Subsidiaries and the budgets presented for the current Fiscal Year of the Borrower and its Subsidiaries.

8.03. Maintenance of Property; Insurance. (a) The Borrower will, and will cause each of its Restricted Subsidiaries to, (i) keep all property necessary to the business of the Borrower and its Restricted Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Restricted Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. The provisions of this Section 8.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b) If at any time the improvements on a Mortgaged Property are located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or any successor thereto or other applicable agency, the Borrower will, and will cause each of its Restricted Subsidiaries to, at all times keep and maintain flood insurance in an amount satisfactory to the Administrative Agent but in no event less than the amount sufficient to comply with the rules and regulations promulgated under the National Flood Insurance Act of 1968 and Flood Disaster Protection Act of 1973, each as amended from time to time.

(c) The Borrower will, and will cause each of its Restricted Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any public liability insurance, third party property damage insurance and business interruption insurance maintained by the Borrower and/or such Restricted Subsidiaries) (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee (in respect of all property insurance) and/or additional insured) and such endorsements shall be delivered to the Collateral Agent within 15 days of the Closing Date (as such date may be extended by the Collateral Agent in its sole discretion), (ii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Creditors, and (iii) shall be deposited with the Collateral Agent.

(d) If the Borrower or any of its Restricted Subsidiaries shall fail to maintain insurance in accordance with this Section 8.03, or if the Borrower or any of its Restricted Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

8.04. Existence; Franchises. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its rights, franchises, licenses, permits, Copyrights, Trademarks and Patents; provided, however, that nothing in this Section 8.04 shall prevent (i) sales of assets and other transactions by the Borrower or any of its Restricted Subsidiaries in accordance with Section 9.02 or (ii) require the Borrower or any of its Restricted Subsidiaries to preserve and keep in full force and effect any right, franchise, license, permit, Copyright, Trademark or Patent to the extent any failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.05. Compliance with Statutes, etc. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06. Compliance with Environmental Laws. (a) The Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, with all Environmental Laws, undertake all required Responses and obtain and comply with all permits, licenses and registrations applicable to or required in respect of the conduct of its business or operations or the ownership, lease or use of any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, except in each case as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower and each of its Restricted Subsidiaries will keep or cause to be kept all Real Property now or hereafter owned, leased or operated by the Borrower or any of its Restricted Subsidiaries free and clear of any Liens imposed pursuant to such Environmental Laws. Neither the Borrower nor any of its Restricted Subsidiaries will Release, generate, manufacture, use, treat, store, dispose of, recycle or permit the Release, generation, manufacture, use, treatment, storage, disposal or recycling of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, disposed of, recycled or Released at any such Real Properties in compliance in all material respects with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of the Borrower or any of its Restricted Subsidiaries.

(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 8.01(h) or (ii) at any time that the Borrower or any of its Restricted Subsidiaries in breach of Section 7.18 or Section 8.06(a), the Borrower will (in each case) provide, at the sole cost and expense of the Borrower and at the request of the Administrative Agent, an environmental assessment in form and substance reasonably acceptable to the Administrative Agent concerning the matter of such notice or breach, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent. If the Borrower fails to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall and hereby does grant to the Administrative Agent and the Lenders and their respective agents access to such Real Property, and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

8.07. ERISA. The Borrower shall supply to the Administrative Agent (in sufficient copies for all Lenders, if the Administrative Agent so requests):

(a) promptly and in any event within 15 days after receiving a request from the Administrative Agent a copy of IRS Form 5500 (including the Schedule B) with respect to a Plan; and

(b) promptly and in any event within 30 days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that would reasonably be expected to result in material liability to the Borrower or any Restricted Subsidiaries of the Borrower, a certificate of an Authorized Officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Borrower, any Subsidiary of the Borrower or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under clause (d) of the definition thereof, the 30-day period set forth above shall be a 10-day period, and, in the case of ERISA Events under clause (b) of the definition thereof, in no event shall notice be given later than 10 days after the occurrence of the ERISA Event.

8.08. End of Fiscal Years. The Borrower will cause its fiscal years to end on the date described in the definition of “Fiscal Year” of each calendar year; provided that the Borrower may permit any Subsidiary acquired on or after the Closing Date to maintain the accounting periods of such Subsidiary in effect for such Subsidiary immediately prior to the consummation of such acquisition for a reasonable period thereafter.

8.09. Performance of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.10. Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Restricted Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Restricted Subsidiaries not otherwise permitted under Section 9.01(i); provided that neither the Borrower nor any of its Restricted Subsidiaries shall be required to pay any such Tax which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect to such contested Tax in accordance with GAAP.

8.11. Use of Proceeds. The Borrower will use the proceeds of the Term Loans only as provided in Section 7.08.

8.12. Additional Security; Further Assurances; etc. (a) The Borrower will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and Real Property of the Borrower and such other Credit Party as are not covered by the original Security Documents, other than Excluded Property (as defined in the Guaranty and Collateral Agreement), and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid, enforceable and perfected security interests, hypothecations and Mortgages superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Liens except for Permitted Liens or, in the case of Real Property, the Permitted Encumbrances related thereto. The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full. Notwithstanding the foregoing, this

Section 8.12(a) shall not apply to (and the Borrower and the other Credit Parties shall not be required to grant a Mortgage in) (i) any fee-owned Real Property the Fair Market Value of which is less than $2,500,000 or (ii) any Leasehold (unless, in either case, a Mortgage on any such Real Property (including Leaseholds) is granted (or required to be granted) under the Permitted Revolving Credit Facility Documents).

(b) The Borrower will, and will cause each of the other Credit Parties to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, the Borrower will, and will cause the other Credit Parties that are Subsidiaries of the Borrower to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 8.12 has been complied with.

(c) If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of the Borrower and the other Credit Parties constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Borrower agrees that each action required by clauses (a), (b), and (c) of this Section 8.12 shall be completed as promptly as practicable, but in no event later than 30 days (or 60 days in the case of a Mortgage on Real Property) after such action is requested to be taken by the Administrative Agent or the Required Lenders (or such later date as may be agreed by the Administrative Agent in its sole discretion); provided that, in no event will the Borrower or any of its Restricted Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 8.12 (it being understood that such commercially reasonable efforts shall not include the payment of any amount to third parties other than the payment of reasonable fees and disbursements of counsel to any such third party in connection therewith).

8.13. Designation of Unrestricted Subsidiaries. The Borrower may at any time after the Closing Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) (A) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (B) in the case of a designation of an Unrestricted Subsidiary, immediately before and after such designation, as of the date of such designation, Consolidated EBITDA of all Unrestricted Subsidiaries must not represent more than 10% of Consolidated EBITDA (calculated as if all Subsidiaries are Restricted Subsidiaries), (C) Borrower has delivered to the Administrative Agent (x) written notice of such designation and (y) a certificate, dated the effective date of such designation, of an Authorized Officer stating that no Default or Event of Default has occurred and is continuing and setting forth reasonably detailed calculations demonstrating compliance on a Pro Forma Basis the foregoing requirement in the preceding clause (B); and (D) no Subsidiary may be designated as an Unrestricted Subsidiary more than once. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a

Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary. In addition, as at the end of each fiscal quarter of the Borrower, Borrower shall not permit the Consolidated EBITDA of all Unrestricted Subsidiaries to exceed more than 10% of Consolidated EBITDA (calculated as if all Subsidiaries are Restricted Subsidiaries). In no event shall Lattice Semiconductor Limited, a company organized under the laws of Bermuda, or Lattice SG Pte. Ltd., a company organized under the laws of Singapore, be designated as Unrestricted Subsidiaries.

8.14. Certain Matters Relating to Target. To the extent (i) the Target is not a direct Wholly-Owned Domestic Subsidiary of the Borrower and a Subsidiary Guarantor on the Closing Date or (ii) the domestic assets of the Target and its Subsidiaries have not been contributed directly to the Borrower on Closing Date (including by way of a merger of Target with and into the Borrower), then the Borrower shall cause either (a) the Target to become a direct Wholly-Owned Domestic Subsidiary of the Borrower (which Subsidiary shall be a Subsidiary Guarantor and shall satisfy the requirements of Section 8.12) or (b) the domestic assets of the Target and its Subsidiaries to be contributed directly to the Borrower (including by way of a merger of Target with and into the Borrower), in each case, no later than the date that is ten (10) Business Days following the Closing Date.

8.15. Permitted Acquisitions. (a) Subject to the provisions of this Section 8.15 and the requirements contained in the definition of Permitted Acquisition, the Borrower and/or one or more of its Wholly-Owned Restricted Subsidiaries may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Borrower shall have given to the Administrative Agent at least five Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition and the proposed closing date thereof; (iii) the Total Leverage Ratio of the Borrower for the respective Calculation Period on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period shall not exceed 2.10:1.00; (iv) if the Aggregate Consideration payable for the proposed Permitted Acquisition equals or exceeds $25,000,000, the Borrower shall have delivered to the Administrative Agent (I) the historical audited financial statements of the potential Acquired Entity or Business for the three immediately preceding fiscal years of such Acquired Entity or Business (or, if less, the number of years available) and unaudited financial statements thereof for the most recent interim period that is available, (II) a due diligence package (including quality of earnings reports, environmental reports and similar third party reports (to the extent available)) and (III) any executed term sheets and/or letters of intent and copies of executed acquisition purchase documentation, and, at the request of the Administrative Agent, such other information and documents available to the Borrower that the Administrative Agent may reasonably request with respect to such Permitted Acquisition; (v) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), (it being understood that (x) any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date and (y) any representation and warranty that which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects, as the case may be) only as of such specified date); (vi) in the case of a Permitted Acquisition by or of a Foreign Subsidiary (or an Acquired Entity or

Business a substantial portion of whose assets are located outside the United States), the Aggregate Consideration payable for the proposed Permitted Acquisition, when added to the Aggregate Consideration paid or payable for all other similar Permitted Acquisitions theretofore consummated since the Closing Date, shall not exceed the sum of (I) $100,000,000 and (II) the Net Equity Proceeds Amount as in effect immediately before the respective Permitted Acquisition; and (vii) the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i), (ii), (iii), (iv), (v), (vi), and (vii), inclusive, and containing the calculations (in reasonable detail) and projections required by preceding clauses (iii) and (vi).

(b) Within 30 days following each Permitted Acquisition involving the creation or acquisition of a Subsidiary (other than any Consortia Subsidiary), or the acquisition of capital stock or other Equity Interest of any Person, the capital stock or other Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to (to the extent required by) the Guaranty and Collateral Agreement.

(c) The Borrower will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Sections 8.12 and 9.14, to the reasonable satisfaction of the Administrative Agent.

(d) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrower that the certifications pursuant to this Section 8.15 are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Section 7 and Section 10.

8.16. Ratings. The Borrower shall use commercially reasonable efforts to maintain at all times (i) a monitored public corporate family rating of the Borrower and a monitored public rating of each Tranche of the Term Loans, in each case from Moody’s, and (ii) a monitored public corporate credit rating of the Borrower and a monitored public rating of each Tranche of the Term Loans, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Borrower of customary rating agency fees and cooperation with information and data requests by Moody’s and S&P in connection with their ratings process).

8.17. Post-Closing Obligations. Within the time periods after the Closing Date specified on Schedule 8.17 or such later date as the Administrative Agent agrees to in its sole discretion in writing, Borrower and each other Credit Party will deliver the documents and take the actions specified on Schedule 8.17.

SECTION 9. Negative Covenants.

The Borrower hereby covenants and agrees that on and after the Closing Date and until the Term Loan Commitment has terminated and the Term Loans and Term Notes (in each case, together with interest thereon), Fees and all other Obligations (other than unasserted claims for contingent expense reimbursement and indemnification obligations) incurred hereunder and thereunder, are paid in full:

9.01. Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Restricted Subsidiaries,

whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Restricted Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii) Liens in respect of property or assets of the Borrower or any of its Restricted Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower’s and the Restricted Subsidiaries’ (taken as a whole) property or assets or materially impair the use thereof in the operation of the business of the Borrower and the Restricted Subsidiaries (taken as a whole) or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii) Liens in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule 9.01, but only to the respective date, if any, set forth in such Schedule 9.01 for the removal, replacement and termination of any such Liens, plus renewals, replacements and extensions of such Liens to the extent set forth on such Schedule 9.01, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension (plus accrued and unpaid interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses related thereto) and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any of its Restricted Subsidiaries other than the proceeds thereof;

(iv) (x) Liens created by or pursuant to this Agreement and the Security Documents and (y) Liens securing all obligations under the Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt so long as the aggregate amount of such resulting Refinancing Indebtedness would not exceed the sum of the amounts otherwise permitted by the definition of “Credit Agreement Refinancing Indebtedness”;

(v) (x) licenses, sublicenses, leases or subleases granted by the Borrower or any of its Restricted Subsidiaries to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Restricted Subsidiaries and (y) any interest or title of a lessor, sublessor or licensor under any lease or license agreement not prohibited by this Agreement to which the Borrower or any of its Restricted Subsidiaries is a party;

(vi) Liens upon assets of the Borrower or any of its Restricted Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 9.04(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Restricted Subsidiary of the Borrower other than the proceeds of such asset;

(vii) Liens placed upon equipment or machinery acquired after the Closing Date and used in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries and placed at the time of the acquisition thereof by the Borrower or such Restricted Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 9.04(iv) and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Borrower or such Restricted Subsidiary other than the proceeds of such equipment or machinery;

(viii) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(ix) Liens arising from precautionary UCC financing statement filings regarding operating leases and consignment arrangements entered into in the ordinary course of business or from UCC financing statement filings or any other similar filings or notices of Lien under any notice or recording statute regarding Liens permitted under any other clause of this Section 9.01;

(x) Liens arising out of the existence of judgments or awards not constituting an Event of Default or securing appeal or other surety bonds related to such judgment and in respect of which the Borrower or any of its Restricted Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings;

(xi) statutory and common law landlords’ liens under leases to which the Borrower or any of its Restricted Subsidiaries is a party;

(xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practices (exclusive of obligations in respect of the payment for borrowed money);

(xiii) Permitted Encumbrances;

(xiv) Liens on property or assets acquired by the Borrower or any of its Restricted Subsidiaries pursuant to a Permitted Acquisition or an Investment permitted by Section 9.05(xx) or (xxi), or on property or assets of a Restricted Subsidiary of the Borrower in existence at the time such Restricted Subsidiary is acquired by the Borrower or any of its Restricted Subsidiaries pursuant to a Permitted Acquisition or an Investment permitted by Section 9.05(xx) or (xxi), provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 9.04(vii), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition or Investment and do not attach to any other asset of the Borrower or any of its Restricted Subsidiaries;

(xv) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements and the proceeds thereof;

(xvi) Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets or in respect of letters of credit or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xvii) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to (x) cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any of its Restricted Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained and securing amounts owing to such bank or banks with respect to cash management and operating account arrangements and (y) financial assets on deposit in one or more securities accounts maintained by the Borrower or any of its Restricted Subsidiaries, in each case granted in the ordinary course of business in favor of the securities intermediaries with which such accounts are maintained and securing amounts owing to such securities intermediaries with respect to services rendered in connection with such securities accounts;

(xviii) Liens created by or pursuant to the Permitted Revolving Credit Facility Documents (which Liens may rank pari passu with (but not senior to) the Liens granted under the Security Documents), so long such Liens are limited to assets constituting Collateral pursuant to the Security Documents and are subject to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent (as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “RCF Intercreditor Agreement”);

(xix) (x) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 9.04 and (y) deposits in the ordinary course of business securing liability for reimbursement obligations of insurance carriers providing insurance to the Borrower or any of its Restricted Subsidiaries;

(xx) Liens consisting of customary restrictions on the sale of assets of the Borrower or any of its Restricted Subsidiaries imposed pursuant to an agreement that has been entered into for the sale of such assets pending the closing of such sale to the extent that such sale is permitted pursuant to Section 9.02;

(xxi) Liens on earnest money deposits made in connection with any agreement in respect of an anticipated Permitted Acquisition; and

(xxii) additional Liens of the Borrower or any Restricted Subsidiary of the Borrower not otherwise permitted pursuant to this Section 9.01 that do not secure obligations in excess of $25,000,000 in the aggregate for all such Liens at any time outstanding.

In connection with the granting of Liens of the type described in clauses (iii), (vi), (vii) and (xiv) of this Section 9.01 by the Borrower of any of its Restricted Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

9.02. Consolidation, Merger, Purchase or Sale of Assets, etc. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales of inventory and grants of licenses in the ordinary course of business), or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials, equipment, goods and services in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time), except that:

(i) Capital Expenditures by the Borrower and its Restricted Subsidiaries shall be permitted;

(ii) the Borrower and its Restricted Subsidiaries may liquidate or otherwise dispose of obsolete or worn-out property or assets or property no longer used in the conduct of business of the Borrower and its Restricted Subsidiaries, in each case, in the ordinary course of business;

(iii) any merger or consolidation in connection with (x) Investments to the extent permitted by Section 9.05 (provided that (i) in the case of a transaction the purpose of which is to designate a Subsidiary as an Unrestricted Subsidiary or re-designate an Unrestricted Subsidiary as a Restricted Subsidiary, such transaction must be consummated in compliance with Section 8.13 and (ii) if the Borrower is a party thereto, the Borrower shall be the continuing or surviving person or the continuing or surviving person shall assume the obligations of the Borrower in a manner reasonably acceptable to the Administrative Agent), (y) Liens to the extent permitted in Section 9.01 and (z) Dividends to the extent permitted in Section 9.03;

(iv) the Borrower and its Restricted Subsidiaries may sell assets (other than the capital stock or other Equity Interests of any Wholly-Owned Restricted Subsidiary, unless all of the capital stock or other Equity Interests of such Wholly-Owned Restricted Subsidiary are sold in accordance with this clause (iv)), so long as (A) no Default or Event of Default then exists or would result therefrom, (B) each such sale is in an arm’s-length transaction and the Borrower or the respective Restricted Subsidiary receives at least Fair Market Value, (C) the consideration received by the Borrower or such Restricted Subsidiary consists of at least 75% cash and is paid at the time of the closing of such sale, (D) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 4.02(c) and (E) the aggregate amount of the cash and non-cash proceeds received from all assets sold pursuant to this clause (iv) shall not exceed (I) $25,000,000 in any Fiscal Year of the Borrower or (II) $75,000,000 during the term of this Agreement;

(v) each of the Borrower and its Restricted Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 9.04(iv));

(vi) each of the Borrower and its Restricted Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vii) each of the Borrower and its Restricted Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Restricted Subsidiaries, in each case so long as no such grant otherwise affects the Collateral Agent’s security interest in the asset or property subject thereto in any material respect;

(viii) the Borrower or any Restricted Subsidiary of the Borrower may convey, sell or otherwise transfer all or any part of its business, properties and assets to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor, so long as any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken;

(ix) any Subsidiary of the Borrower may merge or consolidate with and into, or be dissolved or liquidated into, the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor, so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (ii) in all other cases, a Person that is or becomes a Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, and (iii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;

(x) any Foreign Subsidiary of the Borrower may be merged, consolidated or amalgamated with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Wholly-Owned Foreign Subsidiary of the Borrower, so long as such Wholly-Owned Foreign Subsidiary of the Borrower is the surviving or continuing entity of any such merger, consolidation, amalgamation, dissolution or liquidation;

(xi) (x) Permitted Acquisitions may be consummated in accordance with the requirements of Section 8.15,(y) the Borrower may dispose of Unrestricted Subsidiaries and (z) Investments may be consummated in accordance with Section 9.05;

(xii) the Borrower and its Restricted Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for cash at Fair Market Value;

(xiii) any Immaterial Subsidiary of the Borrower may be wound up, liquidated or dissolved if the Board of Directors of such Immaterial Subsidiary shall determine in good faith that the continued existence of such Immaterial Subsidiary is no longer desirable in the conduct of the business of the Borrower and its Restricted Subsidiaries, and that the winding up, liquidation or dissolution of such Immaterial Subsidiary is not disadvantageous in any material respect to the Credit Parties or the Lenders;

(xiv) the Borrower and its Restricted Subsidiaries may convey, sell, transfer or exchange equipment or Real Property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such conveyance, sale or transfer are reasonably promptly applied to the purchase price of such replacement property;

(xv) the Borrower and its Restricted Subsidiaries may dispose of leases entered into in the ordinary course of business to the extent such disposition does not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(xvi) the Acquisition shall be permitted in accordance with the terms of the Acquisition Documents; and

(xvii) the Borrower may convey, sell, transfer or exchange the Shanghai Property.

To the extent the Required Lenders waive the provisions of this Section 9.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.02 (other than to the Borrower or a Restricted Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect and/or evidence the foregoing.

9.03. Dividends. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Restricted Subsidiaries, except that:

(i) any Restricted Subsidiary of the Borrower may pay Dividends to the Borrower or to any Wholly-Owned Domestic Subsidiary that is a Restricted Subsidiary of the Borrower and any Foreign Subsidiary of the Borrower also may pay Dividends to any Wholly-Owned Foreign Subsidiary that is a Restricted Subsidiary of the Borrower;

(ii) any Non-Wholly-Owned Subsidiary that is a Restricted Subsidiary of the Borrower may pay cash Dividends to its shareholders, members or partners generally, so long as the Borrower or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(iii) the Borrower may redeem, repurchase or otherwise acquire for value outstanding shares of Borrower Common Stock (or options, warrants or other rights to acquire such Borrower Common Stock) following the death, disability, retirement or termination of employment of officers, directors or employees of the Borrower or any of its Restricted Subsidiaries, provided that (x) the aggregate amount of all such redemptions and repurchases pursuant to this Section 9.03(iii) shall not exceed $2,500,000 in any Fiscal Year of the Borrower and (y) at the time of any such redemption or repurchase permitted to be made pursuant to this Section 9.03(iii), no Default or Event of Default shall then exist or result therefrom;

(iv) the Borrower may pay regularly scheduled Dividends on its Qualified Preferred Stock pursuant to the terms thereof solely through the issuance of additional shares of such Qualified Preferred Stock (but not in cash); provided that in lieu of issuing additional shares of such Qualified Preferred Stock as Dividends, the Borrower may increase the liquidation preference of the shares of Qualified Preferred Stock in respect of which such Dividends have accrued;

(v) the Borrower may pay cash Dividends in lieu of issuing fractional shares of Equity Interests of the Borrower or as payments to dissenting stockholders pursuant to applicable law in connection with a transaction permitted by this Agreement, provided that the aggregate amount of all such cash Dividends and payments pursuant to this clause (v) shall not exceed $1,500,000;

(vi) the Borrower may declare and pay Dividends consisting solely of Equity Interests of the Borrower otherwise permitted to be issued under this Agreement, whether in connection with a stock split of common Equity Interests issued by the Borrower or otherwise;

(vii) the Borrower may redeem, retire, purchase or otherwise acquire for value Equity Interests of the Borrower (a) in exchange for other Equity Interests of the Borrower permitted to be issued under this Agreement, (b) upon the conversion of Qualified Preferred Stock or the exercise, exchange or conversion of stock options, warrants or other rights to acquire Equity Interests of the Borrower and (c) tendered to the Borrower by a holder of Equity Interests of the Borrower in settlement of indemnification or similar claims by the Borrower against such holder, in each case so long as no cash or other consideration is paid in connection with any such redemption, retirement, purchase or other acquisition for value (unless otherwise independently permitted under another clause of this Section 9.03);

(viii) the Borrower may redeem, retire, purchase or otherwise acquire for value Equity Interests tendered by the holder thereof in payment of withholding or other taxes relating to the vesting, delivery, exercise, exchange or conversion of stock options, restricted stock, restricted stock units, warrants or other Equity Interests of the Borrower;

(ix) the Borrower may purchase, redeem or otherwise acquire for cash any Equity Interests issued by it so long as (x) no Default or Event of Default exists at the time of such purchase, redemption or acquisition or would result therefrom and (y) the consideration therefor consists solely of proceeds received by the Borrower from a substantially concurrent issuance or sale of its common Equity Interests (including an issuance or sale of shares of its common Equity Interests in connection with the exercise of options or warrants); and

(x) the Borrower may pay or make additional cash Dividends (including to purchase, redeem or otherwise acquire for cash any Equity Interests issued by the Borrower), so long as (i) the aggregate amount of all cash Dividends paid or made pursuant to this clause (x) does not exceed the Cumulative Amount as in effect immediately before the respective Dividend, (ii) no Default or Event of Default then exists or would result therefrom, (iii) at the time that any such Dividend is paid or made (and immediately after giving effect thereto), the Total Leverage Ratio of the Borrower, on a Pro Forma Basis, shall not exceed 1.50:1.00 for the respective Calculation Period, (iv) the Minimum Liquidity Condition is satisfied at such time and immediately after giving effect to the payment of the respective Dividend and (v) prior to the making of such Dividend, the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i), (ii), (iii) and (iv), and containing the calculations (in reasonable detail) required by preceding clauses (i), (iii) and (iv).

9.04. Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii) Existing Indebtedness outstanding on the Closing Date and listed on Schedule 7.21 (as reduced by any repayments of principal thereof other than with the proceeds of Permitted Refinancing Indebtedness), without giving effect to any subsequent extension, renewal or refinancing thereof except through one or more issuances of Permitted Refinancing Indebtedness in respect thereof;

(iii) Indebtedness (x) of the Borrower under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 9.04 and (y) of the Borrower and its Restricted Subsidiaries under Other Hedging Agreements entered into in the ordinary course of business and providing protection to the Borrower and its Restricted Subsidiaries against fluctuations in currency values or commodity prices in connection with the Borrower’s or any of its Restricted Subsidiaries’ operations, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(iv) Indebtedness of the Borrower and its Restricted Subsidiaries evidenced by Capitalized Lease Obligations (to the extent permitted pursuant to Section 9.01(vi)) and purchase money Indebtedness described in Section 9.01(vii), provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (iv) exceed $10,000,000 at any time outstanding;

(v) Indebtedness constituting Intercompany Loans to the extent permitted by Sections 9.05(viii), (xiv), (xx) and (xxi);

(vi) Indebtedness consisting of unsecured guaranties (x) by the Borrower and the Wholly-Owned Domestic Subsidiaries of the Borrower that are Subsidiary Guarantors of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement (other than Indebtedness permitted by clauses (vii) (except to the extent such guaranty was in effect at the time of such Permitted Acquisition or Investment and was not entered into in contemplation or anticipation thereof) and (xiii) of this Section 9.04), (y) by Wholly-Owned Foreign Subsidiaries that are Restricted Subsidiaries of the Borrower of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement and (z) by the Borrower and the Wholly-Owned Domestic Subsidiaries of the Borrower that are Subsidiary Guarantors of lease obligations of any Foreign Subsidiary of the Borrower incurred in the ordinary course of business and otherwise permitted under this Agreement;

(vii) Indebtedness of a Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition or an Investment pursuant to Section 9.05(xx) or (xxi) (or Indebtedness assumed at the time of a Permitted Acquisition of, or an Investment pursuant to Section 9.05(xx) or (xxi) in, an asset securing such Indebtedness) (any such Indebtedness, “Permitted Acquired Debt”) and any Permitted Refinancing Indebtedness in respect thereof, provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or other permitted Investment, (y) such Indebtedness does not constitute debt for borrowed money, it being understood and agreed that Capitalized Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this clause (y) and (z) the aggregate principal amount of all Indebtedness permitted by this clause (vii) shall not exceed $75,000,000 at any one time outstanding;

(viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days of its incurrence;

(ix) Indebtedness of the Borrower and its Restricted Subsidiaries with respect to performance bonds, surety bonds, appeal bonds, bid bonds, customs bonds or other obligations of like nature required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Restricted Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default;

(x) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Borrower or any of its Restricted Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only for a period not exceeding twelve months;

(xi) Indebtedness of the Borrower or any of its Restricted Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 9.04(vi);

(xii) customary obligations of the Borrower and its Restricted Subsidiaries to banks in respect of netting services, overdraft protections and similar arrangements in each case in connection with maintaining deposit accounts in the ordinary course of business;

(xiii) Indebtedness of the Borrower (which may be guaranteed by the Subsidiary Guarantors) incurred pursuant to the Permitted Revolving Credit Facility Documents in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(xiv) unsecured Indebtedness incurred by the Borrower, which may be guaranteed on an unsecured basis by the Subsidiary Guarantors, constituting Specified Permitted Indebtedness so long as (i) no Default or Event of Default exists at the time of incurrence thereof or would result therefrom, (ii) the Borrower’s Total Leverage Ratio, on a Pro Forma Basis after giving effect to the incurrence thereof, shall not exceed 2.00:1.00 for the respective Calculation Period, (iii) such Indebtedness is not subject to any scheduled amortization, mandatory redemption, mandatory repayment or mandatory prepayment, sinking fund or similar payment (other than, in each case, customary offers to repurchase upon a change of control or asset sale and acceleration rights after an event of default) or have a final maturity date, in either case prior to the date occurring one year following the latest Maturity Date then in effect, (iv) the indenture or other applicable agreement governing such Indebtedness (including any related guaranties and any other related Specified Permitted Debt Document) shall not include any financial performance “maintenance” covenants (whether stated as a covenant, default or otherwise, although “incurrence-based” financial tests may be included) or cross-defaults (but may include cross-defaults at final stated maturity and cross-acceleration), (v) the terms of such Indebtedness (including, without limitation, all covenants, defaults, guaranties, and remedies, but excluding as to interest rate, call protection and redemption premium), taken as a whole, are no more restrictive or onerous in any material respect than the terms applicable to the Borrower and its Restricted Subsidiaries under this Agreement and the other Credit Documents, provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent in good faith at least five (5) Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or the then most current drafts of the documentation relating thereto, certifying that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement of this subclause (v) shall be conclusive evidence that such terms and conditions satisfy such foregoing requirement, and (vi) prior to the incurrence of such Indebtedness, the Borrower shall have delivered to the Administrative Agent a certificate from an Authorized Officer of the Borrower certifying as to compliance with the requirements of preceding clauses (i), (ii), (iii), (iv), and (v) and containing the calculations (in reasonable detail) required by preceding clause (ii);

(xv) to the extent constituting Indebtedness, Earn-Out Obligations;

(xvi) so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness incurred by the Borrower and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding, which Indebtedness shall be unsecured unless incurred by a Foreign Subsidiary of the Borrower and the Lien is permitted at such time pursuant to Section 9.01(xxii); and

(xvii) Indebtedness of the Borrower constituting Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt and/or Permitted Unsecured Refinancing Debt so long as the aggregate amount of such resulting Refinancing Indebtedness would not exceed the sum of the amounts otherwise permitted by the definition of “Credit Agreement Refinancing Indebtedness”.

9.05. Advances, Investments and Loans. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents or make a designation of a Restricted Subsidiary as an Unrestricted Subsidiary (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i) the Borrower and its Restricted Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Restricted Subsidiary;

(ii) the Borrower and its Restricted Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii) the Borrower and its Restricted Subsidiaries may hold the Investments held by them on the Closing Date or made pursuant to a legally binding commitment in existence on the Closing Date and, in each case, described on Schedule 9.05, provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 9.05;

(iv) the Borrower and its Restricted Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v) the Borrower and its Restricted Subsidiaries may make loans and advances to their officers, directors and employees for moving, relocation and travel expenses and other similar expenditures in an aggregate amount not to exceed $2,000,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(vi) the Borrower and its Restricted Subsidiaries may acquire and hold obligations of their officers, and employees in connection with such officers’ and employees’ acquisition of shares of the Borrower Common Stock (so long as no cash is actually advanced by the Borrower or any of its Restricted Subsidiaries in connection with the acquisition of such obligations);

(vii) the Borrower and its Restricted Subsidiaries may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 9.04(iii);

(viii) (I) any Credit Party may make intercompany loans and advances to any other Credit Party, (II) the Borrower and its Domestic Subsidiaries that are Restricted Subsidiaries may make intercompany loans and advances to any Wholly-Owned Foreign Subsidiary that is a Restricted Subsidiary, (III) any Subsidiary which is not a Credit Party may make intercompany loans and advances to any Credit Party, (IV) any Foreign Subsidiary may make intercompany loans and advances to any other Foreign Subsidiary that is a Wholly-Owned Restricted Subsidiary, and (V) until the first anniversary of this Agreement, the Borrower and any Domestic Subsidiary that is a Restricted Subsidiary may make intercompany loans and advances to any Wholly-Owned Foreign Subsidiary that is a Restricted Subsidiary in an amount not to exceed at any time $15,000,000 when added to all of other intercompany loans and advances under this clause (V), in each case in connection with the consolidation, integration and operational purposes in connection the Acquisition and strategic plans of the Borrower, and any capital contributions and acquisitions made pursuant to Section 9.05(ix)(IV) (such intercompany loans and advances referred to in preceding clauses (I), (II), (III), (IV) and (V) and intercompany loans and advances made pursuant to succeeding clauses (xiv), (xx) and (xxi) of this Section 9.05, collectively, the “Intercompany Loans”), provided that (u) at no time shall the aggregate outstanding principal amount of all Intercompany Loans made pursuant to preceding subclause (II) of this clause (viii), when added to the amount of contributions, acquisitions of Equity Interests, capitalizations and forgivenesses theretofore made pursuant to subclause (II) of Section 9.05(ix) (for this purpose, taking the Fair Market Value of any property (other than cash) so contributed at the time of such contribution), exceed $25,000,000 at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances and net of any returns on any such Investment in the form of a principal repayment, distribution, dividend or redemption, as applicable), (v) no Intercompany Loan may be made pursuant to subclause (II) above at any time that a Default or an Event of Default has occurred and its continuing, (w) each Intercompany Loan in excess of $500,000 shall be evidenced by an Intercompany Note, (x) each such Intercompany Note owned or held by a Credit Party shall be pledged to the Collateral Agent pursuant to the Guaranty and Collateral Agreement, (y) each Intercompany Loan made by any Subsidiary of the Borrower that is not a Credit Party to a Credit Party shall be subject to the subordination provisions contained in the respective Intercompany Note and (z) any Intercompany Loans made to any Subsidiary Guarantor or any Wholly-Owned Foreign Subsidiary that is a Restricted Subsidiary pursuant to this clause (viii) shall cease to be permitted by this clause (viii) if such Subsidiary Guarantor or Wholly-Owned Foreign Subsidiary that is a Restricted Subsidiary, as the case may be, ceases to constitute a Subsidiary Guarantor that is a Wholly-Owned Domestic Subsidiary or a Wholly-Owned Foreign Subsidiary that is a Restricted Subsidiary, as the case may be;

(ix) (I) the Borrower and any Subsidiary Guarantor may make capital contributions to or acquire Equity Interests of any Subsidiary Guarantor which is a Wholly-Owned Domestic Subsidiary, (II) the Borrower and its Domestic Subsidiaries may make capital contributions to or acquire Equity Interests of Wholly-Owned Foreign Subsidiaries that are Restricted Subsidiaries, and may capitalize or forgive any Indebtedness owed to them by a Wholly-Owned Foreign Subsidiary that is a Restricted Subsidiary and outstanding under clause (viii) of this Section 9.05, (III) any Wholly-Owned Foreign Subsidiary that is a Restricted Subsidiary may make capital contributions to or acquire Equity Interests of any other Wholly-Owned Foreign Subsidiary that is a Restricted Subsidiary, and may capitalize or forgive any Indebtedness owed to it by a Wholly-Owned Foreign Subsidiary that is a Restricted Subsidiary, and (IV) until the first anniversary of this Agreement, the Borrower and any Domestic Subsidiary that is a Restricted Subsidiary may make capital contributions to or acquire Equity Interests of any Wholly-Owned Foreign Subsidiary that is a Restricted Subsidiary, in each case, in connection with the consolidation, severance and synergistic matters set forth on Schedule 9.05(ix), in an amount not to exceed $15,000,000 when added to all of other capital contributions and acquisitions under this clause (IV) and any intercompany loans and advances made pursuant to Section 9.05(viii)(V); provided that (w) the aggregate amount of contributions, acquisitions of Equity Interests, capitalizations and forgiveness on and after the Closing Date made pursuant to preceding subclause (II) (other than contributions of Equity Interests of a Foreign Subsidiary to a Wholly-Owned Foreign Subsidiary) (for this purpose, taking the Fair Market Value of any property (other than cash) so contributed at the time of such contribution), when added to the aggregate outstanding principal amount of Intercompany Loans made to Wholly-Owned Foreign Subsidiaries pursuant to subclause (II) of Section 9.05(viii) (determined without regard to any write-downs or write-offs thereof and net of any returns on any such Investment in the form of a principal repayment, distribution, dividend or redemption, as applicable), shall not exceed $25,000,000 at any time outstanding, (x) no contribution, acquisition, capitalization or forgiveness may be made pursuant to preceding subclause (II) at any time that a Default or an Event of Default has occurred and its continuing, (y) in the case of any contribution or acquisition pursuant to preceding subclause (I), any security interest granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in any assets so contributed or acquired shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such contribution or acquisition) and all actions required to maintain said perfected status have been taken and (z) any Investment made in or to any Subsidiary Guarantor or any Wholly-Owned Foreign Subsidiary that is a Restricted Subsidiary pursuant to this clause (ix) shall cease to be permitted hereunder if such Subsidiary Guarantor or Wholly-Owned Foreign Subsidiary that is a Restricted Subsidiary, as the case may be, ceases to constitute a Subsidiary Guarantor that is a Wholly-Owned Domestic Subsidiary or a Wholly-Owned Foreign Subsidiary that is a Restricted Subsidiary, as the case may be;

(x) the Borrower and its Restricted Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 9.05);

(xi) the Borrower and its Restricted Subsidiaries may incur Contingent Obligations permitted by Section 9.04, to the extent constituting Investments;

(xii) the Borrower and its Restricted Subsidiaries may make Investments in the ordinary course of business consisting of endorsements for collection or deposit or lease, utility and other similar deposits and deposits with suppliers in the ordinary course of business;

(xiii) the Borrower and its Restricted Subsidiaries may make investments in negotiable instruments held for collection;

(xiv) (A) Permitted Acquisitions shall be permitted in accordance with the requirements of Section 8.15 and (B) the Credit Parties may make additional Intercompany Loans and cash capital contributions to a Wholly-Owned Foreign Subsidiary that is a Restricted Subsidiary of the Borrower solely with (x) the Net Cash Proceeds received by the Borrower from the incurrence of Specified Permitted Indebtedness, (y) the net cash proceeds received by the Borrower from the incurrence of Incremental Term Loans or (z) Net Equity Proceeds utilizing the Net Equity Proceeds Amount as in effect immediately prior to the respective Investment, in each case, so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) the proceeds of such additional Intercompany Loans and cash capital contributions are promptly used by such Wholly-Owned Foreign Subsidiary to consummate a Permitted Acquisition permitted to be made hereunder by Wholly-Owned Foreign Subsidiaries and (iii) any such Net Equity Proceeds utilized pursuant to this clause (xiv) to make such Intercompany Loans and/or cash capital contributions shall not otherwise be included in the Cumulative Amount;

(xv) the Borrower and its Restricted Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 9.02(iv);

(xvi) the Borrower and its Restricted Subsidiaries may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business of the Borrower or such Restricted Subsidiary;

(xvii) [Reserved];

(xviii) [Reserved];

(xix) [Reserved];

(xx) in addition to Investments permitted by clauses (i) through (xix) of this Section 9.05, so long as no Default or Event of Default then exists or would result therefrom, the Borrower and its Restricted Subsidiaries may make additional loans, advances and other Investments to or in a Person in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (xx) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed $50,000,000; and

(xxi) in addition to Investments permitted by clauses (i) through (xx) of this Section 9.05, the Borrower and its Restricted Subsidiaries may make additional loans, advances and other Investments to or in a Person so long as (i) the aggregate amount for all loans, advances and other Investments made pursuant to this clause (xxi) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, does not exceed the Cumulative Amount as in effect immediately before the respective Investment, (ii) no Default or Event of Default then exists or would result therefrom, (iii) the Minimum Liquidity Condition is satisfied at such time and immediately after giving effect to the making of the respective Investment and (iv) prior to the making of such Investment, the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i), (ii) and (iii), and containing the calculations (in reasonable detail) required by preceding clauses (i) and (iii).

9.06. Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Restricted Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Restricted Subsidiary as would reasonably be obtained by the Borrower or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i) Dividends may be paid to the extent provided in Section 9.03;

(ii) loans may be made and other transactions may be entered into by the Borrower and its Restricted Subsidiaries to the extent permitted by Sections 9.02, 9.04 and 9.05;

(iii) customary fees, indemnities and reimbursements may be paid to non-officer directors of the Borrower and its Restricted Subsidiaries;

(iv) the Borrower and its Restricted Subsidiaries may issue Equity Interests permitted to be issued under this Agreement;

(v) the Borrower and its Restricted Subsidiaries may enter into, and may make payments (in cash or awards of Equity Interests of the Borrower permitted to be issued under this Agreement) under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees, consultants and directors of the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(vi) any Credit Party may enter into any intercompany transaction with any other Credit Party to the extent otherwise permitted by this Agreement; and

(vii) Restricted Subsidiaries of the Borrower may pay management fees, licensing fees and similar fees to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower that is a Subsidiary Guarantor.

9.07. [Reserved].

9.08. [Reserved].

9.09. [Reserved].

9.10. Modifications of Acquisition Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc.. The Borrower will not, and will not permit any of its Restricted Subsidiaries to:

(i) amend, modify, change or waive any term or provision of any Acquisition Document unless such amendment, modification, change or waiver would otherwise have been permitted by Section 5.07(b);

(ii) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other Equity Interests (including any Qualified Preferred Stock), or enter into any new agreement with respect to its capital stock or other Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (ii) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect;

(iii) on and after the execution and delivery of any Specified Permitted Debt Document or any document governing any Indebtedness incurred under Section 9.04(xvii) (other than Permitted First Priority Refinancing Debt) (collectively, “Junior Financing Documents”), amend, modify or change, or permit the amendment, modification or change of, any provision of such Junior Financing Document to the extent that the Junior Financing Document in the amended, modified or changed form would not be able to be incurred at such time (i) in accordance with Section 9.04(xiv) and the definitions of Specified Permitted Indebtedness and Specified Permitted Debt Documents or (ii) in accordance with Section 9.04(xvii) and the definitions of Credit Agreement Refinancing Debt, Permitted Second Lien Refinancing Debt and Permitted Unsecured Refinancing Debt, as applicable.

(iv) on and after the execution and delivery of any Junior Financing Document, make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any Specified Permitted Indebtedness, any Permitted Second Lien Refinancing Debt or any Permitted Unsecured Refinancing Debt; provided, however, the Borrower may make voluntary or optional payments, prepayments, redemptions, repurchases or acquisitions of or with respect to any Specified Permitted Indebtedness, any Permitted Second Lien Refinancing Debt or any Permitted Unsecured Refinancing Debt so long as (i) the aggregate amount of all such payments, prepayments, redemptions, repurchases and acquisitions does not to exceed the Cumulative Amount as in effect immediately before the respective payment, prepayment, redemption, repurchase or acquisition, (ii) no Default or Event of Default then exists or would result therefrom, (iii) at the time that any such payment, prepayment, redemption, repurchase or acquisition is paid or made (and immediately after giving effect thereto), the Total Leverage Ratio of the Borrower, on a Pro Forma Basis, shall not exceed 1.50:1.00 for the respective Calculation Period, (iv) the Minimum Liquidity Condition is satisfied at such time and immediately after giving effect to the payment of the respective payment, prepayment, redemption, repurchase or acquisition and (v) prior to the payment or making of such payment, prepayment, redemption, repurchase or acquisition the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i), (ii) (iii) and (iv) and containing the calculations (in reasonable detail) required by preceding clauses (i), (iii) and (iv);

(v) on and after the execution and delivery of any Permitted Revolving Credit Facility Document, amend, modify or change, or permit the amendment, modification or change of, any provision of any Permitted Revolving Credit Facility Document to the extent that the Permitted Revolving Credit Facility Document in the amended, modified or changed form would not be able to be entered into or incurred at such time in accordance with Sections 9.01(xviii) and 9.04(xiii) and the definitions of Permitted Revolving Credit Facility and Permitted Revolving Credit Facility Documents; and

(vi) on and after the execution and delivery of any Permitted Revolving Credit Facility Document, make (or give any notice in respect of) of any voluntary or optional prepayment thereunder at any time that a Default or an Event of Default exists hereunder or would result from any such payment.

9.11. Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by the Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries, (b) make loans or advances to the Borrower or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under agreements in effect on the Closing Date (and any extensions, refinancings, renewals, amendments, modifications or replacements of such agreements that are not less favorable to the Lenders in any material respect than the agreements in effect on the Closing Date) and encumbrances or restrictions existing by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary restrictions in leases, licenses and other contracts into the ordinary course of business restricting the assignment, sublicensing or subletting thereof, (iv) restrictions on the transfer of any asset pending the close of the sale of such asset, (v) Liens permitted by Section 9.01 that limit the right of the Borrower or any of its Restricted Subsidiaries to transfer the assets (including Equity Interests) subject to such Liens, (vi) restrictions existing with respect to any Person or the property or assets of such Person acquired by the Borrower or any of its Restricted Subsidiaries in compliance with this Agreement and existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, (vii) restrictions applicable to any joint venture that is a Restricted Subsidiary existing at the time of the acquisition thereof as a result of an Investment pursuant to Section 9.05 or a Permitted Acquisition effected in accordance with Section 8.15; provided that the restrictions applicable to such joint venture are not made more burdensome, from the perspective of the Borrower and its Restricted Subsidiaries, than those as in effect immediately before giving effect to the consummation of the respective Investment or Permitted Acquisition, (viii) the Permitted Revolving Credit Facility Documents, (ix) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business, (x) restrictions with respect to any Restricted Subsidiary of a Borrower and imposed pursuant to an agreement that has been entered into for the sale or disposition of 100% of the outstanding Equity Interests or all or substantially all of the assets of such Restricted Subsidiary to the extent not prohibited by this Agreement, (xi) restrictions contained in the terms of purchase money obligations or Capitalized Lease Obligations not incurred in violation of this Agreement, provided that such restrictions relate only to the property or assets financed with such Indebtedness, (xii) any other customary provisions arising or agreed to in the ordinary course of business not relating to Indebtedness or Equity Interests that do not individually or in the aggregate (x) detract in any material respect from the value of the assets of the Borrower or any of its Restricted Subsidiaries or (y) otherwise impair the ability of the Borrower or any of its Restricted Subsidiaries to perform their obligations under the Credit Documents, (xiii) any restrictions set forth in any agreement governing any Specified Permitted Indebtedness so long as the restrictions set forth therein are not more restrictive in any material respect than the corresponding provisions in the Credit Documents, and (xiv) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (vi) above, provided that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to the Borrower or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clause (vi).

9.12. Limitation on Issuance of Equity Interests. (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, issue (i) any Preferred Equity (other than (x) Qualified Preferred Stock issued by the Borrower and (y) Preferred Equity issued by a Wholly-Owned Restricted Subsidiary of the Borrower to its direct parent company or companies) or (ii) any redeemable common stock or other redeemable common Equity Interests other than common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of the Borrower or such Restricted Subsidiary, as the case may be.

(b) The Borrower will not permit any of its Restricted Subsidiaries to issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and other issuances which do not decrease the percentage ownership of the Borrower and its Restricted Subsidiaries in any class of the capital stock or other Equity Interests of such Subsidiary, (iii) in the case of Foreign Subsidiaries of the Borrower, to qualify directors to the extent required by applicable law and for other nominal share issuances to Persons other than the Borrower and its Restricted Subsidiaries to the extent required under applicable law, (iv) for issuances by Restricted Subsidiaries of the Borrower which are newly created or acquired in accordance with the terms of this Agreement, (v) in connection with any transaction permitted under Section 9.02(viii), 9.02(ix), 9.02(x) or 9.05(ix) which does not decrease the percentage ownership of the Borrower and its Restricted Subsidiaries in any class of capital stock or other Equity Interests of its Restricted Subsidiaries and (vi) as permitted by subclause (y) of the parenthetical contained in Section 9.12(a)(i).

9.13. Business; etc. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by the Borrower and its Restricted Subsidiaries as of the Closing Date and reasonable extensions thereof and businesses ancillary or complimentary thereto.

9.14. Limitation on Creation of Subsidiaries. (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, establish, create or acquire after the Closing Date any Subsidiary (other than Non-Wholly Owned Subsidiaries permitted to be established, created or acquired in accordance with the requirements of Section 9.14(b)); provided that the Borrower and its Wholly-Owned Restricted Subsidiaries shall be permitted to establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Subsidiaries, so long as, in each case, (i) at least ten (10) days’ prior written notice thereof is given to the Administrative Agent (or such shorter period of time as is acceptable to the Administrative Agent in any given case) and (ii) within 30 days (or such later date as may be agreed to by the Administrative Agent in its sole discretion) following the establishment, creation or acquisition thereof (x) the capital stock or other Equity Interests of such new Subsidiary are promptly pledged pursuant to, to the extent required by, this Agreement and the Guaranty and Collateral Agreement and the related certificates, if any, representing such stock or other Equity Interests, together with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent, (y) such new Wholly-Owned Domestic Subsidiary that is a Restricted Subsidiary (other than any Domestic Subsidiary of a Controlled Foreign Corporation) executes a counterpart of the Guaranty and Collateral Agreement and (z) such new Wholly-Owned Domestic Subsidiary that is a Restricted Subsidiary (other than any Domestic Subsidiary of a Controlled Foreign Corporation), to the extent requested by the Administrative Agent or the Required Lenders, takes all actions required pursuant to Section 8.12. In addition, each new Wholly-Owned Restricted Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Section 5 as such new Restricted Subsidiary would have had to deliver if such new Restricted Subsidiary were a Credit Party on the Closing Date.

(b) In addition to Subsidiaries of the Borrower created pursuant to preceding clause (a), the Borrower and its Restricted Subsidiaries may establish, acquire or create, and make Investments in, Non-Wholly Owned Subsidiaries after the Closing Date as a result Permitted Acquisitions pursuant to the definition thereof and Investments expressly permitted to be made pursuant to Section 9.05, provided that (i) all of the capital stock or other Equity Interests of each such Non-Wholly Owned Subsidiary shall be pledged by any Credit Party which owns same as, and to the extent, required by the Guaranty and Collateral Agreement, and (ii) each such Non-Wholly-Owned Subsidiary that is a Domestic Subsidiary (other than any Domestic Subsidiary of a Controlled Foreign Corporation) shall take the actions specified in Section 9.14(a) to the same extent that such Non-Wholly-Owned Subsidiary would have been required to take if it were a Wholly Owned Domestic Subsidiary of the Borrower.

9.15. Anti-Terrorism Law; Anti-Money Laundering; Embargoed Person. (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 7.22(a), (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that violates, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Borrower shall deliver to the Lenders any certification or other evidence reasonably requested from time to time by any Lender, confirming the Borrower’s and its Restricted Subsidiaries’ compliance with this Section 9.15).

(b) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, cause or permit any of the funds of the Borrower or any of its Restricted Subsidiaries that are used to repay the Term Loans to be derived from any unlawful activity with the result that the making of the Term Loans would be in violation of any applicable law.

(c) (i) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, cause or permit (x) any of the funds or properties of the Borrower or any of its Restricted Subsidiaries that are used to repay the Term Loans to constitute property of, or be beneficially owned directly or indirectly by any Person subject to sanctions or trade restrictions enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or the Hong Kong Monetary Authority (“Embargoed Person”), including but not limited to any Person that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or any applicable law promulgated thereunder, with the result that the investment in the Borrower or any of its Restricted Subsidiaries (whether directly or indirectly) is prohibited by any applicable law, or the Term Loans made by the Lenders would be in violation of any applicable law or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (y) any Embargoed Person to have any direct or indirect interest, in the Borrower or any of its Restricted Subsidiaries, with the result that the investment in the Borrower or any of its Restricted Subsidiaries (whether directly or indirectly) is prohibited by any applicable law or the Term Loans are in violation of any applicable law.

(ii) The Borrower will not, directly or indirectly, use the proceeds of the Term Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (x) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (y) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Term Loans, whether as underwriter, advisor, investor, or otherwise).

(d) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) use any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) make any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violate any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (iv) make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

SECTION 10. Events of Default.

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

10.01. Payments. The Borrower shall (i) default in the payment when due of any principal of any Term Loan or any Term Note or (ii) default, and such default shall continue unremedied for three (3) Business Days, in the payment when due of any interest on any Term Loan or Term Note or any Fees or any other amounts owing hereunder or under any other Credit Document; or

10.02. Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect (or in any respect to the extent qualified by “materiality,” “Material Adverse Effect” or similar language) on the date as of which made or deemed made; or

10.03. Covenants. The Borrower or any of its Restricted Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 8.01(f)(i), 8.04 (as it relates to the Borrower), 8.08, 8.11, 8.14, 8.15 or Section 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 10.01 and 10.02) and, in the case of a default under this clause (ii), such default shall continue unremedied for a period of 30 days after the earlier of (x) the date on which such Default shall first become known to any Authorized Officer of the Borrower or (y) the date on which written notice thereof is given to the defaulting party by the Administrative Agent or the Required Lenders; or

10.04. Default Under Other Agreements. (i) The Borrower or any of its Restricted Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Borrower or any of its Restricted Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $15,000,000; or

10.05. Bankruptcy, etc. The Borrower or any of its Restricted Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Restricted Subsidiaries, and the petition is not timely controverted within the time specified under applicable law, or is not dismissed within 60 days after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extend credit hereunder; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Restricted Subsidiaries, to operate all or any substantial portion of the business of the Borrower or any of its Restricted Subsidiaries, or the Borrower or any of its Restricted Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Restricted Subsidiaries, or there is commenced against the Borrower or any of its Restricted Subsidiaries any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or the Borrower or any of its Restricted Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Restricted Subsidiaries makes a general assignment for the benefit of creditors; or any Company action is taken by the Borrower or any of its Restricted Subsidiaries for the purpose of effecting any of the foregoing; provided however that all references in this Section 10.05 to Restricted Subsidiaries shall be deemed not to include any Immaterial Subsidiary; or

10.06. ERISA.

(a) One or more ERISA Events shall have occurred, or

(b) there is or arises an Unfunded Pension Liability (taking into account only Plans with existing Unfunded Pension Liability); or

(c) there is or arises any potential withdrawal liability under Section 4201 of ERISA, if the Borrower, any Subsidiary of the Borrower or the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans;

and the liability of any or all of the Borrower, any Restricted Subsidiary of the Borrower and the ERISA Affiliates contemplated by the foregoing clauses (a), (b) and (c), either individually or in the aggregate, has had or could be reasonably expected to have, a Material Adverse Effect; or

10.07. Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 9.01), and subject to no other Liens (except as permitted by Section 9.01)), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; provided that the failure to have a perfected and enforceable Lien on Collateral in favor of the Collateral Agent shall not give rise to an Event of Default under this Section 10.07, unless the aggregate Fair Market Value of all Collateral over which the Collateral Agent fails to have a perfected and enforceable Lien equals or exceeds $15,000,000; or

10.08. Guaranty. The Guaranty or any provision thereof shall cease to be in full force or effect as to the Borrower or any Subsidiary Guarantor (except as a result of a release of any Subsidiary Guarantor in accordance with the terms thereof), or the Borrower or any Subsidiary Guarantor or any Person acting for or on behalf of the Borrower or such Subsidiary Guarantor shall deny or disaffirm the Borrower or such Subsidiary Guarantor’s obligations under the Guaranty or the Borrower or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty to which it is a party; or

10.09. Judgments. One or more judgments or decrees shall be entered against the Borrower or any Restricted Subsidiary of the Borrower involving in the aggregate for the Borrower and its Restricted Subsidiaries a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $15,000,000; or

10.10. Change of Control. A Change of Control shall occur; or

10.11. RCF Intercreditor Agreement. After the execution and delivery thereof, the RCF Intercreditor Agreement or any provision thereof shall cease to be in full force and effect (other than (x) in accordance with the terms of the RCF Intercreditor Agreement or (y) as a result of any action or inaction on the part of the Administrative Agent or any Lender) and such ceasing of the effectiveness of any such provision could reasonably be expected to be adverse to the interests of the Lenders in any material respect;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Term Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Term Loan Commitment terminated, whereupon all Term Loan Commitments of each Lender shall forthwith terminate immediately without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Term Loans and the Term Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (iv) enforce each Guaranty.

SECTION 11. The Administrative Agent.

11.01. Appointment. (a) The Lenders hereby irrevocably designate and appoint Jefferies Finance LLC as Administrative Agent (for purposes of this Section 11 and Section 12.01, the term “Administrative Agent” also shall include Jefferies Finance LLC in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents and Jefferies Finance LLC hereby accepts such appointment on the Closing Date. Each Lender hereby irrevocably authorizes, and each holder of any Term Note by the acceptance of such Term Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

(b) Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the applicable UCC or otherwise), for the benefit of the Secured Creditors, in assets in which, in accordance with the applicable UCC or any other applicable legal requirement a security interest can be perfected by possession or control. Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

11.02. Nature of Duties. (a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Term Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein. It is understood and agreed that the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Lead Arrangers, syndication agent and documentation agent are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Lead Arrangers, syndication agent and documentation agent shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 11.06 and 12.01. Without limitation of the foregoing, none of the Lead Arrangers, syndication agent and documentation shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

11.03. Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Term Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Term Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Term Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Term Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document, any Collateral or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

11.04. Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Term Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

11.05. Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any of its Subsidiaries), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

11.06. Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The agreements in this Section 11.06 shall survive the payment of the Term Loans and all other amounts payable hereunder. This Section 11.06 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

11.07. The Administrative Agent in its Individual Capacity. With respect to its obligation to make Term Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “Holder of Term Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

11.08. Holders. The Administrative Agent may deem and treat the payee of any Term Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Term Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Term Note or of any Term Note or Term Notes issued in exchange therefor.

11.09. Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 10.05 then exists, the Borrower. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 30th day after the date such notice of resignation was given by the Administrative

Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 11.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 11 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

11.10. Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Term Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Term Loan Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 9.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 12.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents or the last sentence of each of Sections 9.01 and 9.02. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.10.

(c) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 11.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

11.11. Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

11.12. Withholding. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any other reason, or the Administrative Agent has paid over to the IRS applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any and all expenses incurred, unless such amounts have been indemnified by any Borrower, Subsidiary Guarantor or the relevant Lender.

11.13. The Administrative Agent May File Proof of Claims. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under the Credit Documents) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent the Loan Documents.

SECTION 12. Miscellaneous.

12.01. Payment of Expenses, etc. (a) The Borrower hereby agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable documented out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent and the Lead Arrangers (including, without limitation, the reasonable fees and disbursements of Proskauer Rose LLP and the Administrative Agent’s other counsel and consultants) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement and of the Administrative Agent and, after the occurrence of an Event of Default, each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, counsel for each of the Lenders); and (ii) indemnify the Administrative Agent and each Lender, and each of their respective officers, directors, partners, employees, shareholders, representatives, agents, affiliates, trustees, controlling persons, attorneys-in fact and advisors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements (but limited to one counsel for all Indemnified Persons as a whole and, in the case of an actual or perceived conflict of interest, one additional counsel to the affected Indemnified Persons as a whole, and if necessary one regulatory counsel, and one local counsel in any relevant material jurisdiction)) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Term Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the products of the Borrower or any of its Restricted Subsidiaries or at, in, on, under, or from any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder), or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel (but limited to one counsel for all Indemnified Persons as a whole and, in the case of an actual or perceived conflict of interest, one additional counsel to the affected Indemnified Persons as a whole, and if necessary one regulatory counsel, and one local counsel in any relevant material jurisdiction) and other consultants incurred in connection with any related investigation, litigation or other proceeding; provided that no Indemnified person will be entitled to any indemnity under this Section 12.01 to the extent any losses, liabilities, claims, damages or expenses (i) resulted from the gross negligence or willful misconduct of an Indemnified Person, (ii) arose from a material breach of the obligations of an Indemnified Person hereunder (in the case of each of preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) arose out of any claim that did not involve an act or omission by the Borrower or its Subsidiaries and that is brought by an Indemnified Person against another Indemnified Person, provided that the Administrative Agent, the Collateral Agent, the Lead Arrangers and any other agents or arrangers will remain indemnified in such cases to the extent acting in such capacities so long as they are otherwise entitled to indemnification hereunder. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b) To the full extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.02. Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 12.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. To the extent permitted by law, each participant also shall be entitled to the benefits of this Section 12.02 as though it were a Lender; provided that such participant agrees to be subject to Section 12.06(b) as though it were a Lender.

12.03. Notices. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telecopier) and mailed, telecopied or delivered: if to Borrower or any other Credit Party, at the Borrower’s address specified opposite its signature below or in the other relevant Credit Documents; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

12.04. Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders; provided further that, although any Lender may grant participations to Eligible Transferees in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Term Loan Commitments hereunder except as provided in Sections 2.13 and 12.04(b)) and the participant shall not constitute a “Lender” hereunder; provided further that any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Credit Document and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Agreement; provided further that such agreement or instrument may provide that such Lender will not, without the consent of the participant, agree to any amendment, modification or waiver to the extent such amendment, modification or waiver would (i) (A) extend the final scheduled maturity of any Term Loan or Term Note in which such participant is participating, (B) reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates), (C) reduce the principal amount thereof or (D) increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Term Loan Commitment or a mandatory prepayment of the Term Loans shall not constitute a change in the terms of such participation, and that an increase in any Term Loan Commitment (or the available portion thereof) or Term Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Term Loans hereunder in which such participant is participating. In the case of any such participation, except as otherwise set forth in Section 12.04(e), the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) without the consent of the Administrative Agent or the Borrower assign all or a portion of its Term Loan Commitments and related outstanding Obligations (or, if the Term Loan Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i) one or more other Lenders, (ii) any Affiliate of a Lender or (iii) an Approved Fund; provided that no such assignment may be made to any such Person that is, or would at such time constitute, a Defaulting Lender or (y) assign all, or if less than all, a portion equal to at least $1,000,000 (or such lesser amount as the Administrative Agent and, so long as no Event of Default under Section 10.01 or 10.05 then exists and is continuing, the Borrower may otherwise agree) in the aggregate for the assigning Lender or assigning Lenders, of such Term Loan Commitments and related outstanding Obligations (or, if the Term Loan Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single assignor or Eligible Transferee (as applicable) (if any)), each of which assignees shall, subject to Section 12.15, become a party to this Agreement as a Lender by execution of an Assignment and Acceptance Agreement; provided that (i) upon the surrender of the relevant Term Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the

Borrower for any lost Term Note pursuant to a customary indemnification agreement) new Term Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Term Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Term Loan Commitments and/or outstanding Term Loans, as the case may be; (ii) the consent of the Administrative Agent and, so long as no Event of Default under Sections 10.01 or 10.05 then exists (and, with respect to assignments by Jefferies Finance LLC or any of its Affiliates in connection with the primary syndication of the Term Loans, the Syndication Date has theretofore occurred), the Borrower, shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; (iii) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (provided that only one such fee shall be payable in the case of one or more concurrent assignments by or to investment funds managed or advised by the same investment advisor or an affiliated investment advisor); and (iv) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 12.15. To the extent of any assignment pursuant to this Section 12.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Term Loan Commitments and outstanding Term Loans. To the extent that an assignment of all or any portion of a Lender’s Term Loan Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 12.04(b) would, at the time of such assignment, result in increased costs under Section 2.10 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Term Loans and Term Notes hereunder to a Federal Reserve Bank or any other central bank in support of borrowings made by such Lender from such Federal Reserve Bank or such other central bank, and any Lender which is a fund may pledge all or any portion of its Term Loans and Term Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d) Any Lender which assigns all of its Term Loan Commitments and/or Term Loans hereunder in accordance with Section 12.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 4.04, 11.06, 12.01 and 12.06), which shall survive as to such assigning Lender.

(e) The Borrower agrees that each participant of a Term Loan under Section 12.04(a) shall be entitled to the benefits of Sections 2.10 and 4.04 (subject to the requirements and limitations therein, including the requirements under Section 4.04(f) (it being understood that the documentation required under Section 4.04(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such participant (A) agrees to be subject to the provisions of Section 2.13 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.10 or 4.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No sale or other transfer of any participation or other beneficial ownership interest in the Term Loans shall be effective until such sale or transfer is recorded on the applicable Participant Register and prior to such recordation all amounts owing to the selling Lender with respect to such Term Loans shall remain owing to the selling Lender. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Notwithstanding anything to the contrary contained in this Agreement, the Loans are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Loans, shall be transferable only upon notation of such transfer in the Register or Participant Register, as applicable, and no assignment thereof shall be effective until recorded therein. Sections 12.04(e) and 12.15 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the IRC.

12.05. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

12.06. Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Term Loans, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

12.07. Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that (i) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof and (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis.

(b) All computations of interest and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

12.08. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY

ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN, HOWEVER, SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY TERM NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(b) THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.09. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

12.10. [Reserved].

12.11. Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.12. Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders) (except that the Administrative Agent and the Borrower may enter into any amendment of any Credit Document in order to correct any immaterial technical error therein without the consent of the Credit Parties or the Required Lenders); provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than, except with respect to following clause (i), a Defaulting Lender) (with Obligations being directly affected in the case of following clauses (i)(z), (vi) and (vii) or whose Obligations are being extended in the case of following clauses (i)(x) and (y)), (i)(x) extend the final scheduled maturity of any Term Loan or Term Note, (y) reduce the amount of, or extend the date of, any Scheduled Term Loan Repayment or (z) reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 12.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)(z)), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents or all or substantially all of the value of the Subsidiary Guarantors from the Guaranty (except as expressly provided in the Credit Documents), (iii) amend, modify or waive any provision of this Section 12.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans on the Closing Date), (iv) reduce the “majority” voting threshold specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans are included on the Closing Date), (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (vi) amend, modify or waive any provision of Section 12.06, except in connection with an amendment that provides for a prepayment of Term Loans by the Borrower (offered ratably to all Lenders with Term Loans under the applicable Tranche) at a discount to par on terms and conditions approved by the Administrative Agent and the Required Lenders, (vii) amend, modify or waive any provision of Section 12.04(b) that further restricts assignments thereunder or (viii) have the effect of subordinating the Obligations or Liens created under the Security Documents to any other Indebtedness or Lien; provided further that no such change, waiver, discharge or termination shall (1) increase the Term Loan Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Term Loan Commitment or a mandatory repayment of Term Loans shall not constitute an increase of the Term Loan Commitment of any Lender), (2) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 11 or any other provision as same relates to the rights or obligations of the Administrative Agent, (3) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (4) except in cases where additional extensions of term loans are being afforded substantially the same treatment afforded to the Term Loans pursuant to this Agreement on the Closing Date, without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Sections 4.01(a) or 4.02(f) (it being understood, however, that (x) the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered and (y) any conversion of any Tranche of Term Loans into another Tranche of Term Loans hereunder in like principal amount shall not be considered a “prepayment” or “repayment” for purposes of this clause (4)), or (5) without the consent of the Majority Lenders of the respective Tranche affected thereby, amend the definition of Majority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Term Loans are included on the Closing Date).

(b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i), (ii), (iii), (iv), (v), (vi), and (vii), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) repay all outstanding Term Loans of such Lender, in accordance with Section 4.01(b); provided that, unless the Term Loans which are repaid pursuant to preceding clause (B)

are immediately replaced in full at such time through the addition of new Lenders or the increase of the outstanding Term Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto; provided further that the Borrower shall not have the right to replace a Lender or repay its Term Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 12.12(a).

(c) Notwithstanding the foregoing, (x) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Term Loan Commitments of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment (to the extent not theretofore terminated) and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with Section 12.04) in full of this principal of and interest accrued on each Term Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and (y) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(d) Notwithstanding anything to the contrary contained in this Section 12.12, (x) Security Documents (including any Additional Security Documents) and related documents executed by Subsidiary Guarantors in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Credit Documents and (y) if following the Closing Date, the Administrative Agent and any Credit Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents (other than the Security Documents), then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

(e) Notwithstanding anything to the contrary contained in this Section 12.12, (i) the Borrower, the Administrative Agent and each Incremental Term Loan Lender may, in accordance with the provisions of Section 2.14, enter into an Incremental Term Loan Commitment Agreement and make any necessary conforming changes to this Agreement and the other Credit Documents consistent therewith, (ii) the Borrower and the Administrative Agent may enter into amendments to this Agreement and the other Credit Documents in accordance with the provisions of Section 2.15(c) and (iii) the Borrower, the Administrative Agent and each Other Term Loan Lender may, in accordance with the provisions of Section 2.17, enter into a Refinancing Amendment.

12.13. Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 4.04, 11.06 and 12.01 shall survive the execution, delivery and termination of this Agreement and the Term Notes and the making and repayment of the Obligations.

12.14. Domicile of Term Loans. Each Lender may transfer and carry its Term Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Term Loans pursuant to this Section 12.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

12.15. Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 12.15, to maintain a register (the “Register”) on which it will record the Term Loan Commitments from time to time of each of the Lenders, the Term Loans made by each of the Lenders and each payment of interest on and repayment in respect of the principal amount of the Term Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Term Loans. With respect to any Lender, the transfer of the Term Loan Commitments of such Lender and the rights to the principal of, and interest on, any Term Loan made pursuant to such Term Loan Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Term Loan Commitments and Term Loans and prior to such recordation all amounts owing to the transferor with respect to such Term Loan Commitments and Term Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Term Loan Commitments and Term Loans shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Acceptance Agreement pursuant to Section 12.04(b). Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement. Coincident with the delivery of such an Assignment and Acceptance Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Term Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Term Note (if any) evidencing such Term Loan, and thereupon one or more new Term Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.15. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.16. Confidentiality. (a) Subject to the provisions of clause (b) of this Section 12.16, each of the Administrative Agent, Collateral Agent and each Lender agrees that it will keep confidential any non-public information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, in accordance with the customary procedures of the Administrative Agent, the Collateral Agent or such Lender, as applicable, for handling its own confidential information; provided that the Administrative Agent, the Collateral Agent or any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 12.16(a) by the Administrative Agent, the Collateral Agent or the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over the Administrative Agent, the Collateral Agent or such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) in the case of any Lender, to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 12.16, (vii) in connection with the enforcement of its rights or remedies under any of the Credit Documents, (viii) to the extent that such information is received by the Administrative Agent, the Collateral Agent or such Lender from a third party that is not, to the knowledge of the Administrative Agent, the Collateral Agent or such Lender, as applicable, subject to confidentiality obligations owing to the Borrower, (ix) to the extent that such information is independently developed by the Administrative Agent, the Collateral Agent or such Lender, (x) for purposes of establishing a “due diligence” defense, (xi) in the case of any Lender, to any prospective or actual transferee, participant or pledgee in connection with any contemplated transfer, participation or pledge of any of the Term Notes, Term Loans or Term Loan Commitments or any interest therein by such Lender, it being understood that no written confidentiality acknowledgment shall be required from such transferee, participant or pledgee, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 12.16, (xii) with the prior consent of the Borrower, (xiii) to the Affiliates, officers, directors, employees, auditors, advisors, experts, professionals or counsel of the Administrative Agent, the Collateral Agent or such Lender, as applicable, or to another Lender if the Administrative Agent, the Collateral Agent or such Lender, as applicable, or the holding or parent company of the Administrative Agent, the Collateral Agent or such Lender, as applicable, in its sole discretion determines that any such party should have access to such information; provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as the Administrative Agent, the Collateral Agent or such Lender, as applicable, and (xiv) to ratings agencies.

(b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender.

12.17. [Reserved].

12.18. Patriot Act. USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time, the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties and other information that will allow such Lender to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.

12.19. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.20. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Credit Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Credit Party, unless expressly provided for herein or in any other Credit Document, without the prior written consent of the Administrative Agent. The provisions of this Section 12.20 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Credit Party.

12.21. Absence of Fiduciary Duties. The Borrower agrees (on behalf of itself and its Subsidiaries) that in connection with all aspects of the transactions contemplated hereby or by the other Credit Documents and any communications in connection therewith, the Credit Parties and their respective Affiliates, on the one hand, and each Lender, the Administrative Agent, the Collateral Agent and the Lead Arrangers, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Lender, the Administrative Agent, the Collateral Agent, the Lead Arrangers or any of their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

12.22. OTHER LIENS ON COLLATERAL; TERMS OF RCF INTERCREDITOR AGREEMENT; ETC. (a) EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS RANKING PARI PASSU WITH (BUT NOT SENIOR TO) THE LIENS CREATED BY OR PURSUANT TO THE SECURITY DOCUMENTS MAY BE CREATED ON THE COLLATERAL PURSUANT TO THE PERMITTED REVOLVING CREDIT FACILITY DOCUMENTS, WHICH LIENS SHALL BE SUBJECT TO TERMS AND CONDITIONS OF THE RCF INTERCREDITOR AGREEMENT. THE EXPRESS TERMS OF THE RCF INTERCREDITOR AGREEMENT MAY PROVIDE, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE RCF INTERCREDITOR AGREEMENT AND ANY OF THE CREDIT DOCUMENTS, THE PROVISIONS OF THE RCF INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b) IN THE EVENT THAT THE PERMITTED REVOLVING CREDIT FACILITY IS ENTERED INTO ON A SECURED BASIS, EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT TO ENTER INTO THE RCF INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE RCF INTERCREDITOR AGREEMENT AND EACH LENDER AGREES TO BE BOUND BY THE TERMS AND PROVISIONS OF THE RCF INTERCREDITOR AGREEMENT.

(c) THE PROVISIONS OF THIS SECTION 12.22 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS THAT MAY BE CONTAINED IN THE RCF INTERCREDITOR AGREEMENT. UPON ITS EXECUTION AND DELIVERY, REFERENCE MUST BE MADE TO RCF INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS TO BE CONTAINED IN THE RCF INTERCREDITOR AGREEMENT. EACH LENDER IS FURTHER AWARE THAT THE ADMINISTRATIVE AGENT (OR AN AFFILIATE THEREOF) MAY ALSO ACT IN AN

ADMINISTRATIVE AND COLLATERAL AGENCY CAPACITY UNDER THE PERMITTED REVOLVING CREDIT FACILITY DOCUMENTS, AND EACH LENDER HEREBY IRREVOCABLY WAIVES ANY OBJECTION THERETO OR CAUSE OF ACTION ARISING THEREFROM.]

*    *    *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:

Lattice Semiconductor Corporation	LATTICE SEMICONDUCTOR CORPORATION, as the Borrower
5555 N.E. Moore Ct.
Hillsboro, Oregon 97124	By:	/s/ Joe Bedewi
Attention: Joe Bedewi, Chief Financial Officer		Name:	Joe Bedewi
Telephone: (503) 268-8000		Title:	Chief Financial Officer
Facsimile: (503) 268-8077
Email: joe.bedewi@latticesemi.com	SILICON IMAGE, INC., as Subsidiary Guarantor

	By:	/s/ Joe Bedewi
		Name:	Joe Bedewi
		Title:	Chief Financial Officer

SIMPLAY LABS, LLC, as Subsidiary Guarantor

	By:	/s/ Joe Bedewi
		Name:	Joe Bedewi
		Title:	Chief Financial Officer

SPMT, LLC, as Subsidiary Guarantor

	By:	/s/ Joe Bedewi
		Name:	Joe Bedewi
		Title:	Chief Financial Officer

DVDO, INC., as Subsidiary Guarantor

	By:	/s/ Joe Bedewi
		Name:	Joe Bedewi
		Title:	Chief Financial Officer

SIBEAM, INC., as Subsidiary Guarantor

By:	/s/ Joe Bedewi
	Name:	Joe Bedewi
	Title:	Chief Financial Officer

QTERICS, INC., as Subsidiary Guarantor

By:	/s/ Joe Bedewi
	Name:	Joe Bedewi
	Title:	Chief Financial Officer

UPDATELOGIC, INC., as Subsidiary Guarantor

By:	/s/ Joe Bedewi
	Name:	Joe Bedewi
	Title:	Chief Financial Officer

JEFFERIES FINANCE LLC,
as Administrative Agent

By:	/s/ Brian Buoye
	Name:	Brian Buoye
	Title:	Managing Director

JEFFERIES FINANCE LLC, as Lender

By:	/s/ Brian Buoye
	Name:	Brian Buoye
	Title:	Managing Director

ING CAPITAL LLC, as Lender

By:	/s/ Bill James
	Name:	Bill James
	Title:	Managing Director

By:	/s/ Valtin Gallani
	Name:	Valtin Gallani
	Title:	Vice President

SCHEDULE 1.01

TERM LOAN COMMITMENTS

Lender	Term Loan Commitment
Jefferies Finance LLC	$334,000,000.00
ING Capital LLC	$16,000,000.00

Total:	$350,000,000.00

SCHEDULE 7.14

SUBSIDIARIES

Subsidiary (Jurisdiction)	Direct Owner	% Ownership of Borrower (direct or indirect)

Lattice Semiconductor (Shanghai) Co., Ltd. (China)	Lattice Semiconductor Corporation (DE)	100

Lattice Semiconductor Limited (Bermuda)	Lattice Semiconductor Corporation (DE)	100

Lattice Semiconductor (PH) Corporation (Philippines)	Lattice Semiconductor Corporation (DE)	100

Lattice SG Pte. Ltd. (Singapore)	Lattice Semiconductor Limited (Bermuda)	100

Lattice Semiconductor Canada Corporation (Nova Scotia ULC)	Lattice SG Pte. Ltd. (Singapore)	100

Lattice Semiconductor International LLC (DE)	Lattice SG Pte. Ltd. (Singapore)	100

Lattice Semiconductor GK (Japan)	Lattice SG Pte. Ltd. (Singapore)	100

Lattice Semiconductor Asia Limited (Hong Kong)	Lattice SG Pte. Ltd. (Singapore)	100

Lattice Semiconductor UK Limited (UK)	Lattice SG Pte. Ltd. (Singapore)	100

Lattice Semiconductor GmbH (Germany)	Lattice SG Pte. Ltd. (Singapore)	100

Lattice Semiconducteurs SARL (France)	Lattice SG Pte. Ltd. (Singapore)	100

Lattice Semiconductor SRL (Italy)	Lattice SG Pte. Ltd. (Singapore)	100

Lattice Semiconductor Korea Co., Ltd. (South Korea)	Lattice SG Pte. Ltd. (Singapore)	100

SCHEDULE 7.14

Lattice Semiconductor (India) Pvt. Ltd. (India)	80% Lattice SG Pte. Ltd. (Singapore); 20% Lattice Semiconductor Limited (Bermuda)	100

Silicon Image, Inc. (DE)*	Lattice Semiconductor Corporation (DE)	100

SiliconBlue Technologies (Hong Kong) Ltd. (Hong Kong)	Lattice Semiconductor Limited (Bermuda)	100

Lattice Semiconductor AB (Sweden)[1]	Lattice SG Pte. Ltd. (Singapore)	100

Simplay Labs, LLC (DE)*	Silicon Image, Inc. (DE)	100

SPMT, LLC (DE)*	Silicon Image, Inc. (DE)	100

DVDO, Inc. (DE)*	Silicon Image, Inc. (DE)	100

UpdateLogic, Inc. (DE)*	Qterics, Inc. (DE)	100

HDMI Licensing, LLC (DE)	Silicon Image, Inc. (DE)	100

MHL, LLC (DE)	Silicon Image, Inc. (DE)	100

SiBEAM, Inc. (DE)*	Silicon Image, Inc. (DE)	100

Fairview, LLC (DE)	Silicon Image, Inc. (DE)	100

Qterics, Inc. (DE)*	93% Silicon Image, Inc. (DE); 7% Qualcomm Technologies, Inc. (DE)	93

WirelessHD, LLC (DE)	SiBEAM, Inc. (DE)	100

Silicon Image Cayman Islands Limited (Cayman Islands)	Silicon Image, Inc. (DE)	100

Silicon Image International B.V. (Netherlands)	Silicon Image, Inc. (DE)	100

Silicon Image Electronics Technology (Shanghai) Co., Ltd. (China)	Silicon Image Cayman Islands Limited (Cayman Islands)	100

[1]	Liquidation of this entity is underway.

SCHEDULE 7.14

Silicon Image Cooperatie U.A. (Netherlands)	1% Silicon Image, Inc. (DE); 99% Silicon Image Cayman Islands Limited (Cayman Islands)	100

Silicon Image UK Limited (UK)	Silicon Image Cooperatie U.A. (Netherlands)	100

Silicon Image Japan KK (Japan)	Silicon Image Cooperatie U.A. (Netherlands)	100

Silicon Image International LLC (DE)	Silicon Image Cooperatie U.A. (Netherlands)	100

Silicon Image India Research and Development Private Ltd. (India)	99.99% Silicon Image International LLC (DE); 00.01% Silicon Image Cayman Islands Limited (Cayman Islands)	100

*	Subsidiary Guarantor